Exhibit 2.1

Execution Version

Agreement and Plan of Merger

by and among

ReWalk Robotics, Inc.,

Atlas Merger Sub, Inc.,

AlterG, Inc.

and

Shareholder Representative Services LLC, as the Securityholder Representative

August 8, 2023

THIS IS A DRAFT AGREEMENT ONLY AND DELIVERY OR DISCUSSION OF THIS DRAFT AGREEMENT SHALL NOT BE CONSTRUED AS AN OFFER OR COMMITMENT WITH RESPECT TO THE PROPOSED TRANSACTION TO WHICH THIS DRAFT AGREEMENT PERTAINS.  NOTWITHSTANDING THE DELIVERY OF THIS DRAFT AGREEMENT OR ANY PAST, PRESENT OR FUTURE APPROVALS BY THE MANAGEMENT TEAMS, BOARDS OF DIRECTORS OR STOCKHOLDERS OF ANY PARTY TO THE PROPOSED TRANSACTION (OR ANY RELATED PERSON OR ENTITY) OR ANY OTHER PAST, PRESENT OR FUTURE WRITTEN OR ORAL INDICATIONS OF ASSENT OR INDICATIONS OF THE RESULT OF NEGOTIATIONS OR AGREEMENTS, NO PARTY TO THE PROPOSED TRANSACTION (AND NO PERSON OR ENTITY RELATED TO ANY SUCH PARTY) WILL BE UNDER ANY LEGAL OBLIGATION WITH RESPECT TO THE PROPOSED TRANSACTION OF ANY NATURE WHATSOEVER, UNLESS AND UNTIL THE DEFINITIVE AGREEMENT PROVIDING FOR THE TRANSACTION HAS BEEN EXECUTED AND DELIVERED BY ALL PARTIES THERETO.

3.21	Customers and Suppliers	58
3.22	Anti-Money Laundering Laws	59
3.23	Anti-Corruption and Anti-Bribery Laws	59
3.24	Trade Compliance	60
3.25	Healthcare Laws	60
3.26	Product Defects	63
3.27	Brokers’ Fees	63
3.28	Information Statement	63
3.29	CFIUS	63
3.30	Disclosure	63
3.31	No Other Representation and Warranties	64
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		64
4.1	Organization and Good Standing	64
4.2	Power, Authorization and Validity	64
4.3	No Conflict; Required Consents and Approvals	65
4.4	Merger Sub	65
4.5	Adequacy of Funds	65
4.6	Financial Advisor	65
4.7	Independent Investigation	66
4.8	No Other Representations and Warranties	66
ARTICLE 5 COVENANTS		66
5.1	Maintenance of Business	66
5.2	Restrictive Covenants	66
5.3	Regulatory Approvals	68
5.4	Approval of Company Stockholders	69
5.5	Necessary Consents	70
5.6	No Other Negotiations	70
5.7	Access to Information	71
5.8	Satisfaction of Conditions Precedent	71
5.9	Employees	71
5.10	Termination of Certain Company Employee Plans	72
5.11	Repayment of Indebtedness and Transaction Expenses	72
5.12	Company Securityholders and Employee Notices and Deliverables	73
5.13	Takeover Statutes	73
5.14	Corporate Matters	73
5.15	Tail Policy	73
5.16	Terminated Agreements	74
5.17	R&W Insurance Policy.	74
5.18	280G Stockholder Approval	74
ARTICLE 6 CONDITIONS TO CLOSING OF THE MERGER		75
6.1	Conditions to Each Party’s Obligation to Effect the Merger	75
6.2	Additional Conditions to Obligations of Parent and Merger Sub	75
6.3	Additional Conditions to Obligations of the Company	77

ARTICLE 7 TERMINATION OF AGREEMENT		78
7.1	Termination by Mutual Consent	78
7.2	Unilateral Termination	78
7.3	Effect of Termination	79
ARTICLE 8 SURVIVAL; INDEMNIFICATION		79
8.1	Survival	79
8.2	Indemnification of Parent and Indemnified Parties	79
8.3	Indemnification by Parent	80
8.4	Limitations	80
8.5	Claim Notice	82
8.6	Payment of Claims	84
8.7	Defense and Settlement of Third-Party Claims	84
8.8	Escrow Funds.	85
8.9	Payment of Escrow Funds	85
8.10	Tax Consequences of Indemnification Payments	86
8.11	Exclusive Remedy	86
8.12	Appointment of Securityholder Representative	86
ARTICLE 9 TAX MATTERS		88
9.1	Tax Returns	88
9.2	Tax Contests	88
9.3	Cooperation	88
9.4	Straddle Period	88
9.5	Transfer Taxes	88
9.6	Post-Closing Tax Actions	88
ARTICLE 10 MISCELLANEOUS		89
10.1	Governing Law; Jurisdiction; Venue	89
10.2	Assignment	89
10.3	Severability	89
10.4	Counterparts	89
10.5	Other Remedies	90
10.6	Amendments and Waivers	90
10.7	Expenses	90
10.8	Notices	92
10.9	WAIVER OF JURY TRIAL	92
10.10	Interpretation; Rules of Construction	92
10.11	Company Disclosure Schedule	92
10.12	Agreement Binding on the Parties; Third-Party Beneficiary Rights	93
10.13	Public Announcement	93
10.14	Confidentiality	93
10.15	Entire Agreement	93
10.16	Waiver of Conflict of Interest; Privileged Communications	94

TABLE OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Stockholder Written Consent
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Paying Administration Agreement
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of FIRPTA Certificate
Exhibit G	Form of Certificate of Merger
Exhibit H	Warrant Cancellation Agreement

SCHEDULES

Schedule 1.1(a)	Major Equityholders
Schedule 1.1(b)	Accounting Principles and Illustrative Calculation of Closing Net Working Capital
Schedule 1.1(c)	Key Employees
Schedule 2.14	Illustrative Calculation of Company TTM Revenue Calculation
Schedule 6.2(i)	Third-Party Consents
Schedule 6.2(n)	Termination of Certain Agreements

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of August 8, 2023 (the “Agreement Date”), by and among ReWalk Robotics, Inc., a Delaware corporation (“Parent”), Atlas Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), AlterG, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the securityholders of the Company for certain purposes described in this Agreement (the “Securityholder Representative”). Unless the context otherwise requires, references herein to the “parties” means Parent, Merger Sub, the Company and the Securityholder Representative.  Certain capitalized terms used herein have the meanings set forth in Annex A to this Agreement.

Recitals

A.          Parent, Merger Sub and the Company intend to effect a business combination through the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”).

B.          The respective boards of directors of Parent, Merger Sub and the Company have determined that the Merger is in the best interests of their respective companies and stockholders and have unanimously approved and declared advisable the Merger on the terms and subject to the conditions set forth in this Agreement, and the board of directors of the Company has unanimously recommended the adoption of this Agreement by the stockholders of the Company.

C.          Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Persons identified on Schedule 1.1(a) (the “Major Equityholders”) are executing and delivering to Parent joinder agreements in substantially the form attached hereto as Exhibit A (the “Joinder Agreement”).

D.          Promptly following the execution and delivery of this Agreement, it is anticipated that stockholders sufficient to deliver the Stockholder Approval, including all Major Equityholders, will execute and deliver to the Company a stockholder written consent in the form attached hereto as Exhibit B (the “Written Consent”).

E.          Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Charles Remsberg has entered into an employment agreement with Parent on terms acceptable to Parent, to be effective as of and conditioned upon the occurrence of the Closing.

Agreement

Now, Therefore, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1.          DEFINITIONS

1.1   Certain Definitions. For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below (which shall apply equally to both the singular and plural forms of such terms):

“Accounting Principles” means GAAP, and to the extent consistent therewith, the accounting principles and policies set forth on Schedule 1.1(b), in each case consistently applied.

“Acquisition Proposal” means any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent or any Affiliate of Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any such offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase by any Person of any securities of the Company (other than pursuant to the exercise of a Company Option disclosed on Section 3.4(b) of the Company Disclosure Schedule) or any tender offer or exchange offer for outstanding securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, any of its Subsidiaries or any of their respective securities, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition, or disposition of any of the consolidated assets of or inventory of the Company or any of its Subsidiaries in any single transaction or series of transactions (other than the sale of Company products in the Ordinary Course of Business), (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries, or any extraordinary dividend, whether of cash or other property or (iv) any other transaction outside of the Ordinary Course of Business the consummation of which would impede, interfere with, prevent or delay, or could reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Merger or the other transactions contemplated hereby.

“Action” means any action, order, writ, injunction, demand, claim, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, arbitration, mediation, audit, inquiry, dispute, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Adjustment Escrow Amount” means Three Hundred Thousand Dollars ($300,000).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.  References herein to Affiliates of Parent shall be deemed to include the Surviving Corporation and its Subsidiaries following the Effective Time.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152), and the regulations promulgated pursuant to each of the foregoing laws.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws and foreign antitrust Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Balance Sheet Date” means March 31, 2023.

“Base Consideration Value” means an amount equal to Nineteen Million Dollars ($19,000,000).

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Company and its Subsidiaries, the business, operations or condition of the Company and its Subsidiaries, or each of the Company’s and its Subsidiaries’ respective properties and assets, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, share certificates and books, share transfer ledgers, Contracts, licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans, and environmental studies and plans.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in Yokneam, Israel or New York, New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116–136), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated in connection therewith, any rulings or orders issued by any applicable Governmental Authority (including, without limitation, the Small Business Administration) thereunder, or the application or official interpretation of any of the foregoing.

“Cash” means, as of a given time, (a) the aggregate amount of all cash and cash equivalents required or permitted to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, including cash, checks and wires received by the Company, its Subsidiaries or its banks prior to such date, whether or not cleared and less any checks written by, or wires issued by or on behalf of, the Company or its Subsidiaries prior to such date but not yet cleared (including, without duplication, the amount of the ERC Tax Refund, but solely to the extent such amount has actually been received in full by the Company as established by documented evidence of the receipt of such ERC Tax Refund reasonably acceptable to Parent prior to the Closing Date), plus (b) prepaid inventory (to the extent that such prepaid inventory has been paid for by the Company prior to the Effective Time), but excluding each of the following: restricted cash, including security deposits, cash held pursuant to escrow arrangements, cash held as collateral for letters of credit, corporate credit cards, bonds and similar arrangements and the cash payable as Taxes to repatriate any cash held in any jurisdiction outside the United States.

“Change of Control Payment” means (i) any payment, benefit or other obligation of any severance, redundancy, notice, or change of control or other payment, expenditure or Liability of the Company that arises or is expected to arise, is triggered by or that becomes due or payable, in whole or in part, as a direct result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or the other transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise, or the passage of time), whether due prior to, at or after the Closing (whether or not subject to vesting or other conditions), arising out of any management, employment, retention, bonus, change in control, paid time-off, severance, or other similar arrangement with any current or former director, officer, employee, independent contractor or any other service provider of the Company or any of its Subsidiaries (including payments due under the AlterG, Inc. Key Employee Retention Plan and any separation payment, contractual or otherwise, or statutory severance payments or payments in lieu of notice, including but not limited to payments in lieu of notice required under the federal WARN Act and state equivalents, payable to any Non-Continuing Employee), but excluding, in all cases, (y) compensatory payments for services performed after the Closing Date or any compensatory payments that are scheduled to vest after the Closing Date, or (z) any such amounts relating to any arrangement put in place by or at the direction of Parent or any of its Affiliates and (ii) the employer portion of any payroll, employment, or similar Tax related to any of the foregoing. The foregoing notwithstanding, Parent shall bear one hundred percent (100%) of any cost or expense of any kind or nature incurred, paid, or to be paid, in connection with any post-Closing severance payments made to Charles Remsberg and Kevin Davidge solely to the extent payment of such severance is triggered by a termination without “cause” following the Closing.

“Charter Documents” means, with respect to an entity, the (a) articles of association, certificate of association, certificate of incorporation, certificate of formation, articles of organization, or certificate of limited partnership, (b) bylaws, limited liability company agreement, or limited partnership agreement, and (c) other equivalent or similar organizational documents.

“Claim” means a claim for indemnification, compensation or reimbursement for Losses under Article 8.

“Closing Cash” means the total amount of the Cash of the Company and its Subsidiaries as of the Measurement Time (as reduced by any Cash used after the Measurement Time and before the Effective Time to pay off any Indebtedness or Transaction Expenses or to make any dividends or other payments to Company Securityholders, their respective Affiliates or any other Person other than in the Ordinary Course of Business).

“Closing Indebtedness” means the total amount of the Indebtedness of the Company and its Subsidiaries as of the Measurement Time.

“Closing Net Working Capital” means, as of the Measurement Time, the net working capital calculated in accordance with the methods, policies and procedures set forth on Schedule 1.1(b) attached hereto and determined in accordance with the Accounting Principles. An illustrative example of the calculation of the Closing Net Working Capital calculated as of June 30, 2023 is set forth on Schedule 1.1(b) attached hereto.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ancillary Agreement” means each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Balance Sheet Date that is included in the Company Financial Statements.

“Company Business” means the business of the Company and its Subsidiaries as presently conducted and as proposed by the Company and its Subsidiaries to be conducted, including the design, development, manufacturing, distribution, sale, marketing, licensing, supply, and provision of any of the Company Offerings.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Company’s common stock, $0.0001 par value per share.

“Company Data” means all data, meta-data, or information contained in any IT Systems or other databases of the Company (including any and all Proprietary Information, User Data, listings and other content displayed or distributed on or through any Company Offering or Company Software), in each case to the extent owned by or licensed to and used by, or necessary to the business of, the Company or any of its Subsidiaries.

“Company Disclosure Schedule” means the disclosure schedule of the Company dated as of the Agreement Date and delivered to Parent concurrently with the parties’ execution of this Agreement.

“Company Employee Plan” means each: (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or any ERISA Affiliate (or their spouses, dependents, or beneficiaries).  In the case of a Company Employee Plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Company Employee Plan shall include a reference to such trust, organization or other vehicle.

“Company Financial Statements” means (i) the unaudited consolidated balance sheets of the Company for the three-month period ended March 31, 2023 and the unaudited consolidated statements of operations, stockholders’ equity (deficit) and cash flows of the Company for the three-month period ended March 31, 2023, (ii) the audited consolidated balance sheets of the Company dated as of December 31, 2021 and December 31, 2022 and (iii) the audited consolidated statements of operations, stockholders’ equity (deficit) and cash flows of the Company for the years ended December 31, 2021 and December 31, 2022 (such financial statements set forth in clauses (ii) and (iii) the “Company Audited Financial Statements”).

“Company Intellectual Property Right” means any Intellectual Property Right that is owned or purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries, including any such Intellectual Property Right incorporated into or otherwise used, held for use or practiced in connection with (or planned by the Company or any of its Subsidiaries to be incorporated into or otherwise used, held for use or practiced in connection with) any Company Offering or Company Data.

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.12 (whether or not so listed).

“Company Offering” means any medical, exercise or therapeutics device or equipment or other product that the Company or any of its Subsidiaries is currently, or since January 1, 2017, has been manufacturing, distributing, marketing or selling and any products currently under development by the Company or its Subsidiaries; provided, solely for the purposes of Section 2.14 (Earnout Consideration and related definitions thereto), “Company Offering” shall mean: (i) any devices or equipment or other product that was manufactured, distributed or sold before January 1, 2017 and has subsequently been refurbished by the Company after January 1, 2017, (ii) any product that is directly derived, improved or otherwise modified from (a) any Company Intellectual Property Right, and (b) such Company Offerings from, and after the Closing and specifically excluding any product manufactured, distributed, marketed, sold or developed by Parent or its Subsidiaries (other than the Surviving Corporation), and (iii) any Company Offering listed above that is distributed by or on behalf of the Surviving Corporation as part of any Combination Product or other similar arrangement.

“Company Option” means an option to purchase Company Common Stock issued pursuant to the Company Stock Plan.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, Company Series A-1 Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series C-2 Preferred Stock, and Company Series D Preferred Stock.

“Company Securities” means (i) shares of Company Capital Stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of Company Capital Stock or voting securities of the Company and (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for Company Capital Stock or voting securities of the Company.

“Company Securityholders” means each holder of Company Securities.

“Company Series A Preferred Stock” means the Company’s Series A Preferred Stock, $0.0001 par value per share.

“Company Series A-1 Preferred Stock” means the Company’s Series A-1 Preferred Stock, $0.0001 par value per share.

“Company Series B Preferred Stock” means the Company’s Series B Preferred Stock, $0.0001 par value per share.

“Company Series C Preferred Stock” means the Company’s Series C Preferred Stock, $0.0001 par value per share.

“Company Series C-2 Preferred Stock” means the Company’s Series C-2 Preferred Stock, $0.0001 par value per share.

“Company Series D Preferred Stock” means the Company’s Series D Preferred Stock, $0.0001 par value per share.

“Company Software” means all Software owned by or exclusively licensed to the Company or any of its Subsidiaries and used in, held for use or necessary to the conduct of the Company Business.

“Company Stock Plan” means the 2007 Stock Option/Stock Issuance Plan of the Company, (as amended on August 7, 2007, October 21, 2008, January 6, 2009, November 16, 2011, and July 25, 2012).

“Company Stockholder” means any holder of shares of Company Capital Stock.

“Company Technology” means any and all Technology owned or used by or exclusively licensed to, held for use or practiced by the Company or any of its Subsidiaries, including any such Technology incorporated into or otherwise used, held for use or practiced in connection with (or planned by the Company or any of its Subsidiaries to be incorporated into or otherwise used, held for use or practiced in connection with) any Company Offering.

“Company TTM Revenue” means, as of the applicable time of determination, the consolidated revenue generated by the sale of Company Offerings during the twelve (12) most recently completed calendar months as of such time of determination, calculated in accordance with GAAP (including ASC 606) and to the extent consistent with GAAP, the accounting principles in the Company Audited Financial Statements and excluding revenue derived from the business and operations of Parent and its Affiliates (other than the Surviving Corporation and its Subsidiaries). Following the Closing, such amounts shall be determined based on the books and records of Parent, the Surviving Corporation or the applicable Affiliate, as the case may be, in accordance with GAAP, consistently applied. If a Company Offering is sold in a country together in a single transaction for a single price with one or more other products (which may or may not be Company Offerings) (together a “Combination Product”), then in relation to sale of a Combination Product, for the purposes of determining Company TTM Revenue, revenue shall be determined by multiplying the gross amount invoiced for the Combination Product by the fraction A/(A+B), where A is the aggregate weighted (by sales volume) average sale price in the immediately preceding calendar year in such country of the Company Offering(s) included in such Combination Product when sold separately, and B is the aggregate weighted (by sales volume) average sale price in the immediately preceding calendar year in such country of the other product(s) included in such Combination Product when sold separately.  In the event that such average sale price cannot be determined for one or more of the Company Offering(s) or one or more of the other product(s) included in the Combination Product, then revenue derived from the sale of the Combination Product shall be determined based on a reasonable allocation of such gross amount invoiced (subject to the above deductions) based on the relative values contributed by each component, as determined by Parent in its reasonable discretion and approved by the Securityholder Representative (such approval not to be unreasonably withheld, conditioned or delayed).

“Company TTM Revenue Target” means the Company TTM Revenue, calculated in accordance with the accounting principles applied to the Company Audited Financial Statements (for greater certainty, in accordance with ASC 606 under GAAP and excluding revenue derived from the business and operations of Parent and its Affiliates (other than the Surviving Corporation and its Subsidiaries)), during the twelve (12) month period ending on the last day of the most recently completed calendar month ending immediately before the Closing Date, as finally determined in accordance with Section 2.13.

“Company Voting Agreement” means the Amended and Restated Voting Agreement, dated as of August 10, 2018, by and among the Company and the Company Stockholders party thereto.

“Company Warrants” means the warrants to purchase Company Common Stock set forth on Section 3.4(c).

“Company Web Site” means any public or private web site or online service owned, maintained, or operated since January 1, 2017 by or on behalf of the Company or any of its Subsidiaries, including the web site at www.alterg.com and any online service made available by the Company or any of its Subsidiaries as of the Agreement Date.

“Confidentiality Agreement” means that certain Nondisclosure Agreement, by and between ReWalk Robotics Ltd and the Company, dated as of May 25, 2021 and as amended hereby.

“Continuing Employee” means each employee of the Company or any of its Subsidiaries as of the Closing Date who will remain an employee of the Company or any of its Subsidiaries following the Closing Date.

“Contract” means any contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, purchase orders and sale orders), whether written or oral.

“Copyright” means any copyright, mask work right, exclusive exploitation right, or similar or equivalent right with respect to Works of Authorship and Mask Works and any registration of the foregoing or application for the foregoing (including any moral or economic right, however denominated).

“COVID-19” means SARS-CoV-2 or COVID-19 (novel coronavirus), and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, shut down, closure, sequester or any other Law by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, CARES Act.

“Customer Deposits” means any monies received by the Company or any of its Subsidiaries from customers in advance of the full delivery of Company Offerings as of the applicable date of determination.

“Deferred Revenue” means any monies received by the Company or any of its Subsidiaries from customers in advance of the full performance of services or service contracts by the Company and any other amounts that constitute deferred revenue (as determined in accordance with GAAP) as of the applicable date of determination, excluding (i) Customer Deposits and (ii) for the avoidance of doubt, open invoices of the Company for which no Cash has been received.

“Disregarded Shares” means (i) the Cancelled Shares and (ii) the Dissenting Shares.

“Dissenting Share” means any share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been perfected in accordance with Section 262 of the DGCL or Section 1300 of the California Corporate Code in connection with the Merger.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, exclusive license or covenant, option to obtain an exclusive license or covenant, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any legally permissible income or proceeds derived from any asset, any restriction on the legally permissible use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means, with respect to any Contract, limitations on enforcement and other remedies imposed by or arising under or in connection with (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting rights of creditors generally, and (ii) rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies.

“Environmental Law” means any Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to any emission, discharge, release or threatened release of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Equity-Related Agreement” means any stockholder agreement, investors’ rights agreement, voting agreement, voting trust, preemptive right, right of first offer, right of first refusal and co-sale agreement, right of first negotiation, right to notice of the Merger or of any Acquisition Proposals from or similar transactions with a third party, management rights agreement, and any other similar Contract to which the Company is a party or by which it is bound, relating to, affecting, or restricting the transfer of, voting of, registration of, giving of notice or consent with respect to, or dividend right of, any Company Security.

“ERC Tax Refund” means the “employee retention credit” described in Section 2301 of the CARES Act (as modified by the Consolidated Appropriations Act, 2021) relating to wages paid by the Company to its employees prior to the Closing Date owed by the IRS to the Company in the amount of $452,213.45.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Escrow Amount” means, collectively, the Indemnity Escrow Amount and the Adjustment Escrow Amount.

“Estimated Initial Merger Consideration” means an amount in cash that is equal to (a) the Base Consideration Value, plus (b) the total amount of Estimated Closing Cash, plus (c) the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, minus (d) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital, minus (e) the total amount of Estimated Closing Indebtedness, minus (f) the total amount of the Estimated Unpaid Transaction Expenses, minus (g) the Adjustment Escrow Amount, minus (h) the Indemnity Escrow Amount, minus (i) the amount of the Expense Fund; provided, that in the event the amount set forth in clause (c) or (d), as applicable, is within the Target Net Working Capital Collar, such amount shall be Zero Dollars ($0) for purposes of calculating the “Estimated Initial Merger Consideration”.

“Excluded Contracts” means (i) Contracts concerning non-exclusive rights granted to the Company or any of its Subsidiaries that are not material to the Company Business, including any Contract concerning non-material off-the-shelf software or similar non-material software that is available on commercially reasonable terms, in each case entered into in the Ordinary Course of Business; (ii) Contracts primarily concerning non-exclusive rights granted to service providers, suppliers, consultants, contractors or vendors for the performance of services or provision of goods to or for the benefit of the Company or any of its Subsidiaries, in each case to the extent in customary form consistent with the form thereof made available to Parent prior to the date hereof and entered into in the Ordinary Course of Business, or to end users or customers of the Company or any of its Subsidiaries (to the extent in customary form), in each case entered into in the Ordinary Course of Business pursuant to the Company’s standard end user agreement(s), copy(ies) of which have been made available to Parent (“Standard EULAs”); (iii) Contracts the terms of which are solely focused on obligations relating to non-disclosure, confidentiality or materials transfer (to the extent in customary form), in each case entered into in the Ordinary Course of Business (“Standard NDAs”) and Invention Assignment Agreements; and (iv) Contracts that have expired or been terminated, including closed purchase orders for which the underlying goods or services have been delivered or received and which do not contain any continuing material obligations on the part of the Company or any of its Subsidiaries and any other party thereto.

“Expense Fund” means an amount in cash equal to Four Hundred Thousand Dollars ($400,000).

“First TTM Period” means the trailing twelve (12) month period ending on the last day of the most recently completed calendar month ending immediately before the first anniversary of the Closing Date.

“Foreign Government Official” means any officer or employee of a Governmental Authority or an Affiliate thereof (including any sovereign wealth fund) or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or an Affiliate thereof, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Fraud” means intentional common law fraud under the Laws of the state of Delaware with respect to the making of a representation or warranty contained in Article 3 of this Agreement with the actual knowledge that such representation or warranty was false when made.

“Fundamental Representation Claim” means any Claim under Section 8.2(a), in each case with respect to any of the Fundamental Representations or any of the certifications made with respect thereto pursuant to Section 6.2(a), other than any such Claim involving Fraud.

“Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1 (Organization and Good Standing), 3.3 (Power, Authorization and Validity), 3.4 (Capitalization of the Company), 3.5(a) (No Conflict; Required Consents), and 3.27 (Brokers’ Fees).

“Future Payments” means, if and to the extent required to be paid pursuant to this Agreement, (i) the payment of any Post-Closing Deficit Amount to the Company Securityholders pursuant to Section 2.13(g); (ii) the release of the applicable portion of the Adjustment Escrow Amount to Company Securityholders pursuant to Sections 2.13(f) or (g), as applicable; (iii) the payment of any Earnout Consideration pursuant to Section 2.14; (iv) the release of the applicable portion of Indemnity Escrow Amount pursuant to Section 8.8; (v) the release of any applicable portion of the Expense Fund pursuant to Section 8.12(d); and (vi) if received after the Closing Date and solely to the extent not included in the calculation of Closing Cash, the ERC Tax Refund.

“GAAP” means the generally accepted accounting principles in the United States as in effect for the applicable period or date.

“General Representation Claim” means any Claim under Section 8.2(a) in each case with respect to any of the General Representations or any of the certifications made with respect thereto pursuant to Section 6.2(a), other than any such Claim involving Fraud.

“General Representations” means the representations and warranties of the Company set forth in Article 3, other than Fundamental Representations.

“Governmental Authority” means any (i) multinational or supranational body exercising legislative, judicial, taxing or regulatory powers, (ii) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (iii) federal, state, local, municipal, foreign or other government or (iv) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, bureau, commission, instrumentality, official, organization, unit, body, subdivision, court, arbitrator or other tribunal and any authority with responsibility for overseeing and/or enforcing Privacy Laws).

“Healthcare Laws” means all applicable Laws to which the Company and its Subsidiaries are subject (i) relating to healthcare, healthcare providers and facilities, participation in federal health care programs, the practice of medicine, institutional and professional licensure, medical documentation and physician orders, medical record retention, laboratory services, unprofessional conduct, fee-splitting, referrals, billing and submission of false or fraudulent claims, corporate practice of medicine, claims processing, medical necessity, medical information privacy and security, patient confidentiality and informed consent, hiring of employees or health care providers or acquisition of services from Persons excluded from participation in federal health care programs, standards of care, quality assurance, risk management, utilization review, peer review, mandated reporting of incidents, occurrences, diseases and events, advertising or marketing of healthcare services, or the enforceability of restrictive covenants on health care providers; or (ii) governing or relating to the design, manufacturing, testing, distribution, sale, marketing, advertising, ordering or referring of, or the billing, coding or payment for medical devices, biological products, human cells, tissues, and cellular or tissue-based products (“HCT/Ps”), or other products or services pertaining to health care. Healthcare Laws includes, but is not limited to, the FDCA, the Medical Devices Regulation, the Medical Devices Directive, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), TRICARE (10 U.S.C. § 1071 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), state anti-kickback statutes, the federal self-referral law (42 U.S.C. § 1395nn), state self-referral laws, criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the No Surprises Act (Title XXVII of the Public Health Service Act), the Civil Monetary Penalty Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Prescription Drug Marketing Act of 1987, the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the Comprehensive Drug Abuse Prevention and Control Act of 1970 and any amendments thereto, the Controlled Substances Act and any amendments thereto, Pricing Reporting Laws, all regulations or guidance promulgated pursuant to such Laws and any comparable non-U.S. Law, and any other similar federal, state or non-U.S. Law that regulates the provision of healthcare or the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling, pricing or marketing of biological products, HCT/Ps, or medical devices, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks).

“Indebtedness” means, without duplication, (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company or any of its Subsidiaries, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all obligations for the deferred purchase price of any asset, property or services (other than trade accounts payable and accrued expenses incurred in the Ordinary Course of Business), including earnouts, contingent payments, payments under non-compete agreements and seller notes, (iii) all outstanding reimbursement obligations of the Company or any of its Subsidiaries with respect to letters of credit, bankers’ acceptances or similar facilities, (iv) all obligations of the Company or any of its Subsidiaries to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a Liability on the face of a balance sheet prepared in accordance with GAAP, (v) all obligations of the Company or any of its Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all obligations secured by any Encumbrance existing on property owned by the Company or any of its Subsidiaries, (vii) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on payment or prepayment (regardless if any of such are actually paid), as a result of the consummation of the Merger or any of the other transactions contemplated hereby or in connection with any consent of any counterparty with respect to any such Indebtedness, (viii) all defined benefit or defined contribution pension, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus obligations, any unpaid severance, vacation or “paid time off” (PTO) liabilities currently being paid or payable in respect of employees and service providers of the Company or any of its Subsidiaries who terminated employment or whose services to the Company or any of its Subsidiaries have ceased (as applicable) prior to the Closing and deferred compensation Liabilities of the Company or any of its Subsidiaries, together, in each case, with any associated employer payroll taxes (ix) any obligations or Liabilities to any current or former Related Party of the Company or any of its Subsidiaries; (x) unpaid Pre-Closing Taxes, (xi) fifty percent (50%) of any Customer Deposits and fifty percent (50%) of any Deferred Revenue of the Company, (xii)  all amounts owed and unpaid with respect to the Mighty Studios, LLC vs. AlterG, Inc. (case no. 22CV393931) filed in the Superior Court of California, County of Santa Clara on October 19, 2018 and (xiii) all guaranties, endorsements, assumptions and other contingent obligations of the Company or any of its Subsidiaries in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (xii) appertaining to third parties.

“Indemnified Parties” means the Parent Indemnified Parties or Stockholder Indemnified Parties, as applicable.

“Indemnifying Securityholders” means each of the Company Securityholders as of immediately prior to the Effective Time that receive any of the Total Merger Consideration (other than Company Securityholders who only hold Disregarded Shares and not any other shares of Company Capital Stock).

“Indemnity Escrow Amount” means Seventy One Thousand and Two Hundred and Fifty Dollars ($71,250).

“Initial Merger Consideration” means an amount in cash that is equal to (a) the Base Consideration Value, plus (b) the total amount of Closing Cash, plus (c) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital minus (d) the amount, if any, by which the Target Net Working Capital exceeds the amount of Closing Net Working Capital, minus (e) the total amount of Closing Indebtedness, minus (f) the total amount of the Unpaid Transaction Expenses, minus (g) the Indemnity Escrow Amount, minus (h) the Adjustment Escrow Amount, minus (i) the amount of the Expense Fund; provided, that in the event the amount set forth in clause (c) or (d), as applicable, is within the Target Net Working Capital Collar, such amount shall be Zero Dollars ($0) for purposes of calculating the “Initial Merger Consideration”.

“Intellectual Property License” means any license, sublicense, non-assertion or similar covenant, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property Rights or Technology.

“Intellectual Property Right” means any right in Technology and/or industrial property (anywhere in the world, whether statutory, common law or otherwise) including any (i) Patent, (ii) Copyright, (iii) Software, including any right with respect to Software along with registration of such right or any application to register such right, (iv) industrial design right or registration of such right and any application to register such right, (v) any Mark, and any right with respect to such Mark, registration for any Mark, and any application to register any Mark, along with all goodwill associated with each of the foregoing, (vi) any Domain Name, including any right with respect to such Domain Name and registration for any Domain Name, along with all goodwill associated with each of the foregoing, (vii) any Proprietary Information, including any right to such Proprietary Information along with any right to limit the use or disclosure of Proprietary Information by any Person, (viii) any Database, including any right with respect to any Database along with registration of such right and any application to register such right, (ix) right of publicity and personality, including any right with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, (x) moral right, (xi) renewal, reissue, reversion, reexamination, or extension of any of the foregoing, and (xii) any right equivalent or similar to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT System” means any information technology and computer or software system (including Software, information technology and telecommunication hardware, hardware, middleware network and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information and any support, disaster recovery and online service whether or not in electronic format, in each case owned by or exclusively licensed to the Company or any of its Subsidiaries and used in, held for use, or necessary to the conduct of the Company Business.

“Key Employees” means the individuals listed on Schedule 1.1(c).

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge or deemed knowledge, as determined pursuant to this definition, of a particular fact, circumstance, event or other matter in question of any of Charles Remsberg, Kevin Davidge, Matt Rudden, Bryan Cass, Mike Phillips, and Fran Hackett, which would have been ascertainable following reasonable inquiry of such person’s direct reports.

“Law” means any foreign, federal, state, local or municipal law, statute, ordinance, directive, edict, regulation, standard, or rule, any order, ruling, writ, injunction, award, judgment or decree (and any regulations promulgated thereunder), and any other legislative measure or decision having the force of law, treaty, convention or other agreement between states, or between states and supranational bodies, rule of common law, customary law and equity and any civil or other code.

“Liability” means any debt, duty, Tax, obligation or liability of any kind or nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, duty, Tax, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, duty, liability, Tax or obligation is immediately due and payable.

“Losses” means any and all deficiencies, judgments, settlements, assessments, Liabilities, losses, damages, interest, fines, penalties, costs, Taxes, and expenses of any kind or nature, including lost profits, diminution in value, “multiple of profits” or “multiple of cash flow,” reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or otherwise satisfying any of the foregoing or matters arising out of or relating to the foregoing, and in seeking and enforcing rights to indemnification, compensation and reimbursement hereunder, provided that Losses shall exclude losses, damages, costs and expenses associated with any item actually and expressly taken into account in the calculation of the Initial Merger Consideration.

“Mark” means any trademark, service mark, logo and design mark, trade dress, trade name, fictitious or other business name, and brand name, together with all goodwill, registrations and applications associated with any of the foregoing.

“Material Adverse Effect” when used in connection with an entity means any effect, event, change, fact, occurrence, circumstance or development, that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on (i) the prospects, condition (financial or otherwise), results of operations, assets, liabilities, or Company Business, taken as a whole, or (ii) the ability of the Company to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that solely in the case of clause (i), none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) conditions generally affecting (I) any of the industries in which the Company or Parent, as applicable, operates or participates (II) the U.S. economy or financial or capital markets (including interest rates) or political conditions in the U.S., or (III) any foreign economy or financial or capital markets (including interest rates) or political conditions in any location where the Company or Parent, as applicable, operates; (b) any failure by the Company or Parent, as applicable, to meet internal or other estimates, predictions, projections or forecasts, including, with respect to the Company, as provided to Parent or any of its Representatives by the Company or any of the Company’s Representatives (provided that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); (c) any changes arising from or attributable or relating to (I) the announcement or pendency of any of the transactions contemplated by this Agreement or any other related transaction document or the identity or involvement of Parent or any of its Affiliates (including any impact on the customers, suppliers, vendors or employees of the Company), (II) any breach by Parent or Merger Sub of this Agreement or any other related transaction document, or (III) the introduction or success of any product or service offered by any third party that competes with any product or service of the Company; (d) the taking of any action by Parent or any of Parent’s Representatives, or the taking of any action or the failure to take any action, in each case, as required by this Agreement; (e) the failure to take any action as a result of any express restrictions or prohibitions set forth in Section 5.2 or elsewhere in this Agreement; (f) any change in accounting requirements or principles or any change in applicable Law or GAAP or the interpretation thereof; (g) acts of war, armed hostilities or terrorism or any escalation or material worsening of any such acts of war, armed hostilities or terrorism, or the occurrence or escalation of any other calamity or crisis, including any riots, violent or destructive rallies, or similar activities or events; (h) natural disasters, act of God, or other force majeure event; or (i) epidemics and pandemics (including in respect of COVID-19);  except, for purposes of clauses (a) through (h), to the extent, and only to the extent, that such conditions have a materially disproportionate impact on the Company as compared to other Persons engaged in the industry in which the Company operates.

“Materials of Environmental Concern” means any chemical, pollutant, contaminant, waste, toxic substance, petroleum or petroleum product or any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Measurement Time” means 12:01 a.m. local time in New York, New York on the Closing Date.

“Merger Sub Ancillary Agreements” means each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Merger Sub Common Stock” means the common stock, $0.001 par value per share, of Merger Sub.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Continuing Employee” means any employee of the Company or any of its Subsidiaries as of the Agreement Date, or who becomes an employee of the Company or any of its Subsidiaries following the Agreement Date and prior to the Closing Date, who is not a Continuing Employee.

“Ordinary Course of Business” means a course of business that is in the ordinary course of the business of the normal day to day operations of the Company and its Subsidiaries and consistent with its past practices.

“Parent Ancillary Agreements” means each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

“Patent” means any patent or patent application, industrial designs and design patent rights, utility model or application for any utility model, inventor’s certificate or application for any inventor’s certificate, or invention disclosure statement, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes and extensions of any of the foregoing.

“Per Share Future Payment” means the portion of each Future Payment, if any, payable in respect of the applicable share of Company Capital Stock, in accordance with the liquidation waterfall set forth in the Company’s Amended and Restated Certificate of Incorporation, as in effect at the Closing, and as set forth on the applicable Future Payment Allocation Schedule.

“Per Share Initial Merger Consideration” means the portion of the Estimated Initial Merger Consideration payable at the Closing in respect of the applicable share of Company Capital Stock, in accordance with the liquidation waterfall set forth in the Company’s Amended and Restated Certificate of Incorporation, as in effect at the Closing, and as set forth on the Initial Payment Allocation Schedule.

“Permitted Encumbrance” means (i) any statutory lien for Taxes (a) not yet due or delinquent or (b) the validity or amount of which is being contested in good faith by appropriate proceedings; provided that, in the case of clause (b), adequate reserves in accordance with GAAP have been established therefor on a basis consistent with prior periods and are reflected on the Company Financial Statements; (ii) any mechanics’, carriers’, workers’, repairers’ or other similar lien arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established therefor on a basis consistent with prior periods and are reflected on the Company Financial Statements; (iii) any pledge, deposit or other lien securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (iv) with respect to any real property leased by the Company or any of its Subsidiaries (a) any Encumbrance on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest, (b) any Encumbrance that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports and any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (c) any minor encroachment; provided, however, that none of the foregoing Encumbrances or encroachments described in clause (iv) could, individually or in the aggregate, impair, in any material respect, the continued use and operation of the property to which they relate in the Company Business; and (v) any Encumbrance set forth in Company Material Contracts and Excluded Contracts.

“Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, or other entity of any kind or nature or any Governmental Authority.

“Personal Information” means, in addition to all information defined or described by the Company or its Subsidiaries as “personal data,” “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s or its Subsidiaries’ privacy policies or other public-facing statement, any information that is subject to any Privacy Law or regarding or capable of being associated with an individual consumer or device, including:  (i) information that identifies, could be used to identify (alone or in combination with other information) or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (ii) any data regarding any activity of an individual online or on a mobile device or other application (e.g., any search conducted, web page or content visited or viewed), whether or not such information is associated with an identifiable individual, and (iii) any Internet Protocol address or other persistent identifier.  Personal Information may relate to any individual, including any user of any Internet or device application who views or interacts with any Company Offering, or a current, prospective or former customer, employee or vendor of any Person.  Personal Information includes information in any form, including paper, electronic and other forms.

“PHI” means “protected health information” as defined in 45 C.F.R. § 160.103.

“Pre-Closing Taxes” means (i) any Tax imposed on the Company or any of its Subsidiaries in respect of any Pre-Closing Tax Period, (determined, with respect to any Straddle Period, in accordance with Section 9.4), including, for this purpose, (a) any Taxes with respect to Deferred Revenue (other than any Deferred Revenue (or portion thereof) included in the calculation of Indebtedness) arising in any Pre-Closing Tax Period, regardless of when recognized for income Tax purposes and (b) any Disallowed Tax Refund, (ii) any Tax of any Company Securityholder or any of its Affiliates for which any of the Company, any of its Subsidiaries or any Indemnified Party is or may be liable, whether by reason of any requirement to withhold or otherwise, and incurred in connection with the Merger or this Agreement, (iii) any Tax for which the Company or any of its Subsidiaries is held liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of the Company or any of its Subsidiaries being included in any consolidated, affiliated, combined or unitary group in any Pre‑Closing Tax Period, (iv) any Tax of another Person for which the Company or any of its Subsidiaries is held liable as a result of being a successor or transferee of such Person on or prior to the Closing Date or as a result of any express or implied obligation existing on or prior to the Closing Date to indemnify, compensate or reimburse any such Person, by Contract or otherwise by operation of Law, (v) any Tax imposed on the Company or any of its Subsidiaries incurred as a result of the transactions contemplated by this Agreement, including the employer portion of any payroll or employment Taxes imposed on Parent, the Company or any of its Subsidiaries with respect to any payments arising as a result of the transactions contemplated by this Agreement, and (vi) any Transfer Taxes for which the Company Stockholders are liable pursuant to Section 9.5.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.

“Pricing Reporting Laws” means, collectively, the applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126), the Medicare Part D Coverage Gap Discount Program, or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, or any equivalent non-U.S. Laws, rules or regulations by a comparable foreign Governmental Authority.

“Privacy Law” means any Law that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data and any such Law governing breach notification, any penalties and compliance with any order, including the Children’s Online Privacy Protection Act, the Telephone Consumer Protection Act, the California Online Privacy Protection Act, the California Consumer Privacy Act, the Video Privacy Protection Act, the Communications Decency Act, the CAN-SPAM Act and Canada’s Anti-Spam Legislation, the Payment Card Industry – Data Security Standards or other requirements of the payment card brands, HIPAA, and the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation or “GDPR”), EU Directive 2002/58/EC and any laws or regulations implementing either or both of the GDPR and EU Directive 2002/58/EC (each as amended from time to time) and any analogous legislation in any jurisdiction in which the Company carries on its business and / or from which the Company collects Personal Information, as well as applicable industry standards, including, but not limited to, compliance with PCI-DSS standards.

“Pro Rata Share” means, as to each Indemnifying Securityholder, the quotient obtained by dividing (i) the amount of Total Merger Consideration actually received by such Indemnifying Securityholder pursuant to this Agreement as of the applicable time of distribution by (ii) the aggregate amount of the Total Merger Consideration actually paid to all Indemnifying Securityholders by Parent pursuant to this Agreement. The aggregate Pro Rata Shares of all Indemnifying Securityholders shall equal 100%.

“Proprietary Information” means any information or material not generally known to the public, including any trade secret, know-how or other confidential and proprietary information.

“Registered Company Intellectual Property Right” means (i) any issued Patent, Patent application, Mark registration, application for Mark registration, Copyright registration, application for Copyright registration and Domain Name registration owned, purported to be owned, filed or applied for by or on behalf of the Company or any of its Subsidiaries, and (ii) any other application, registration, recording and filing filed by or on behalf of the Company or any of its Subsidiaries (or otherwise authorized by or in the name of the Company or any of its Subsidiaries) with respect to any Company Intellectual Property Right.

“Related Party” means (i) any Affiliate of the Company or any of its Subsidiaries, or any director, executive officer, general partner or managing member of such Affiliate, (ii) any officer or director of the Company or any of its Subsidiaries or any Key Employee, (iii) any immediate family member of a Person described in clause (b), or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, any outstanding Company Securities.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) and other representatives.

“R&W Insurance Policy” means the Parent-side representation and warranty insurance policy to be obtained by Parent on terms and conditions reasonably satisfactory to Parent, the premium cost of which will be borne 100% by Parent.

“Second TTM Period” means the trailing twelve (12) month period ending on the last day of the most recently completed calendar month ending immediately before the second anniversary of the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any (i) computer program, including any API or SDK, software implementation of any algorithm, model or methodology, whether in source code, object or executable code, or other form, (ii) Database, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, subroutines, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Stakeholder Claim” means any claim (A) asserted by (i) any current, former or alleged holder of Company Securities or any Person who has any right or claim with respect to ownership of any Company Securities (whether against the Company, Parent, any Affiliate of the Company or Parent, or any officer, director, employee, agent or representative of any of the foregoing) (A) relating to this Agreement, any other agreement entered into in connection with this Agreement, the Merger or any of the other transactions contemplated hereby or thereby, (B) alleging any ownership of or interest in any Company Securities that is not specifically disclosed in the Closing Statement, (C) that is in any way inconsistent with, or that involves an allegation of facts inconsistent with, any of the representations and warranties in Section 3.4 or any of the information set forth in the Closing Statement, (D) relating to any rights of a securityholder of the Company (or any Subsidiary of the Company), including any rights to Company Securities, anti-dilution protection, preemptive rights, rights of first offer or first refusal, or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Total Merger Consideration or application thereof are incorrect, (E) relating to any rights under the Charter Documents or any other Equity-Related Agreement, (F) that such Person’s securities were wrongfully issued or repurchased by the Company, (G) relating to any actual or alleged breach of fiduciary duties, or (H) related to the Initial Payment Allocation Schedule or any Future Payment Allocation Schedule; or (ii) any current or former officer, director or employee for (x) indemnification or advancement of expenses in respect of claims made against them arising out of or in connection with their employment with or service to the Company or any of its Subsidiaries on or prior to the Effective Time, whether or not asserted prior to the Effective Time or (y) relating the exercise by any Company Stockholder of appraisal rights or dissenters’ rights under applicable Law, including any payment made with respect to any Dissenting Share to the extent that such payment exceeds the value of the amount that otherwise would have been payable pursuant to Section 2.4 for such Dissenting Share.

“Stockholder Approval” means the affirmative vote of (a) the holders of a majority of all outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted basis), voting together as a single class, (b) the holders of a majority of all outstanding shares of Company Preferred Stock (including any Company Common Stock issued upon conversion of shares of Company Preferred Stock), voting together as a single class and (c) the holders of a majority of all outstanding shares of Company Common Stock, voting together as a single class.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity (whether or not incorporated) of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity or a majority of the profit interests in such entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Target Net Working Capital” means One Million and Two Hundred Thousand Dollars ($1,200,000).

“Target Net Working Capital Collar” means a dollar range from and including Zero Dollars ($0) to and including Two Hundred Thousand Dollars ($200,000).

“Tax” (and, with correlative meaning, “Taxes”) means (i) any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, sales, use, VAT, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, escheat, unclaimed property, estimated or windfall profit tax, custom duty, national insurance tax, health tax or other tax or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not, (ii) any Liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (iii) any Liability for the payment of any of the type described in clause (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person, by Contract or otherwise by operation of Law.

“Tax Return” means any return, amended return, election declaration, report, voluntary disclosure, claim for refund, information return or statement filed or required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means any:  (i) technology, formulae, algorithm, procedure, process, method, technique, idea, know-how, creations, inventions, discoveries and improvement (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, personnel or other information and materials; (iii) customer list, customer contact and registration information, customer correspondence and customer purchasing history; (iv) specification, design, industrial design, model, device, prototype, schematic, configuration and development tool; (v) Software, website, content, image, logo, graphic, text, photographs, artwork, audiovisual works, sound recording, graph, drawing, reports, analysis, writing, of any other work of authorship and copyrightable subject matter (“Works of Authorship”); (vi) database or other compilation or collection of data or information (“Database”); (vii) mask work, layout, topography or other design feature with respect to any integrated circuit (“Mask Work”); (viii) Mark; (ix) domain name, uniform resource locator or other name or locator associated with the Internet (“Domain Name”) or social media identifier; and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

“Total Merger Consideration” means the Estimated Initial Merger Consideration and all Future Payments that actually become payable pursuant to this Agreement.

“Transaction Expense” means any cost or expense of any kind or nature incurred by, paid by, or to be paid by, the Company or any of its Subsidiaries in connection with the Merger and this Agreement and the transactions contemplated by this Agreement, as well as any related sale or financing process, including, without duplication, (i) any fee or expense of any investment banker, financial advisor, legal counsel, accountant or other professional advisor, (ii) any premium or related cost for any directors’ and officers’ liability insurance purchased by the Company in connection with the transactions contemplated by this Agreement, (iii) any Change of Control Payment, (iv) the employer portion of any employment, payroll or similar Tax based on any compensation payments made pursuant to this Agreement, (v) any liabilities incurred in connection with the termination of agreements between or among the Company or any of its Subsidiaries and a Related Party and (vi) fifty percent (50%) of the fees payable under each of the Escrow Agreement and the Paying Administration Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“TTM Period” means the First TTM Period or the Second TTM Period, as applicable

“Unpaid Transaction Expenses” means all Transaction Expenses, in each case whether due prior to, on or after the Closing, that are unpaid as of the Measurement Time.

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company or any of its Subsidiaries from any user of any website or any Company Offering or Company Software.

“VAT” means any ad valorem, value added, goods and services or similar Tax.

“Virtual Data Room” means the electronic data site maintained at alterg.egnyte.com on behalf of the Company in connection with the Merger.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and all state and local statutory equivalents.

1.2   Other Definitions. Other capitalized terms used in the Agreement and not defined in this Annex A shall have the meanings assigned to such terms in this Agreement in the sections referenced below.

Defined Term	Section
Adjustment Review Period	2.13(c)
Adjustment Resolution Period	2.13(d)
Agreement	Preamble
Agreement Date	Preamble
Basket	8.4(a)
Board Approval	3.3(c)
Bribery Act	3.23(a)
Business Plan	2.14(e)
Cancelled Shares	2.4(b)
Certificate of Merger	2.2
Certificates	2.7(e)(i)
Claim Notice	8.5
Closing	2.1
Closing Date	2.1
Closing Pay-Off Indebtedness	5.11(a)
Closing Pay-Off Indebtedness Documentation	5.11(a)
Closing Statement	2.12
Company	Preamble
Company Employee Plan	3.17(n)a

Company Service Providers	3.15(b)
Determination Date	2.13(e)
DGCL	Recitals
Earnout Consideration	2.14(c)(ii)
Effective Time	2.2
Escrow Amount	2.6(a)
Estimated Closing Indebtedness	2.12
Estimated Unpaid Transaction Expenses	2.12
Expense Fund	2.6(b)
Expiration Date	Article 8
Final Closing Statement	2.13(e)
FCPA	3.23(a)
General Representation Cap	8.4(a)
Governmental Permits	3.16(a)
Illustrative Calculation of Company TTM Revenue	2.14(a)
Inbound License	3.12(a)(iii)
Independent Accountant	2.13(d)
Information Security Reviews	3.15(l)
Information Statement	5.4(b)
Insurance Policies	3.19
Invention Assignment Agreement	3.14(k)
Joinder Agreement	Recitals
Letter of Transmittal	2.7(e)(i)
Licensed IP	3.14(b)
Major Equityholders	Recitals
Merger	Recitals
Merger Sub	Recitals
Notice of Adjustment Disagreement	2.13(c)
Owned Company IP	3.14(b)
Parent	Preamble
Parent Prepared Return	Article 9
Paying Agent	2.7(e)(i)
Paying Administration Agreement	2.7(e)(i)
Payment Condition	2.7(e)(i)
Post-Closing Deficit Amount	2.13(g)
Post-Closing Statement	2.13(a)
Post-Closing Surplus Amount	2.13(f)
Privacy Requirements	3.15(b)
Remaining Surplus Amount	2.13(f)
Resolved Matters	2.13(d)
Securityholder Representative	Preamble
Services Agreements	3.14(o)
Significant Customer	3.21(b)
Significant Supplier	3.21(c)
Standard Form Agreements	3.14(f)
Stockholder Approval	3.3(d)
Surviving Corporation	Recitals
Tail Policy	5.15(c)
Takeover Statute	3.3(e)

Tax Contest	9.2
Terminated Agreements	5.16
Third-Party Claim	8.7
Trade Approvals	3.24(a)
Trade Laws	3.24(a)
Transfer Taxes	9.5
Unresolved Claims	8.8
Unresolved Matters	2.13(d)
Warrant Cancellation Agreement	2.5(b)
Written Consent	Recitals

2.          THE MERGER

2.1   The Closing.  The closing of the Merger (the “Closing”) shall take place through the electronic exchange of documentation at a date and time to be specified by Parent and the Company, which shall be no later than the third Business Day after the satisfaction or waiver (to the extent permitted by Law) of the last of the conditions set forth in Article 6 to be satisfied or waived (other than those conditions that, by their terms, are to be satisfied by action to be taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of those conditions), or at such other place, time or date, or in such other manner, as Parent and the Company agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.2   The Merger.  On the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”), attached hereto as Exhibit G, with the Secretary of State of the State of Delaware in accordance with the DGCL.  The time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent and the Company prior to the Closing and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”.  At the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.  The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

2.3   Charter Documents; Directors and Officers.  Unless otherwise agreed in writing by Parent and the Company prior to the Effective Time:

(a)          at the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended to be identical to the certificate of incorporation and the bylaws of Merger Sub, respectively, (except that the name of the Surviving Corporation shall not be changed), as in effect immediately prior to the Effective Time; and

(b)          the directors and officers, respectively, of Merger Sub serving in such positions immediately prior to the Effective Time shall become, as of the Effective Time, the directors and officers, respectively, of the Surviving Corporation, to hold office until their respective successors are duly appointed or elected and qualified, as applicable, or their earlier death, resignation or removal.

2.4   Effect of the Merger on Company and Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger, subject to the terms and conditions of this Agreement, and without any further action on the part of the parties, any Company Stockholder or any other Person:

(a)          each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly and validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of capital stock of the Surviving Corporation that are issued and outstanding immediately after the Effective Time;

(b)          each share of Company Capital Stock held in the Company’s treasury or owned by the Company or Parent immediately prior to the Effective Time shall be cancelled and extinguished without consideration or conversion (the “Cancelled Shares”);  and

(c)          subject to the terms and conditions of this Agreement, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and, other than Disregarded Shares, automatically converted into the right to receive an amount in cash, without interest, equal to (i) the applicable Per Share Initial Merger Consideration payable in respect of such share of Company Capital Stock and (ii) in respect of each Future Payment to be made to the Indemnifying Securityholders (if, as and when payable in accordance with the terms of this Agreement), if any, the applicable Per Share Future Payment applicable to such Future Payment payable in respect of such share of Company Capital Stock.

2.5   Treatment of Company Options and Company Warrants.

(a)          Each outstanding Company Option or a portion thereof outstanding immediately prior to the Effective Time shall be cancelled and extinguished at the Effective Time without any present or future right to receive any consideration therefor.

(b)          Each outstanding Company Warrant or a portion thereof outstanding immediately prior to the Effective Time shall be cancelled and extinguished at the Effective Time without any present or future right to receive any consideration therefor. No Company Warrant shall be assumed by Parent in connection with the Merger. Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause the Company Warrants to be terminated pursuant to a warrant cancellation agreement in the form of Exhibit H attached hereto (a “Warrant Cancellation Agreement”), in accordance with the terms of the Company Warrants.

2.6   Escrow Amount; Expense Fund.

(a)          At the Closing, Parent shall deposit the Escrow Amount with the Escrow Agent as partial security (i) for the satisfaction of any Post-Closing Deficit Amount under Section 2.13 and (ii) for the indemnification, compensation and reimbursement obligations of the Indemnifying Securityholders under Article 8 (such amount, together with any interest and other income thereon, and as the same may be reduced from time to time, the “Escrow Funds”) into an escrow account, which account shall be established pursuant to an escrow agreement substantially in the form of Exhibit C attached hereto (the “Escrow Agreement”), entered into on the Closing Date by and among Parent, the Securityholder Representative and Acquiom Clearinghouse LLC, a Delaware limited liability company, as escrow agent (the “Escrow Agent”).

(b)          At the Closing, Parent shall deposit, or cause to be deposited, with the Securityholder Representative an amount in cash equal to the Expense Fund by wire transfer of immediately available funds to an account designated in writing by the Securityholder Representative at least four (4) Business Days prior to the Closing Date, to be held by the Securityholder Representative in a segregated client bank account until used by the Securityholder Representative or delivered to the Indemnifying Securityholders in accordance with the terms of this Agreement.

(c)          Each Indemnifying Securityholder’s right, if any, to receive cash from the Escrow Funds or the Expense Fund, as applicable, are non-transferable and non-assignable, except that each Indemnifying Securityholder shall be entitled to assign such Indemnifying Securityholder’s rights to such amounts or shares, as applicable, by will, by the Laws of intestacy or by other similar operation of law, provided, that, any such assignee shall be subject to the terms hereof applicable to the Indemnifying Securityholder.

2.7   Allocation of Payments; Surrender of Certificates; Mechanics for Payment and Exchange.

(a)          Initial Payment Allocation Schedule.  Not less than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a schedule (the “Initial Payment Allocation Schedule”), prepared in accordance with applicable Law, the provisions of the Company’s Charter Documents and each applicable Equity-Related Agreement, the terms and conditions of this Agreement and all agreements related thereto and will be certified by the Company’s Chief Financial Officer.  The Initial Payment Allocation Schedule shall also include a schedule of all Closing Pay-Off Indebtedness and the Unpaid Transaction Expenses requested to be paid by Parent on the Closing Date, which schedule shall include the applicable payee(s) thereof and the applicable wire instructions for each such payment; provided, that any portion of the Unpaid Transaction Expenses that is compensatory shall be paid to any applicable Persons by the Surviving Corporation through the Surviving Corporation’s payroll (subject to applicable withholding Taxes) in accordance with the terms of the arrangement evidencing such compensatory payment (including with respect to the timing of payment thereof). Parent and the Paying Agent shall be permitted to rely, without further inquiry, on the Initial Payment Allocation Schedule (and any update thereof) in making payment of the Estimated Initial Merger Consideration to the Indemnifying Securityholders without any Liability to any Indemnifying Securityholder or purported Indemnifying Securityholder or other Person in connection therewith.

(b)          Future Payment Allocation Schedules.  In connection with the making of any Future Payment required by this Agreement (if, when and to the extent any such Future Payment becomes payable pursuant to the terms hereof), the Securityholder Representative shall prepare a schedule, substantially similar in form to the Initial Payment Allocation Schedule (the “Future Payment Allocation Schedule”), which sets forth the allocation of each Future Payment (including the Per Share Future Payment for each applicable class and series of Company Capital Stock and the aggregate amount of such Future Payment allocable to each such Indemnifying Securityholder in respect of all Company Securities held by such Indemnifying Securityholder). The Securityholder Representative shall deliver to Parent each applicable Future Payment Allocation Schedule not less than three (3) Business Days prior to the scheduled release or payment of any such Future Payment pursuant to the terms of this Agreement. Parent and the Paying Agent shall be permitted to rely, without further inquiry, on the applicable Future Payment Allocation Schedule in making payment of any Future Payments without any Liability to any Indemnifying Securityholder or purported Indemnifying Securityholder or other Person in connection therewith; provided, that the Securityholder Representative shall be permitted to rely upon the Initial Payment Allocation Schedule prepared by the Company in its preparation and delivery of any Future Payment Allocation Schedules.

(c)          Distribution Procedures. The Initial Payment Allocation Schedule and any Future Payment Allocation Schedule shall provide that the Estimated Initial Merger Consideration and each Future Payment shall be distributed to the Paying Agent (for further distribution to the Indemnifying Securityholders) in the manner set forth in such Initial Payment Allocation Schedule or Future Payment Allocation Schedule and subject to and in accordance with the other provisions of this Article 2; provided, that any portion of the Estimated Initial Merger Consideration or any Future Payment that is compensatory shall be paid to any applicable Persons by the Surviving Corporation through the Surviving Corporation’s payroll (subject to applicable withholding Taxes) in accordance with the terms of the arrangement evidencing such compensatory payment (including with respect to the timing of payment thereof) (collectively, the “Distribution Procedures”).

(d)          Compliance with Charter Documents, Etc. The Initial Payment Allocation Schedule and each Future Payment Allocation Schedule will be prepared in accordance with the applicable provisions of the Charter Documents, the terms and conditions of this Agreement and the Escrow Agreement and the terms of each Equity-Related Agreement and applicable Law, and shall be certified by the Company’s Chief Financial Officer (with respect to the Initial Payment Allocation Schedule) or the Securityholder Representative (with respect to any Future Payment Allocation Schedules), as applicable, in his, her or its capacity as such.

(e)          Paying Agent Procedures.

(i)          As promptly as reasonably practicable after the Effective Time and pursuant to the terms of a payment administration agreement, to be executed at or prior to the Closing by Parent and the Paying Agent, substantially in the form of Exhibit D attached hereto (the “Paying Administration Agreement”), Parent shall deposit, or cause to be deposited, with Acquiom Financial LLC, a Colorado limited liability company (the “Paying Agent”) for the benefit of the Company Stockholders the aggregate Per Share Initial Merger Consideration payable pursuant to Section 2.4(c) in respect of each share of Company Capital Stock, to be held by the Paying Agent in accordance with the terms of the Paying Administration Agreement.

(ii)          Parent shall, or shall cause the Paying Agent to, deliver (which may be done electronically) prior to or as promptly as reasonably practicable following the Effective Time, to each Company Stockholder a letter of transmittal substantially in the form of Exhibit E attached hereto (a “Letter of Transmittal”).  Parent shall deliver, or cause the Paying Agent to deliver, to any Company Stockholder who delivers a duly completed and validly executed Letter of Transmittal, together with all certificate or certificates that, as of immediately prior to the Effective Time, represented shares of Company Capital Stock (the “Certificates”) held by such Company Stockholder (together with any other instruments as Parent or the Paying Agent shall reasonably require) (such delivery by the Company Stockholder, the “Payment Condition”), the aggregate Per Share Initial Merger Consideration that such Company Stockholder has the right to receive pursuant to Section 2.4(c)(i) in respect of such Company Stockholder’s shares of Company Capital Stock, as set forth in the Initial Payment Allocation Schedule.  Parent shall have no obligation to deliver, or cause to be delivered, any such consideration to a particular Company Stockholder until such Person has satisfied the Payment Condition.

(iii)          At the Effective Time, holders of shares of Company Capital Stock as of immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid Certificate is presented to the Surviving Corporation or Parent in accordance with this Section 2.7, such Certificate shall be canceled and shall be exchanged as provided in this Section 2.7.

(iv)          Any portion of the Total Merger Consideration that was deposited with the Paying Agent and remains undistributed to Indemnifying Securityholders after one year shall be delivered to Parent upon demand, and Indemnifying Securityholders who have not theretofore satisfied the Payment Condition shall thereafter (if Parent has made such demand) look only to Parent for satisfaction of their claims for any portion of the Total Merger Consideration payable with respect to the Company Securities previously held by such Indemnifying Securityholder without any interest thereon.  Notwithstanding anything to the contrary contained herein, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Indemnifying Securityholder for any portion of the Total Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any portion of the Total Merger Consideration remaining undistributed to Indemnifying Securityholders immediately prior to such time as such portion of the Total Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Parent free and clear of all claims or interest of any Person previously entitled thereto.

2.8   Other Closing Payments. Immediately following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent for the benefit of and for further distribution to the relevant Persons as set forth on the Initial Payment Allocation Schedule, an amount of cash equal to the Closing Pay-Off Indebtedness and the Unpaid Transaction Expenses to be paid on the Closing Date in accordance with the Initial Payment Allocation Schedule (other than any portion of the Unpaid Transaction Expenses that is compensatory, which shall be paid to any applicable Persons by the Surviving Corporation through the Surviving Corporation’s payroll (subject to applicable withholding Taxes) in accordance with the terms of the arrangement evidencing such compensatory payment (including with respect to the timing of payment thereof). The Paying Agent shall distribute such amounts of Closing Pay-Off Indebtedness and Unpaid Transaction Expenses in accordance with the terms of the Paying Administration Agreement and in the manner set forth in the Initial Payment Allocation Schedule.

2.9   Total Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration payable by Parent hereunder exceed the Total Merger Consideration.

2.10  Dissenting Shares.  If, in connection with the Merger, any holders of Company Capital Stock shall have demanded and perfected their appraisal rights in accordance with Section 262 of the DGCL or Section 1300 of the California Corporate Code, none of such Dissenting Shares shall be converted into a right to receive the Total Merger Consideration otherwise payable to the holder of such Dissenting Shares as provided in Sections 2.4(c) or (c), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL.  Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL or the California Corporate Code, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the DGCL or the California Corporations Code (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL or the California Corporations Code).  In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its appraisal rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration payable pursuant to Section 2.4(c) in respect of such shares as if such shares had never been Dissenting Shares, and Parent shall deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.7, following the satisfaction of the Payment Condition, the Total Merger Consideration to which such Company Stockholder would have been entitled under Section 2.4(c) with respect to such shares.  The Company shall give Parent (a) prompt written notice (and in no event to be more than two (2) Business Days) of (i) any demand received by the Company for payment for Dissenting Shares in accordance with the DGCL, and (ii) the withdrawals of such demands and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL or the California Corporations Code.  The Company agrees that, except with Parent’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for payment in connection with the exercise of appraisal rights.

2.11   Tax Withholding.  Each of Parent, the Surviving Corporation and the Paying Agent and their Affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Total Merger Consideration or any other payment otherwise payable pursuant to this Agreement (including the Escrow Funds), the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment and, to the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.  The parties agree to cooperate to allow Parent, at its election, to effectuate such withholding by means acceptable to Parent, including by paying the applicable Total Merger Consideration for which such withholding is required to the Surviving Corporation and causing the Surviving Corporation to withhold the applicable amounts through the Surviving Corporation’s payroll system.

2.12   Closing Statement.

(a)          No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Closing Statement”) duly certified by the chief executive officer and chief financial officer of the Company, setting forth the Company’s good faith estimate as of the anticipated Closing Date of (i) (A) the Closing Cash (the “Estimated Closing Cash”); (B) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (C) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and (D) the Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”) and (ii) a calculation of the Estimated Initial Merger Consideration based on the amounts set forth in the foregoing clause (i).

(b)          The Closing Statement shall be prepared by the Company in accordance with the Accounting Principles, subject to any appropriate modifications to take into account the definitions of the various items to be included on the Closing Statement as set forth herein.  The Company shall deliver to Parent supporting calculations and documentation of such calculations, in reasonable detail, concurrently with the delivery of the Closing Statement.  The Company shall consult with Parent and its advisors with respect to the preparation of the Closing Statement and the Closing Statement shall be in form and substance satisfactory to Parent, acting reasonably.  Parent shall be entitled to rely on the information contained in the Closing Statement for all purposes hereunder and otherwise in connection with the Merger, it being acknowledged and agreed that neither its use therefor, nor any comments or changes proposed by Parent thereto shall be deemed an agreement by Parent that the Closing Statement is accurate or complete or affect, in any manner whatsoever, any Indemnified Party’s right to indemnification, compensation and reimbursement pursuant to Section 8.2 if any of the information on the Closing Statement is not complete or accurate or for any omissions therefrom.  Absent fraud or manifest error, the Estimated Closing Cash, Estimated Closing Indebtedness, the Estimated Closing Net Working Capital and the Estimated Unpaid Transaction Expenses as set forth on the Closing Statement shall be used for purposes of calculating the Estimated Initial Merger Consideration.

2.13   Post-Closing Reconciliation.

(a)          As soon as reasonably practicable after the Closing Date, and in any event within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Securityholder Representative a statement (the “Post-Closing Statement”) that shall set forth a calculation of (i) (A) the Closing Cash; (B) the Closing Indebtedness, (C) the Closing Net Working Capital and (D) the Unpaid Transaction Expenses, (ii) (X) a calculation of the Initial Merger Consideration based on the amounts set forth in the foregoing clause (i) and (Y) the corresponding Post-Closing Deficit Amount or Post-Closing Surplus Amount, as applicable, and (iii) the Company TTM Revenue Target, in each case accompanied by reasonably detailed back-up documentation for such calculations.  Parent shall prepare the Post-Closing Statement in accordance with the Accounting Principles, subject to appropriate modifications to take into account the definitions of the various items to be included in the Post-Closing Statement as set forth herein.

(b)          After the Securityholder Representative’s receipt of the Post-Closing Statement, Parent shall, and shall cause its Representatives to, use commercially reasonable efforts to cooperate with the Securityholder Representative and its Representatives to provide them with information used in preparing the Post-Closing Statement reasonably requested by the Securityholder Representative and its Representatives, and the Securityholder Representative and its Representatives shall be permitted to review Parent’s working papers and the working papers of Parent’s independent accountants, if any, relating to the preparation of the Post-Closing Statement and the calculation of (i) the Closing Cash, the Closing Indebtedness, the Closing Net Working Capital, the Unpaid Transaction Expenses and the calculation of the Initial Merger Consideration calculated based thereon and (ii) the Company TTM Revenue Target after signing a customary confidentiality and non-reliance agreement relating to such access to working papers in form and substance reasonably acceptable to Parent’s independent accountants, to the extent required by such accountants, which confidentiality and non-reliance agreement shall not prohibit the Securityholder Representative from communicating any such information with the Indemnifying Securityholders who have a need to know such information, provided that, any such recipients are subject to confidentiality obligations with respect thereto, as well as the relevant books and records of the Company, and Parent shall cause the Company and its Representatives to use commercially reasonable efforts to assist the Securityholder Representative and its Representatives in their reasonable review of the Post-Closing Statement.

(c)          The Securityholder Representative shall notify Parent in writing (the “Notice of Adjustment Disagreement”) within thirty (30) days of the Securityholder Representative’s receipt of the Post-Closing Statement (the “Adjustment Review Period”) if the Securityholder Representative disagrees with any portion of the Post-Closing Statement.  The Notice of Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and the Securityholder Representative’s proposed adjustments to the Post-Closing Statement with reasonably detailed supporting documentation.  If no Notice of Adjustment Disagreement is received by Parent on or prior to the expiration date of the Adjustment Review Period, then the Post-Closing Statement and all amounts set forth therein shall be deemed to have been accepted by the Securityholder Representative and shall become final and binding upon the parties hereto and the Indemnifying Securityholders for all purposes under this Agreement.

(d)          During the thirty (30) days immediately following the delivery of a Notice of Adjustment Disagreement (the “Adjustment Resolution Period”), if any, the Securityholder Representative and Parent shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Adjustment Disagreement. Any items agreed to by the Securityholder Representative and Parent in a written agreement executed and delivered by each of the Securityholder Representative and Parent, together with any items not disputed or objected to by the Securityholder Representative in the Notice of Adjustment Disagreement, are collectively referred to herein as the “Resolved Matters.”  If at the end of the Adjustment Resolution Period, the parties have been unable to resolve any differences they may have with respect to the matters specified in the Notice of Adjustment Disagreement, the Securityholder Representative and Parent, or either of them, shall refer all matters in the Notice of Adjustment Disagreement other than the Resolved Matters (the “Unresolved Matters”) to an independent certified public accounting firm in the United States of national recognition mutually agreeable to the Securityholder Representative and Parent (the “Independent Accountant”).  Within thirty (30) days after the submission of such matters to the Independent Accountant, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the parties hereto for all purposes under this Agreement, of the appropriate amount of each of the Unresolved Matters.  With respect to each Unresolved Matter, such determination, if not in accordance with the position of either the Securityholder Representative or Parent, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Securityholder Representative in the Notice of Adjustment Disagreement or Parent in the Post-Closing Statement with respect to such Unresolved Matter.  For the avoidance of doubt, the Independent Accountant shall not review any line items in the Post-Closing Statement or make any determination with respect to any matter other than the Unresolved Matters.  During the review by the Independent Accountant, Parent and the Securityholder Representative shall use commercially reasonable efforts to make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 2.13(d); provided, that the external accountants of Parent or the Company shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.  The fees and expenses of the Independent Accountant shall be borne by Parent and the Securityholder Representative (on behalf of the Company Securityholders) based on the inverse of the percentage that the Independent Accountant’s resolution of the disputed items covered by such Notice of Adjustment Disagreement (before such allocation) bears to the total amount of such disputed items as originally submitted to the Independent Accountant (for example, if the total amount of such disputed items as originally submitted to the Independent Accountant equals One Thousand Dollars ($1,000)  and the Independent Accountant awards Six Hundred Dollars ($600) in favor of the Securityholder Representative’s position, sixty percent (60%) of the fees and expenses of the Independent Accountant would be borne by Parent and forty percent (40%) of the fees and expenses of the Independent Accountant would be borne by the Securityholder Representative (on behalf of the Company Securityholders)).

(e)          The “Final Closing Statement” shall be (i) in the event that no Notice of Adjustment Disagreement is delivered by the Securityholder Representative to Parent prior to the expiration of the Adjustment Review Period, the Post-Closing Statement delivered by Parent to the Securityholder Representative pursuant to Section 2.13(a), (ii) in the event that a Notice of Adjustment Disagreement is delivered by the Securityholder Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Securityholder Representative are able to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Securityholder Representative pursuant to Section 2.13(a) as adjusted pursuant to the written agreement executed and delivered by Parent and the Securityholder Representative (email being sufficient) or (iii) in the event that a Notice of Adjustment Disagreement is delivered by the Securityholder Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Securityholder Representative are unable to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Securityholder Representative pursuant to Section 2.13(a) as adjusted by the Independent Accountant to be consistent with the Resolved Matters and the final determination of the Independent Accountant of the Unresolved Matters in accordance with Section 2.13(d).  The date on which the Final Closing Statement is finally determined in accordance with this Section 2.13(e) is hereinafter referred to as the “Determination Date.” The Final Closing Statement and all amounts set forth therein shall be final and binding upon the parties hereto and the Company Securityholders for all purposes under this Agreement.

(f)          If the amount of the Initial Merger Consideration as set forth in the Final Closing Statement (as finally determined in accordance with this Section 2.13) is less than the amount of the amount of the Estimated Initial Merger Consideration as set forth in the Post-Closing Statement (after giving effect to any revisions thereto in accordance with Section 2.12) (such difference, the “Post-Closing Surplus Amount”), then, within three (3) Business days of such determination, Parent and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver (i) to Parent from the Adjustment Escrow Amount an amount in cash equal to the absolute value of the Post-Closing Surplus Amount, and in the event the Adjustment Escrow Amount is less than the absolute value of the Post-Closing Surplus Amount, from the Indemnity Escrow Amount, an amount in cash equal to the amount by which the absolute value of the Post-Closing Surplus Amount exceeds the Adjustment Escrow Amount, and (ii) to the Paying Agent (for further distribution to the Company Securityholders in accordance with the applicable Future Payment Allocation Schedule) the remaining portion of the Adjustment Escrow Amount, if any. Notwithstanding any other provision herein, in the event that the absolute value of the Post-Closing Surplus Amount exceeds the sum of the Adjustment Escrow Amount plus the Indemnity Escrow Amount (such excess, the “Remaining Surplus Amount”), Parent shall be entitled to recover the Remaining Surplus Amount by offsetting the Remaining Surplus Amount against any Earnout Consideration that has been finally determined to be earned and payable to the Company Securityholders pursuant to Section 2.14 as of such time.

(g)          If the amount of the Initial Merger Consideration as set forth in the Final Closing Statement (as finally determined in accordance with this Section 2.13) is greater than the amount of the Estimated Initial Merger Consideration as set forth in the Closing Statement (after giving effect to any revisions thereto in accordance with Section 2.12) (such difference, the “Post-Closing Deficit Amount”), then, within three (3) Business days of such determination, (i) Parent shall pay to the Paying Agent (for further distribution to the Company Securityholders, in accordance with the applicable Future Payment Allocation Schedule), by wire transfer of immediately available funds, an amount in cash equal to the absolute value of the Post-Closing Deficit Amount and (ii) Parent and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Paying Agent (for further distribution to the Company Securityholders in accordance with the applicable Future Payment Allocation Schedule) an amount in cash equal to the Adjustment Escrow Amount.

2.14   Earnout Consideration.

(a)          Not later than sixty (60) days following the end of each of the First TTM Period and the Second TTM Period, Parent shall prepare and deliver to the Securityholder Representative a written statement (each, a “TTM Revenue Statement”), setting forth in reasonable detail its calculation of Company TTM Revenue for the TTM Period then ended, together with a calculation of the applicable Earnout Consideration payable in respect of the applicable TTM Period, in each case, in accordance with the illustrative calculation set forth on Schedule 2.14 hereto (the “Illustrative Calculation of Company TTM Revenue”).

(b)          If the Securityholder Representative disagrees with the calculations in any TTM Revenue Statement, the Securityholder Representative shall notify Parent of such disagreement in writing (a “Revenue Dispute Notice”) within thirty (30) days after receipt of such TTM Revenue Statement.  A Revenue Dispute Notice must set forth in reasonable detail (A) any item on the applicable TTM Revenue Statement which the Securityholder Representative in good faith disputes and (B) the Securityholder Representative’s alternative calculation of Company TTM Revenue for the applicable TTM Period. Any item or amount that the Securityholder Representative does not dispute in reasonable detail in a Revenue Dispute Notice within such thirty (30) day period shall be deemed to have been accepted by the Securityholder Representative and shall become final and binding upon the parties hereto and the Indemnifying Securityholders for all purposes under this Agreement.  In the event that a Revenue Dispute Notice is timely provided in accordance with the foregoing, Parent and the Securityholder Representative shall for a period of thirty (30) days (or such longer period as they may mutually agree) seek in good faith to resolve any disagreements with respect to the calculations included in such TTM Revenue Statement that were disputed in the Revenue Dispute Notice.  If, at the end of such period, Parent and the Securityholder Representative remain unable to resolve the dispute in its entirety, Parent and the Securityholder Representative shall submit the dispute to the Independent Accountant to be resolved in accordance with Section 2.13(d) mutatis mutandis. The parties agree that the procedure set forth in this Section 2.14(b) for resolving disputes with respect to any TTM Revenue Statement shall be the sole and exclusive method for resolving any such disputes; provided that, this provision shall not prohibit any party from instituting litigation to enforce the ruling of the Independent Accountant. The determination of the Independent Accountant shall constitute an arbitration award for purposes of the Federal Arbitration Act and any comparable state Laws.

(c)          Following the final determination of Company TTM Revenue for the applicable TTM Period, subject to Parent’s right to set off provided in Section 8.6, the following additional consideration shall be payable to the Company Securityholders in accordance with the applicable Future Payment Allocation Schedule:

(i)          An amount in cash equal to sixty five percent (65%) of the amount, if any, by which the Company TTM Revenue attributable to the First TTM Period exceeds the Company TTM Revenue Target (the “First TTM Earnout Amount”); and

(ii)          An amount in cash equal to sixty five percent (65%) of the amount, if any, by which the Company TTM Revenue attributable to the Second TTM Period exceeds the Company TTM Revenue attributable to the First TTM Period (the “Second TTM Earnout Amount,” and together with the First TTM Earnout Amount, the “Earnout Consideration”).

(d)          Subject to the final determination of the amount of Company TTM Revenue for the applicable TTM Period pursuant to Section 2.14(b), within 30 days of such final determination, Parent shall pay or cause to be paid to the Paying Agent (for further distribution to the Company Securityholders in accordance with the applicable Future Payment Allocation Schedule), by wire transfer of immediately available funds an amount in cash equal to, as applicable, (i) the First TTM Earnout Amount, if any, and (ii) the Second TTM Earnout Amount, if any.

(e)          The parties acknowledge and agree that, no later than sixty (60) days after the Closing Date, Parent and the Securityholder Representative shall have entered into a non-binding annual business plan (the “Business Plan”) establishing the guidelines upon which Parent and the Surviving Corporation shall operate the Company Business during the First TTM Period and which Business Plan shall be revised by Parent, as needed, to establish the guidelines upon which Parent and the Surviving Corporation shall operate the Company Business during the Second TTM Period, which revised version of the Business Plan shall have been provided to Securityholder Representative no later than fifteen (15) days before the beginning of the Second TTM Period and Parent shall consider any comments from Securityholder Representative in good faith (for greater certainty, Parent’s determination as to any changes to be made to the Business Plan based on its sole reasonable business judgment shall control); provided, that the above notwithstanding, Parent shall have the freedom to operate the Surviving Corporation (and through the Surviving Corporation, the Company Business) in its sole discretion, and none of Parent, the Surviving Corporation nor their respective Affiliates shall have any duties (fiduciary or otherwise) or obligations to any Indemnifying Securityholder in respect of Earnout Consideration other than those expressly set forth in this Section 2.14. The parties further acknowledge that there is no assurance to any Company Securityholder of any Earnout Consideration and neither Parent nor the Surviving Corporation has promised or projected any Earnout Consideration; provided that, Parent covenants and agrees that it will (i) not take any action in bad faith or otherwise unduly interfere with the operation of the Company Business solely for the purpose of avoiding payment of any Earnout Consideration, (ii) upon the Securityholder Representative’s reasonable advance request, meet with the Securityholder Representative during normal business hours, once every three consecutive months during the TTM Periods, and (iii) notify the Securityholder Representative of any changes to the Business Plan that would reasonably be expected to materially impact the rights of Company Securityholders under this Agreement and consider any objections thereto in good faith, provided that, Parent shall retain sole discretion to operate the business as it deems appropriate in accordance with this Section 2.14(e).

(f)          For U.S. federal income Tax purposes, any Earnout Consideration shall be treated as an adjustment to the Total Merger Consideration (subject to any imputation of interest required under Section 483 or Section 1274 of the Code), unless otherwise required by applicable Law.

2.15   ERC Tax Refund. If the Surviving Corporation receives the ERC Tax Refund after the Closing Date, as soon as is reasonably practicable after receipt of such ERC Tax Refund, Parent, for and all behalf of the of the Surviving Corporation, shall, except to the extent such ERC Tax Refund was taken into account in the final determination of the Initial Merger Consideration, pay, or cause to be paid, to the Paying Agent (for further distribution to the Company Securityholders in accordance with the applicable Future Payment Allocation Schedule), by wire transfer of immediately available funds an amount in cash equal to, as applicable, the aggregate amount of the ERC Tax Refund, net of any reasonable, out-of-pocket costs of the Surviving Corporation, Parent, or any Affiliate thereof, attributable to such ERC Tax Refund. If the initial payment of the ERC Tax Refund to the Surviving Corporation is less than the full amount of the ERC Tax Refund, Parent shall cause the Paying Agent to pay each Company Stockholder his, her or its applicable Per Share Future Payment, if any, in respect of such distribution of such portion of the ERC Tax Refund in accordance with the applicable Future Payment Allocation Schedule. To the extent the ERC Tax Refund (or any portion thereof) is subsequently disallowed or required to be returned to the applicable Governmental Authority, the Company Securityholders agree to promptly repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Authority (the “Disallowed Tax Refund”), to Parent. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be required to amend any Tax Return in respect of this Section 2.15.

2.16   Further Assurances.  If, at any time before or after the Effective Time, Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors are hereby authorized to execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement.

3.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.11, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent as follows as of the date hereof and as of the Closing Date

3.1   Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on the Company Business.  The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the character or location of its assets or properties (whether owned, leased or licensed) or nature of its activities makes such qualification or licensing necessary, in each case except where the failure to be so duly qualified, licensed and in good standing would only have a de minimis effect on the Company.  Section 3.1 of the Company Disclosure Schedule sets forth each jurisdiction in which the Company and its Subsidiaries are qualified or licensed to do business.  The Company has made available to Parent complete and correct copies of the Charter Documents, each as amended to date, of the Company.  The Charter Documents are in full force and effect.  The Company is not and has never been in violation of the provisions of any current or past Charter Documents in any material respect.

3.2   Subsidiaries.

(a)          Section 3.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company, indicating the record and beneficial owner of all of its issued and outstanding shares of capital stock or other equity interests.  Other than the Subsidiaries listed on Section 3.2(a) of the Company Disclosure Schedule, the Company does not directly or indirectly own or control any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest or similar interest in, any Person, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person.  Each Subsidiary of the Company is a corporation or other appropriate form of local jurisdiction entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and has the requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted.  Each Subsidiary of the Company is duly qualified or licensed as a foreign corporation or other appropriate form of local jurisdiction entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the character or location of its assets or properties (whether owned, leased or licensed) or nature of its activities makes such qualification or licensing necessary, in each case except where the failure to be so duly qualified, licensed and in good standing would only have a de minimis effect on the Company.  All of the outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable (to the extent such concept exists under the Law of the jurisdiction of organization or formation of such Subsidiary of the Company), and are free of any Encumbrance, preemptive rights and put or call rights created by Law, the Charter Documents of such Subsidiary, or any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound.  The Company has made available to Parent complete and correct copies of the Charter Documents of each of its Subsidiaries, each as amended to date, such Charter Documents are in full force and effect and no such Subsidiary is or has even been in violation of the provisions of any of its current or past Charter Documents in any material respect.  Section 3.2(b) of the Company Disclosure Schedule sets forth a list of all of the current and former officers and directors of each Subsidiary of the Company (including, for each such individual, the position held with each such Subsidiary and period of service).

(b)          Except for the Subsidiaries listed on Section 3.2(a) of the Company Disclosure Schedule, the Company does not own, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Person.  There is no obligation, contingent or otherwise, of the Company to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person.

3.3   Power, Authorization and Validity.

(a)          Power and Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Company Ancillary Agreements and, subject only to receipt of the Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery and, subject to receipt of the Stockholder Approval, performance by the Company of this Agreement and each of the Company Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all requisite corporate action on the part of the Company.

(b)          Enforceability.  This Agreement has been duly executed and delivered by the Company.  This Agreement and each of the Company Ancillary Agreements are, or when executed and delivered by the Company shall be, assuming the due authorization, execution and delivery by Parent, Merger Sub and the other Persons party hereto or thereto, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.

(c)          Board Approval.  The board of directors of the Company has, at a meeting duly called and held, by a unanimous vote of the entire board of directors, or by a unanimous written consent in lieu thereof: (i) approved, adopted and declared advisable this Agreement, (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of the Company and the Company Stockholders and approved the same, (iii) approved the Company Ancillary Agreements and the transactions contemplated thereby, (iv) resolved to recommend to the Company Stockholders the adoption of this Agreement, and (v) directed that this Agreement be submitted to the Company Stockholders for adoption (such board approval in clauses (i) through (v), the “Board Approval”).

(d)          Required Vote of Company Stockholders.  The Stockholder Approval is the only vote or consent of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, the Merger and the other matters set forth in the Written Consent, and, to the extent such approval is required, the Company Ancillary Agreements and the other transactions contemplated hereby and thereby.

(e)          No Restrictions on the Merger; Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under Law (“Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement and the Company Ancillary Agreements.

3.4   Capitalization of the Company.

(a)          Authorized and Outstanding Capital Stock of the Company.  The authorized capital stock of the Company consists solely of 20,000,000 shares of Company Common Stock and 11,370,000 shares of Company Preferred Stock, of which 800,000 shares have been designated Company Series A Preferred Stock, 475,000 shares have been designated Company Series A-1 Preferred Stock, 1,600,000 shares have been designated Company Series B Preferred Stock, 4,700,000 shares have been designated Company Series C Preferred Stock, 45,000 shares have been designated Company Series C-2 Preferred Stock and 3,750,000 shares have been designated Company Series D Preferred Stock.  As of the Agreement Date, 1,898,425 shares of Company Common Stock, 634,461 shares of Company Series A Preferred Stock, 377,248 shares of Company Series A-1 Preferred Stock, 865,029 shares of Company Series B Preferred Stock, 4,463,068 shares of Company Series C Preferred Stock, 39,848 shares of Company Series C-2 Preferred Stock and 3,668,733 shares of Company Series D Preferred Stock are issued and outstanding. As of the Agreement Date, 1,673,678 shares of Company Common Stock are subject to outstanding Company Options and 102,701 shares of Company Common Stock are subject to outstanding warrants of the Company.  Section 3.4(a) of the Company Disclosure Schedule sets forth, as of the Agreement Date, a complete and correct list of each record holder of Company Capital Stock, including for each such holder (i) the number of shares of each class and series held by such holder, (ii) the address of record for such holder, (iii) the date of issuance and the certificate numbers of the shares of Company Capital Stock held by such holder, (iv) whether any of such shares of Company Capital Stock (and, if so, how many) were received upon the exercise of Company Options, and (v) whether any shares of Company Capital Stock were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and whether such election under Section 83(b) of the Code was timely made.  No shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth in Section 3.4(a) of the Company Disclosure Schedule.  The Company does not hold any treasury stock and does not otherwise own any shares of Company Capital Stock.  All issued and outstanding shares of Company Capital Stock (x) have been duly authorized and validly issued, are fully paid and nonassessable, (y) were offered, issued, sold and delivered by the Company in compliance with applicable Law, the Charter Documents, and all requirements set forth in applicable Contracts, and (z) are not subject to right of rescission, right of first refusal or preemptive right under applicable Law, the Charter Documents or any Contract to which the Company is a party.  There is no Liability for dividends accrued and unpaid by the Company.  Each share of Company Preferred Stock is convertible into one share of Company Common Stock.  The allocation of the Total Merger Consideration among the Company Securityholders pursuant to the terms hereof complies with the Charter Documents of the Company.

(b)          Company Options.  The Company Stock Plan is the only equity-based plan or program providing for equity compensation of any Person in respect of the Company Capital Stock, and except for the Company Stock Plan, the Company has never adopted or maintained any stock option plan or other plan, agreement or arrangement providing for equity compensation of any Person.  The Company has reserved an aggregate of 3,513,485 shares of Company Common Stock for issuance pursuant to the Company Stock Plan (including shares subject to outstanding Company Options).  As of the Agreement Date, a total of 1,673,678 shares of Company Common Stock are subject to outstanding Company Options, all of which were vested and exercisable as of the Agreement Date. The Company has not issued any awards under the Company Stock Plan other than Company Options. Complete and correct copies of the Company Stock Plan, the standard agreements under the Company Stock Plan and each agreement for awards under the Company Stock Plan that does not conform to the standard agreements under the Company Stock Plan, in each case as are in effect as of the Agreement Date, have been made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement the Company Stock Plan or any such agreements.  The terms of the Company Stock Plan permit the treatment of Company Options as provided herein, without the consent or approval of any holders of Company Options, the Company Stockholders or any other Person other than the board of directors of the Company, which board approval was obtained prior to the execution and delivery hereof by the Company.  No Company Options are subject to any right of rescission, right of first refusal or preemptive right and all Company Options have been issued under the Company Stock Plan in compliance with Law and all requirements set forth in applicable Contracts.  All Company Options and shares of Company Common Stock issued upon exercise thereof have been granted and issued, and all exercises of Company Options have been made, in accordance with the terms of the Company Stock Plan and in compliance with applicable Law and all requirements set forth in applicable Contracts and each such grant, exercise and issuance was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.  No Company Option has been granted with an exercise price less than the fair market value of a share of Company Common Stock on the date on which the grant of such Company Option was by its terms to be effective.  All Company Options that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee, consultant or director of the Company.

(c)          Company Warrants. Section 3.4(c) of the Company Disclosure Schedule sets forth, as of the Agreement Date, for each outstanding warrant of the Company: (i) the name of the holder thereof, (ii) the exercise price per share, (iii) the number of shares of Company Common Stock subject to such warrant, (iv) the date of issuance, and (v) the expiration date.

(d)          No Other Rights.  Except for the shares of Company Capital Stock listed in Section 3.4(a), the Company Options listed in Section 3.4(b) and the Company Warrants set forth on Section 3.4(c) of the Company Disclosure Schedule, there are no outstanding Company Securities.  There are no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, to which the Company is a party or by which it is bound obligating the Company to repurchase, redeem or otherwise acquire any Company Securities.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.  No bonds, debentures, notes or other Indebtedness of the Company having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) are outstanding.

(e)          Equity-Related Agreements. Section 3.4(e) of the Company Disclosure Schedule sets forth a complete and correct list of all Equity-Related Agreements.  The Company has made available to Parent complete and correct copies of all Equity-Related Agreements.

3.5   No Conflict; Required Consents.

(a)          The execution, delivery and performance by the Company of this Agreement and each of the Company Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the Charter Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Laws or any judgment, decree or order to which the Company or any of its Subsidiaries is subject, or (iii) result (or would result, with or without notice or lapse of time, or both) in (A) any breach of or default under, (B) any Person’s right to consent, notice, or right of termination, acceleration, cancellation, modification or amendment of, or right to any increased, additional, accelerated or guaranteed payment or performance under, (C) any Encumbrance on any properties or assets of the Company or any of its Subsidiaries pursuant to, or (D) any adverse effect to the rights or obligations of the Company or any of its Subsidiaries or loss of any benefit for the Company or any of its Subsidiaries under, any Contract or Governmental Permit.

(b)          The Company and the Merger are not, and will not be, subject to a right of first negotiation, right of first offer or refusal, or any other similar right granted by the Company (or any of its Affiliates) to or in favor of a third party with respect to an Acquisition Proposal or a potential Acquisition Proposal or otherwise that could affect or cause any delay in the consummation of the Merger or threaten the compliance with any of the exclusivity obligations under Section 5.6.

(c)          No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute, deliver and perform this Agreement and each of the Company Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.6   Litigation.  There is no, and during the past four (4) years there has not been any, Action pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or against any officer, director, employee or agent of the Company or any of its Subsidiaries in his or her capacity as such, and to the Knowledge of the Company there is no valid basis for the commencement of any such Action.  There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator binding on the Company or any of its Subsidiaries or any of their respective assets or properties.  Neither the Company nor any of its Subsidiaries has any Actions pending against any Governmental Authority or any other Person, nor is there any reasonable basis therefor.  Except as set forth on Section 3.6 of the Company Disclosure Schedule, the Company and each of its Subsidiaries and each of their respective employees and officers in their capacity as such, are not, and for the past five (5) years have not been, a party to any Action, nor, to the Knowledge of the Company, is there any material Action threatened, before any court or judicial or administrative agency or any Governmental Authority.

3.7   Taxes.

(a)          The Company and each of its Subsidiaries has duly and timely filed all income and other material Tax Returns required to be filed under applicable Laws. All such income and other material Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.

(b)          The Company and each of its Subsidiaries has (i) complied with all applicable Laws relating to the withholding, collection, payment and reporting of Taxes and (ii) within the time and manner prescribed by Law, withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all IRS Form W-2 and 1099 or other applicable forms required with respect thereto have been properly completed and timely filed.

(c)          No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any Tax authority (including jurisdictions where the Company or any of its Subsidiaries has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has delivered to Parent correct and complete copies of all U.S. federal and material state, local and non-U.S. income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by such Company in connection with any taxable periods since January 1, 2019.

(d)          Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes nor agreed to, nor is subject to, any extension of time with respect to a Tax assessment or deficiency, in each case, that is currently in effect.

(e)          Neither the Company nor any of its Subsidiaries is, nor has it been, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) (i) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the Closing Date, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(f)          Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated U.S. federal income Tax Return nor has any Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract (other than contracts entered into in the Ordinary Course of Business the primary purpose of which is not related to Tax), or otherwise by operation of law.

(g)          The unpaid Taxes of the Company and each of its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the balance sheet of the Company Financial Statements, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practices of the Company or applicable Subsidiary in filing Tax Returns. Neither the Company nor any of its Subsidiaries will incur any Liability for Taxes from the Balance Sheet Date through the Closing Date, other than in the Ordinary Course of Business and consistent with reasonable past practices.

(h)          Neither the Company nor any of its Subsidiaries has a permanent establishment or conducts business through any branch other than in the United States. Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than the United States and political subdivisions thereof.

(i)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date filed on or prior to the Closing; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or Deferred Revenue (or other amount eligible for deferral other than amounts received in the Ordinary Course of Business) received on or prior to the Closing Date; (vi) application of Section 952(c)(2) of the Code with respect to any interest held by the Company or any of its Subsidiaries in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Sections 951, 951A or 965 of the Code; or (vii) any election, action, or agreement that would have the effect of deferring any Liability for Taxes of the Company or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after such date.

(j)          Neither the Company nor any of its Subsidiaries has any outstanding Liability for Taxes under Section 965(h) of the Code (or any similar or corresponding provision of state or local law).

(k)          Neither the Company nor any of its Subsidiaries is subject to any private letter ruling or closing agreement of the IRS or comparable rulings of any other Governmental Authority. Neither the Company nor any of its Subsidiaries has submitted a request for a private letter ruling, a request for administrative relief, a request for a change of any method of accounting, or any other request that is pending with any Governmental Authority.

(l)          Neither the Company nor any of its Subsidiaries is or has ever been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(m)          There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that will remain in effect after the Closing.

(n)          Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract treated as a partnership for U.S. federal income Tax purposes.

(o)          For U.S. federal and applicable state and local income Tax purposes, the Company and each of its Subsidiaries is and has always been properly classified as a C corporation.

(p)          The Company and each of its Subsidiaries uses and has always used the accrual method of accounting for tax purposes.

(q)          Each “nonqualified deferred compensation plan” under which the Company makes, is obligated to make or promises to make, payments subject to Section 409A of the Code, if any, has, since the inception of the Company, been operated and maintained in operational and documentary compliance with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder so as to avoid any Tax pursuant to Section 409A of the Code and the document or documents that evidence each such plan have, since the incorporation of the Company, conformed to the provisions of Section 409A of the Code and the Treasury Regulations thereunder.  No payment pursuant to any arrangement between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations thereunder) would subject any Person to a Tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise. No Company Employee Plan or other Contract provides a gross-up, reimbursement or other indemnification for any Tax or related interest or penalty that may be imposed for failure to comply with the requirements of Section 409A of the Code.

(r)          All Company Options have been authorized by the board of directors of the Company or an appropriate committee thereof, and, if required, approved by stockholders of the Company by the necessary number of votes or written consent, including approval of the option exercise price or the methodology for determining the Company Option exercise price and the substantive option terms.  Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. No Company Option has been retroactively granted, or the exercise price of any Company Option determined retroactively. No Company Option or other right to acquire Company Common Stock or other equity of the Company (A) has an exercise price that has been or may be less than the fair market value of a share of the underlying stock as of the date such Company Option or right was granted as determined in accordance with Section 409A of the Code, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option or right, or (C) has been granted with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder).

(s)          The Company has never entered into any Contract or maintained any Company Employee Plan that could give rise to payments with respect to the performance of services that are nondeductible under Section 280G of the Code or subject to the excise Tax under Section 4999 of the Code, and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or upon occurrence of any additional event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director, consultant, independent contractor or other service provider of the Company or any of its ERISA Affiliates; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered), (iii) result in the forgiveness of any Indebtedness for borrowed money; or (iv) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust.  There is no Company Employee Plan or other Contract by which the Company is bound to compensate any employee of the Company or other service provider of the Company for any excise Tax or related interest or penalty paid pursuant to Section 4999 of the Code.

No representation or warranty contained in this Section 3.7, other than those in paragraphs (h), (i), (k), (n) and (p) shall be deemed to apply with respect to any taxable period (or portion thereof) beginning after the Closing Date or to any transactions entered into by the Company after the Closing. Notwithstanding anything to the contrary in this Agreement, the Company does not make any representation or warranty regarding the amount, value or condition of, or any limitation on, any Tax asset or attribute of the Company, including net operating losses, tax credits and similar tax attributes, or the ability of Parent or any of its Affiliates (including the Company after the Closing) to utilize such tax attributes after the Closing.

3.8   Related Party Transactions.  There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, directly or indirectly, any Related Party, except (a) to the extent provided for by the terms and conditions of Company Employee Plans listed in Section 3.17(n) of the Company Disclosure Schedule and (b) transactions evidenced by the Equity-Related Agreements listed in Section 3.4(e) of the Company Disclosure Schedule.  Neither the Company nor any of its Subsidiaries has ever, or has ever been deemed to have for purposes of any Law, in any transaction with any Related Party or, to the Knowledge of the Company, any of their respective Affiliates, (i) acquired or retained the use of property for proceeds greater than the fair market value thereof, (ii) received services or retained the use of property for consideration other than the fair market value thereof, or (iii) received interest or any other amount other than at a fair market value rate from any Person with whom it does not deal at arm’s length within the meaning of applicable Tax Laws.  Neither the Company nor any of its Subsidiaries has ever, or has ever been deemed to have for purposes of any Law, in a transaction with any Related Party or, to the Knowledge of the Company, any of their respective Affiliates, (A) disposed of property for proceeds less than the fair market value thereof, (B) performed services for consideration other than the fair market value thereof, or (C) paid interest or any other amount other than at a fair market value rate to any Person with whom it does not deal at arm’s length within the meaning of applicable Tax Laws.

3.9   Company Financial Statements.

(a)          Section 3.9(a) of the Company Disclosure Schedule sets forth the Company Financial Statements.  The Company Financial Statements: (a) are derived from the Books and Records and are complete and correct, (b) fairly present in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis at the dates therein indicated and the results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis for the periods therein specified, and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except that the Company Financial Statements do not have notes and are subject to normal recurring year-end adjustments, the effect of which are not, individually or in the aggregate, material to the Company).

(b)          All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries arose in the Ordinary Course of Business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and are collectible except to the extent of reserves therefor set forth in the Company Balance Sheet or, for accounts receivable arising subsequent to the Balance Sheet Date, as reflected on the Books and Records of the Company and its Subsidiaries (which accounts receivable are recorded in accordance with GAAP consistently applied).  No Person has any Encumbrance on any accounts receivable of the Company or its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or its Subsidiaries.

(c)          Neither the Company nor any of its Subsidiaries has any material Liabilities, except for (i) those shown on the Company Balance Sheet or (ii) those that were incurred after the Balance Sheet Date in the Ordinary Course of Business (none of which relate to any breach of contract, breach of warranty, tort, infringement, or violation of Law, or any Action against the Company or any of its Subsidiaries, and which are included in the calculation of Closing Net Working Capital, Closing Indebtedness or Unpaid Transaction Expenses or are not individually or in the aggregate, material in amount).  All reserves established by the Company that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP and are adequate.  No bankruptcy, insolvency, winding up, or similar proceedings have occurred or are pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries or any of the Company’s or its Subsidiaries’ respective properties or assets, and there is no basis therefor.  The Company is, and will be as of immediately prior to the Closing, financially solvent in accordance with GAAP.

(d)          Section 3.9(d) of the Company Disclosure Schedule sets forth a complete and correct list of each item of Indebtedness of the Company and its Subsidiaries as of the Agreement Date, identifying the name and address of the creditor thereto, all related Contracts, the amount of such Indebtedness as of the close of business on the Agreement Date, and any restriction or penalty upon the prepayment of any such Indebtedness.  With respect to any Indebtedness, neither the Company nor any of its Subsidiaries is or has ever been in default and no payments are past due.

(e)          The minute books of the Company are complete and up-to-date in all material respects and have been maintained in accordance with reasonable business practice and applicable Law.  The minutes of the Company contain true, correct and complete records, in all material respects, of all actions taken, and summaries of all meetings held, by the respective stockholders and the board of directors of the Company (and any committees thereof).  The Company has made and kept the Books and Records in accordance with reasonable business practice and applicable Law.  The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its Books and Records. Transactions recorded in the Books and Records represent bona fide transactions, and the revenues, expenses, assets and Liabilities of the Company and each of its Subsidiaries have been properly recorded therein in all material respects.

(f)          Neither the Company nor any of its Representatives, has received or otherwise obtained any written, or to the Knowledge of the Company, oral, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.  There has been no fraud, whether or not material, involving any member of the board of directors or any officer of the Company or any employee of the Company who has a significant role in the Company’s internal control over financial reporting.

3.10   Title to Properties.  The Company and its Subsidiaries have good and marketable title to, or in the case of leased assets and properties, valid leasehold interests in, all of the material tangible assets and properties (including those shown on the Company Balance Sheet) used or held for use in, or necessary for, the operation of the Company Business, free and clear of all Encumbrances, other than Permitted Encumbrances.  All machinery, vehicles, equipment and other material tangible personal property owned or leased by the Company or its Subsidiaries or used in the Company Business are in good operating condition and satisfactory repair, normal wear and tear excepted and are sufficient for the continued operation of the Company Business following the Closing.  Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and correct list of all leases or licenses with respect to material tangible personal property used by the Company or its Subsidiaries and lists the term of such lease, amounts payable, security deposit, maintenance and similar charges, and any advance payments thereunder.  Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property leases or licenses to which the Company or any of its Subsidiaries is a party and lists the term of such lease, rent payable, security deposit, maintenance and similar charges, and any advance rent paid thereunder.  All leases of real or personal property to which the Company or any of its Subsidiaries is a party are in full force and effect and afford the Company or its Subsidiary, as applicable, a valid leasehold interest in, or license to use, the real or personal property that is the subject of such lease or license.  All rents, required deposits and additional rents which are due under the terms of such leases have been paid in full.  Neither the Company nor any of its Subsidiaries has ever owned any real property.

3.11   Absence of Certain Changes.  Since the Balance Sheet Date, the Company Business has been operated in the Ordinary Course of Business and there has not been with respect to the Company any Material Adverse Effect or any damage, destruction or loss of any material property or material asset, whether or not covered by insurance, except ordinary wear and tear.  Except as set forth in Section 3.11 of the Company Disclosure Schedule, since the Balance Sheet Date, the Company nor any of its Subsidiaries has taken any of the actions set forth in Sections 5.2(a), (b), (c), (e), (f), (g), (h), (i), (j), (l), (m), (q), (r) or (s).

3.12   Company Material Contracts.

(a)          Section 3.12(a) of the Company Disclosure Schedule sets forth a list of each Contract (other than Excluded Contracts) of the following types to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries or any of their respective assets or properties is bound as of the Agreement Date, including the applicable subsection(s) to which such Contract is responsive:

(i)          any Contract providing for payments (whether fixed, contingent or otherwise) by or to the Company or any of its Subsidiaries (A) in an annual amount of Fifty Thousand Dollars ($50,000) or more or (B) in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more;

(ii)          any dealer, distributor, reseller, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, license, sublicense, lease, distribute, market or take orders for any Company Offering or Company Technology;

(iii)          any Contract that (A) provides for the authorship, invention, creation, conception or other development of any Technology or Intellectual Property Rights (1) by the Company (or any of its Subsidiaries) for any other Person or (2) for the Company (or any of its Subsidiaries) by any other Person, including, in the case of each of clauses (1) and (2), any joint development, (B) provides for the assignment or other transfer of any ownership interest in Technology or Intellectual Property Rights (1) to the Company (or any of its Subsidiaries) from any other Person or (2) by the Company (or any of its Subsidiaries) to any other Person, (C) includes any grant of an Intellectual Property License to any other Person by the Company (or any of its Subsidiaries), or (D) includes any grant of an Intellectual Property License to the Company (or any of its Subsidiaries) by any other Person (“Inbound Licenses”);

(iv)          any Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangement with any other Person;

(v)          (A) any Contract involving any Change of Control Payment or other management, employment, commission, incentive, retention, change in control, severance, Tax gross-up, consulting, relocation, repatriation or expatriation agreement or other similar Contract between the Company or any of its Subsidiaries and any current or former employee, officer, independent contractor, director or other service provider of the Company or any of its Subsidiaries or other Contract for or relating to the employment or other service with the Company or any of its Subsidiaries of any director, officer, or employee and (B) any Contract between the Company or any of its Subsidiaries with any current or former advisor, independent contractor, or leased employee;

(vi)          any Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount to any of its directors, officers, or employees (other than under the Company’s 401(k) plan) or to any other Person;

(vii)          any Contract relating to or evidencing any Indebtedness of the Company or any of its Subsidiaries or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any asset of the Company or any of its Subsidiaries;

(viii)          any Contract (A) that restricts the Company or any of its Subsidiaries from, or following the Effective Time will restrict Parent or any of its Affiliates from (1) engaging in any aspect of the Company Business, (2) participating or competing in any line of business, market or geographic area, (3) freely setting prices for its Company Offerings (including most favored customer pricing provisions), (4) soliciting potential employees, independent contractors or other suppliers or customers or (B) under which the Company or any of its Subsidiaries grants or is bound by and, following the Effective Time, purports to have Parent or any of its Affiliates grant or be bound by, any exclusive rights, noncompetition rights, rights of refusal, rights of first negotiation or similar rights (such Contracts collectively, the “Business Restriction Contracts”);

(ix)          any Contract with any labor union or any collective bargaining agreement or similar Contract with the Company’s or any of its Subsidiaries’ employees;

(x)          any Contract relating to the settlement or other resolution of any Action or threatened Action (including any agreement under which any employment-related claim is settled);

(xi)          any Contract with any Related Party;

(xii)          any Contract relating to the acquisition or disposition of a material portion of the assets of, or any equity interest in, any Person or business, whether by way of merger, consolidation, amalgamation, plan or scheme of arrangement, purchase or sale of stock or assets, license or otherwise;

(xiii)          any Contract that contains an earn-out, escrow or other similar contingent payment or obligation;

(xiv)          any Contract between the Company or any of its Subsidiaries and any Governmental Authority or any university, college other educational institution or research center;

(xv)          any lead generation Contracts or similar arrangements; or

(xvi)          any Contract not otherwise listed above that is material to the Company or any of its Subsidiaries, or their respective business, operations, financial condition, properties or assets.

(b)          All Company Material Contracts are in written form.  The Company has made available to Parent correct and complete copies of each Company Material Contract, including all modifications, amendments, and supplements thereto.  Each of the Company Material Contracts constitutes a valid and binding obligation of the Company (and any other party thereto), as applicable, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and is in full force and effect in accordance with its terms. Other than as disclosed in Section 3.12(b) of the Company Disclosure Schedule, (i) there has been no breach or default under any Company Material Contract by the Company or any of its Subsidiaries and to the Knowledge of the Company, there has been no breach or default under any Company Material Contract by any other party thereto and no event has occurred that (with or without notice or lapse of time, or both) would reasonably be expected to or would constitute a breach or default thereunder by any party thereto and(ii) neither the Company nor any of its Subsidiaries, as applicable, has received (A) any written claim of any such breach or default or (B) any written notice of cancellation or pending cancellation, or to the Knowledge of the Company, any intention to reduce the level of business or scope of services under any such Company Material Contract or otherwise adversely affect the rights or obligations or business relationships of the parties under any such Company Material Contract by the other party to any Company Material Contract.

3.13   No Restrictions.  Neither the Company nor any of its Subsidiaries is a party to, and no asset or property of the Company or any of its Subsidiaries is bound or affected by, any Contract, judgment, injunction, order or decree, that restricts or prohibits the Company or any of its Subsidiaries or, following the Merger, will restrict or prohibit Parent or any of its Affiliates, from freely engaging in the Company Business or from competing anywhere in the world (including any Contracts, judgments, injunctions, orders or decrees restricting the geographic area in which the Company or any of its Subsidiaries or, following the Merger, Parent or any of its Affiliates may sell, license, market, distribute or support any Company Offerings, Company Intellectual Property Rights or Company Technology or provide services or restricting the markets, customers or industries that the Company or any of its Subsidiaries or, following the Merger, Parent or any of its Affiliates may address in operating the Company Business or restricting the prices that the Company or any of its Subsidiaries or, following the Merger, Parent or any of its Affiliates may charge for Company Intellectual Property Rights, Company Technology or Company Offerings (including most favored customer pricing provisions)), or includes any grants by the Company or any of its Subsidiaries or, following the Merger, Parent or any of its Affiliates of exclusive rights or licenses, noncompetition rights, rights of refusal, rights of first negotiation or similar rights.

3.14   Intellectual Property.

(a)          Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and correct list of all (i) Registered Company Intellectual Property Rights, and (ii) material unregistered Marks owned or purported to be owned by, or exclusively licensed to, the Company or any of its Subsidiaries.  For each item of Registered Company Intellectual Property Rights, Section 3.14(a) of the Company Disclosure Schedule lists (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered or pending, (C) the issuance, registration or application date and number of such item, and (D) for each Domain Name registration, the applicable Domain Name registrar, the name of the registrant and the expiration date for the registration.

(b)          All necessary fees and filings with respect to any Registered Company Intellectual Property Rights have been timely submitted to the relevant Governmental Authorities and Domain Name registrars to maintain such Registered Company Intellectual Property Rights in full force and effect.  There are no renewals, annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Registered Company Intellectual Property Rights within one hundred-twenty (120) days after the Agreement Date. None of the Registered Company Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed. To the Company’s Knowledge, the issued Patents and registered Marks included in the Registered Company Intellectual Property Rights are, and, as of and immediately following the Effective Time, will be valid, subsisting and enforceable, and there are no facts or circumstances that would render any such Registered Company Intellectual Property Rights invalid or unenforceable. The Company has complied with the laws and rules of respective jurisdictions for each of the respective Registered Company Intellectual Property Rights, including timely filing and any disclosure requirements.

(c)          The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to (i) all Registered Company Intellectual Property Rights and (ii) all other Company Intellectual Property Rights and Company Technology, in each case ((i)-(ii)) owned or purported to be owned by, or subject to an obligation to be assigned to, the Company and its Subsidiaries (clauses (i) and (ii) collectively, the “Owned Company IP”), free and clear of all Encumbrances (other than Permitted Encumbrances) and without any conflict with or infringement on the rights of others, including prior employees or consultants. All Company Technology constitutes Owned Company IP or is exclusively licensed by the Company.  The Company or one of its Subsidiaries, as applicable, has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of Owned Company IP.  Neither the Company nor any of its Subsidiaries have (i) transferred to any Person ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or would have been, but for such transfer or grant, Company Intellectual Property Rights or (ii) permitted the rights of the Company or any of its Subsidiaries in any Intellectual Property Rights that are or were, at the time, Company Intellectual Property Rights to lapse or enter into the public domain, except where the Company or its Subsidiary, as applicable, has, in its reasonable business judgment, determined to cancel, abandon, allow to lapse or not renew such item.  No Company Intellectual Property Rights or Company Technology are subject to any claim, proceeding or outstanding decree, order, judgment, stipulation or Contract restricting in any manner, the use, transfer, or, (except for licenses granted pursuant to Intellectual Property Licenses listed in Section 3.12(a)(iii)(C) of the Company Disclosure Schedule, Excluded Contracts and Standard EULAs, in each case that would restrict the Company’s or any of its Subsidiaries’ ability to grant exclusive licenses) licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property Rights or Company Technology.  All Company Intellectual Property Rights and Company Technology that are not Owned Company IP (“Licensed IP”) are validly licensed to the Company or its Subsidiaries pursuant to Intellectual Property Licenses contained in the Company Material Contracts listed in Section 3.12(a)(iii)(D) of the Company Disclosure Schedule or Excluded Contracts.  The Company and its Subsidiaries, as applicable, have (and will continue to have immediately following the Effective Time) valid and continuing rights under such Contracts to use, sell, license and otherwise exploit, as the case may be, all Licensed IP as the same are currently used, sold, licensed and otherwise exploited by the Company and its Subsidiaries.

(d)          All Owned Company IP is fully and freely transferable and assignable and may be transferred and assigned to Parent without restriction and without payment of any kind to any third Person.  All Licensed IP is (or, upon Closing, will be) freely sublicensable to Parent, or the Company’s or its Subsidiaries’ rights in such Licensed IP may otherwise be practiced by or extended to Parent, under the terms of the applicable Inbound Licenses listed in Section 3.14(c) of the Company Disclosure Schedule, without restriction and without payment of any kind to any third Person (other than license fees or similar fees that the Company would have had to pay in any event under the terms of the applicable Inbound Licenses even without any such sublicense or extension of rights to Parent).

(e)          To the Company’s Knowledge, the Owned Company IP and the Licensed IP constitute all of the Intellectual Property Rights and Technology that are used in or are necessary, and are sufficient, to enable the Company and its Subsidiaries to conduct the Company Business, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Offering.

(f)          None of the Registered Company Intellectual Property Rights has been or is subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or covered business method (CBM) review), cancellation, opposition proceeding, or litigation.

(g)          Copies of the Company’s and its Subsidiaries’ Standard NDAs, Standard EULA, and any other of the Company’s and its Subsidiaries’ standard form(s), including attachments, of non-exclusive licenses of, or agreements to provide on a non-exclusive basis, Company Offerings to customers (collectively, the “Standard Form Agreements”) have been made available to Parent.

(h)          To the Company’s Knowledge, neither the conduct of the Company Business, nor any Company Offering (including the design, development, use, practice, offering, licensing, provision, import, branding, advertising, promotion, marketing, sale, distribution, making available, or other exploitation of any Company Offering) (i) has been, is or will be infringing, misappropriating (or resulting from the misappropriation of), diluting, using or disclosing without authorization, or otherwise violating (and, when conducted following the Closing in substantially the same manner, will not infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate) any Intellectual Property Rights of any third Person, (ii) has been, is or will be contributing to or inducing (and, when conducted following the Closing in substantially the same manner, will not contribute to or induce) any infringement, misappropriation, or other violation of any Intellectual Property Rights of any third Person, or (iii) has been, is or will be constituting (and, when conducted following the Closing in substantially the same manner, will not constitute) unfair competition or trade practices under the Laws of any relevant jurisdiction.

(i)          Neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral communication from any Person or is aware of any Person (i) alleging any infringement, misappropriation, misuse, dilution, violation, or unauthorized use or disclosure of any Intellectual Property Rights or Technology or unfair competition, (ii) inviting the Company or any of its Subsidiaries to take a license under any Intellectual Property Rights or consider the applicability of any Intellectual Property Rights to any Company Offerings or the conduct of the Company Business or (iii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property Rights or Company Technology. To the Company’s Knowledge, there is no basis for any Person to make any such allegation, invitation, or challenge.  The Company has no reason to believe that any such claim is or may be forthcoming.  Neither the Company nor any of its Subsidiaries is in material violation of the terms of any Intellectual Property License.

(j)          No Person is infringing, misappropriating, misusing, diluting or violating any Company Intellectual Property Rights or Company Technology owned by or exclusively licensed to the Company or any of its Subsidiaries.  Neither the Company or any of its Subsidiaries has made any written or unwritten claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any Company Intellectual Property Rights or Company Technology owned or purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries.

(k)          Except with respect to Business Restriction Contracts, neither the Company nor any of its Subsidiaries is restricted or limited from engaging in any line of business or from developing, using, making, selling, offering for sale any product, service or Technology or from hiring or soliciting potential employees or independent contractors.  Except with respect to Business Restriction Contracts, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of Law or otherwise of any Intellectual Property Licenses to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, the Company or any of their respective Affiliates granting to any third Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to any of them (other than rights granted by the Company or its Subsidiaries on or prior to the Closing Date under Intellectual Property Rights held by the Company or its Subsidiaries as of the Closing Date) or being required to provide any source code for any Company Offering to any third Person, (ii) Parent, the Company or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on its freedom to engage in, participate in, operate or compete in any line of business, or (iii) Parent, the Company or any of their respective Affiliates being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third Person in excess of those payable by the Company or its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.

(l)          The Company and its Subsidiaries have taken commercially reasonable measures to protect all Proprietary Information of the Company and all Proprietary Information of any third Person in the Company’s or any of its Subsidiaries’ possession or control, or to which the Company or any of its Subsidiaries has access, with respect to which the Company or any of its Subsidiaries has a confidentiality obligation.  No such Proprietary Information has been authorized to be disclosed or has been actually disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Proprietary Information.  Each current and former employee, director, consultants, and independent contractor of the Company and its Subsidiaries that has been involved in the authorship, invention, creation, conception or other development of any Company Technology has entered into an enforceable written non-disclosure and invention assignment Contract with the Company or such Subsidiary that effectively and validly assigns to the Company or such Subsidiary all Intellectual Property Rights and Technology authored, invented, created, conceived, or otherwise developed by such employee, consultant, independent contractor, or director in the scope of his, her or its employment or engagement with the Company or such Subsidiary (each, an “Invention Assignment Agreement”) in a form made available to Parent prior to the Agreement Date.  No current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries has (i) excluded any Company Technology (or any Intellectual Property Rights in or to any Company Technology) authored, invented, created, conceived, or otherwise developed prior to his or her or its employment or engagement with the Company or any of its Subsidiaries from his or her or its assignment of inventions pursuant to such Person’s Invention Assignment Agreement, (ii) failed to affirmatively indicate in such Invention Assignment Agreement that no Company Technology authored, invented, created, conceived, or otherwise developed by him or her or it prior to his or her or its employment or engagement with the Company or any of its Subsidiaries exists, (iii) alleged, to the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third Person, ownership or other exclusive rights by such employee, consultant, independent contractor or director, in any Technology authored, invented, created, conceived or otherwise developed by such employee, consultant, independent contractor or director in the scope of his, her or its employment or engagement with the Company or any of its Subsidiaries, or (iv) failed to effectively waive all moral rights held by such employee, consultant, independent contractor or director, in any Technology authored, invented, created, conceived or otherwise developed by such employee, consultant, independent contractor or director, in the scope of his, her or its employment or engagement with the Company or any of its Subsidiaries in favor of the Company or such Subsidiary, as applicable. Without limiting the foregoing, all rights in, to and under all Intellectual Property Rights and Technology created by the Company’s founders for or on behalf of the Company (or the Company Business) prior to their commencement of employment with the Company have been duly and validly assigned to the Company.

(m)          (i) No government funding and no facilities of any university, college, other educational institution or research center were used in the development of any Owned Company IP, and (ii) no Governmental Authority or any university, college, other educational institution or research center owns, purports to own, has any other rights in or to (other than through any Intellectual Property License), or has any option to obtain any rights in or to, any Owned Company IP.  To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries who has been involved in the creation or development of any Technology or Intellectual Property Rights for the Company or any of its Subsidiaries or have had access to such Technology or Intellectual Property Rights has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.  Without limiting the foregoing, there are no current or contingent usage rights, march-in rights, manufacturing restrictions or other rights of any governmental entity in or to any Company Intellectual Property Rights, or, to the Company’s Knowledge, in or to any other Intellectual Property Rights that are either used by or for the Company or any of its Subsidiaries or that are otherwise necessary to conduct the business of the Company and its Subsidiaries as currently conducted and currently contemplated to be conducted.

(n)          The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any right of the Company or any of its Subsidiaries to own, use, practice or otherwise exploit any Company Intellectual Property Rights, Company Technology or Company Data.  Neither the execution, delivery and performance of this Agreement or any Company Ancillary Agreement, nor the consummation of the transactions contemplated by this Agreement or any Company Ancillary Agreement will, pursuant to any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound, result (or purport to result) in the transfer or grant by the Company or Parent or any of their respective Affiliates to any Person (other than Parent and its Affiliates) of any ownership interest or Intellectual Property License with respect to any Company Intellectual Property Rights or Company Technology or any Intellectual Property Rights or Technology of Parent or any of its Affiliates.

(o)          All of the Company Material Contracts pursuant to which the Company or any of its Subsidiaries is obligated to provide training, implementation, maintenance, support or other, similar services with respect to a Company Offering licensed to a Company licensee (collectively, the “Services Agreements”) after the Effective Time are set forth in Section 3.14(o) of the Company Disclosure Schedule.  No Services Agreement obligates Parent, the Company or any of their respective Affiliates after the Effective Time to provide any improvement, enhancement, change in functionality, additional functionality or other alteration or addition to the performance of any Company Offering other than error corrections and upgrades if and when made available to Company’s customers generally. The versions of the Company Offerings currently supported by the Company and any of its Subsidiaries are set forth in Section 3.14(o) of the Company Disclosure Schedule.  No Services Agreement obligates the Company or any of its Subsidiaries to provide maintenance, support or similar services with respect to any third party product (including hardware, software or code), except as embedded within a Company Offering.  Neither the Company nor any of its Subsidiaries has granted any other Person the right to furnish support or maintenance services with respect to any Company Offering to any other Person.

(p)          Neither the Company nor any of its Subsidiaries has incorporated any specifications, requirements, feedback or other contribution of any other Person into any Intellectual Property Rights of the Company (or its Subsidiaries) or Company Offering in a manner that infringes, misappropriates, or otherwise violates any Intellectual Property Rights of such Person.  Neither the Company nor any of its Subsidiaries has undertaken any joint development or similar activities with any other Person except as set forth in Section 3.14(p) of the Company Disclosure Schedule.

(q)          The Company or its Subsidiaries has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s Business and Company Offering.

(r)          Neither the Company nor any of its Subsidiaries has embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company or its Subsidiary to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company Intellectual Property Rights (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property Rights; (iii) the creation of any obligation for the Company or its Subsidiary with respect to Company Intellectual Property Rights owned by the Company, or the grant to any third party of any rights or immunities under Company Intellectual Property Rights owned by the Company or its Subsidiary; or (iv) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company Intellectual Property Rights.

3.15   Privacy and Data Protection.

(a)          The Company has provided complete and correct disclosures with respect to its privacy policies and privacy and data handling practices including by providing all types of notice and obtaining all types of consent required by all applicable Privacy Requirements (as defined below).  Such disclosures have not contained any material omissions related to the privacy policies and privacy and data practices of the Company and its Subsidiaries.  None of the materials distributed or marketed by the Company or any of its Subsidiaries, including privacy policies, have been inaccurate, misleading or deceptive such that the information or disclosure would violate any Privacy Requirements to which the Company or any of its Subsidiaries is subject.

(b)          The Company and its Subsidiaries, and, to the Company’s Knowledge, its vendors, consultants, agents, suppliers and/or subcontractors (“Company Service Providers”) who store, maintain, transmit or have routine access to Personal Information and User Data have at all times (i) complied in all respects with all applicable Privacy Laws, regulatory and self-regulatory guidelines and codes, published interpretations by Governmental Authorities of such Privacy Laws, guidelines and codes, and all similar consumer protection or privacy laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including the transfer by or on behalf of the Company or any of its Subsidiaries of Personal Information or User Data from the European Economic Area to any jurisdiction in respect of which the European Commission has not issued an adequacy decision) of Personal Information (including employee data) or User Data; (ii) complied in all respects with all of the Company’s and its Subsidiaries’ policies regarding privacy and data security, including (A) all privacy policies and similar disclosures published on the Company Web Sites or otherwise communicated in writing to employees, users of any Company Web Site, Company Offering or Company Software and other third parties or otherwise communicated to the public, (B) any notice to or consent from the provider or subject of Personal Information or User Data, and (C) any contractual commitment made by the Company or its Subsidiaries with respect to such Personal Information, PHI and User Data and (iii) all contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including the transfer by or on behalf of the Company or any of its Subsidiaries of Personal Information or User Data (all of the foregoing, collectively, the “Privacy Requirements”).  Neither the Company nor any of its Subsidiaries has received any written or oral claim or complaint regarding its or its agents’ collection, use or disclosure of any data (including, without limitation, Personal Information, PHI and User Data) and/or failure to comply with any Privacy Requirements.  Except as disclosed in Section 3.15(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of the Company Service Providers collects, stores, uses, accesses, discloses or transfers Personal Information, PHI or User Data outside of the United States of America.

(c)          To the Company’s Knowledge, there have not been any incidents of, or claims or Actions related to, data security breaches, unauthorized access or use of any of the IT Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or User Data or data owned by the Company or any of its Subsidiaries or provided by the Company’s or any of its Subsidiaries’ customers, whether held by the Company (or any of its Subsidiaries) or the Company Service Providers and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims.  Neither the Company nor any of its Subsidiaries has notified, or to the Company’s Knowledge been required to notify, any Person of any information security breach or incident involving Personal Information or User Data.  Neither the Company nor any of its Subsidiaries has received any correspondence relating to, or notice of any Actions, claims, investigations or alleged violations of, Laws with respect to Personal Information or User Data from any Person, there is no such ongoing Action, claim, investigation or allegation, and to the Company’s Knowledge, there are no facts or circumstances which could form the reasonable basis for any such Action, claim, investigation or allegation.

(d)          No investigation, inspection, audit or other proceeding of any nature involving allegations of any violation of Privacy Laws is threatened orally or in writing, pending, or, to the Company’s Knowledge, contemplated by any Governmental Authority or other third party against the Company or any of its Subsidiaries who store, maintain, transmit or have routine access to Personal Information or User Data.

(e)          The Company and its Subsidiaries have implemented commercially reasonable measures required by Privacy Requirements and in conformity with applicable industry standards to protect the integrity, security and operations of the Company’s and its Subsidiaries’ IT Systems, transactions executed thereby, and data owned by the Company or any of its Subsidiaries, including protecting against loss and against damage, accidental loss or destruction, unauthorized or unlawful access, use, modification, disclosure or other misuse.  The Company and its Subsidiaries have implemented industry standard policies and procedures to detect and respond to data security breaches and unauthorized access or use of the Company’s or its Subsidiaries’ IT Systems, Personal Information, and data owned or controlled by the Company or any of its Subsidiaries including by their respective employees and the Company Service Providers that have access to Personal Information.  The Company and its Subsidiaries provide their respective employees and Company Service Providers with regular privacy and data security training in compliance with applicable Privacy Requirements.  The Company and its Subsidiaries require all third parties to which it provides Personal Information and/or access thereto to maintain the privacy and security of such Personal Information, including where required by applicable Law by contractually obligating such third parties to protect such Personal Information from unauthorized access by and/or disclosure to any unauthorized third parties.

(f)          The Company engages a third party to conduct regular penetration tests and data security assessments on the Company’s and its Subsidiaries’ IT Systems and with respect each such test and assessment conducted since January 1, 2015, the Company has remediated all deficiencies identified in such tests and assessments.  To the Company’s Knowledge, the IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the conduct of the Company Business as currently conducted. The Company and its Subsidiaries have continuously operated in a manner to preserve and maintain the performance, security and integrity of the IT Systems. The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company and its Subsidiaries, including having reasonable and appropriate back-up and disaster recovery procedures.

(g)          The transfer of Personal Information and User Data in connection with the transactions contemplated by this Agreement will not violate any Privacy Requirements as they currently exist or, to the Company’s Knowledge, as they existed at any time during which any of the Personal Information or User Data was collected or obtained.  Neither the Company or any of its Subsidiaries is subject to any Privacy Requirements that, following the Closing, would prohibit the Company or any of its Subsidiaries or Parent from receiving or using Personal Information or User Data in the manner in which the Company and its Subsidiaries receive and use such Personal Information or User Data prior to the Closing.

(h)          Except for disclosures of information required by Law, authorized by the provider of Personal Information or User Data, or provided for in the Contracts listed in Section 3.15(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has shared, sold, rented or otherwise made available, and is sharing, selling, renting or otherwise making available, to third parties any Personal Information or User Data.

(i)          In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information or User Data collected, held, or controlled by or on behalf of the Company or its Subsidiaries, the Company has contractually obligated any such third party to (i) comply with applicable Privacy Laws with respect to Personal Information and User Data, (ii) act only in accordance with the instructions of the Company, (iii) take appropriate steps to protect and secure Personal Information and User Data from unauthorized disclosure, (iv) restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement, and (v) certify or guarantee the return or adequate disposal or destruction of Personal Information and User Data. The Company has disclosed all such data processing agreements to which it is a party.

(j)          In connection with the processing of any Personal Information or User Data by the Company or any of its Subsidiaries on behalf of any third party, the Company has entered into valid, binding and enforceable written data processing agreements with any such party as required by the Privacy Laws.  The Company has disclosed all such data processing agreements to which it is a party.

(k)          To the Company’s Knowledge, the Company has all necessary and required rights to use, reproduce, modify, create derivative works of, license, sublicense, distribute and otherwise exploit the data contained in the Company Data, including in connection with the operation of the business of the Company and its Subsidiaries, and the Company has the right to transfer such rights as needed to effectuate the transactions contemplated by this Agreement.

(l)          The Company has: (A) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to the Company’s and its Subsidiaries’ systems and products (collectively, “Information Security Reviews”); (B) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (C) made available complete and correct copies of all Information Security Reviews; and (D) timely installed software security patches and other fixes to identified technical information security vulnerabilities.

(m)          Neither the Company nor any of its Subsidiaries has distributed or does distribute marketing communications to any Person, except in accordance with Privacy Laws, and opt-in consent has been obtained from all Persons in the European Union to marketing by electronic means in accordance with Privacy Laws.  The Company and its Subsidiaries hold records evidencing all consents referred to under this Section 3.15(m).

(n)          Neither the Company nor any of its Subsidiaries has ever used web scraping, bots, spiders, indexing or similar methods or technology to collect data from the websites, online services or applications of any other Person.  Neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries received any oral or written notice that it is, in violation, breach or default of any Contract (including, without limitation, any website’s terms of use or privacy policy) concerning the Company’s or one of its Subsidiaries’ collection of data or any of the websites from which Company or any of its Subsidiaries scrapes or otherwise obtains data, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a violation, breach or default.

(o)          Except as otherwise disclosed in Section 3.15(o)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries obtains any data from any other Person.  The Company and each of its Subsidiaries uses its customers’ data (whether aggregated, de-identified or otherwise modified) solely for the benefit of such customer that provided the data and, except as otherwise disclosed in Section 3.15(o)(ii) of the Company Disclosure Schedule, does not disclose its customers’ data (whether aggregated, de-identified or otherwise modified) to any Person except for such customer’s employees, subcontractors and agents, as requested by customer, or as otherwise explicitly set forth in the underlying Contract with such customer.  Neither the Company nor any of its Subsidiaries has sold, transferred, licensed, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to the Company’s or any of its Subsidiaries’ current and former customers or agreed to do any of the foregoing.  No Person other than the Company or its Subsidiaries, as applicable, possesses or has any claims or rights with respect to use of such customer files and other customer information.  Neither the Company nor any of its Subsidiaries has disclosed, used, made available to the public, released for distribution or failed to protect or secure any confidential information or any system containing confidential information User Data or Personal Information in violation of any applicable Law or any Privacy Requirements.

3.16   Compliance with Laws.

(a)          The Company and its Subsidiaries are, and have been, in compliance in all material respects with all applicable Laws since January 1, 2019.

(b)          The Company and its Subsidiaries hold all permits, licenses and approvals from, and have made all filings with, Governmental Authorities that are required to be held to conduct the Company Business in compliance with applicable Law and applicable Contracts (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect.  Neither the Company nor any of its Subsidiaries have received any written notice or other written communication, or to the Knowledge of the Company, any oral notice or other oral communication, from any Governmental Authority regarding (i) any actual or possible violation of applicable Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(c)          Since January 1, 2019, all materials, products and services distributed or marketed by the Company and its Subsidiaries have made all material disclosures to users or customers required by Law, and none of such disclosures made or contained in any such materials, products or services have been inaccurate, misleading or deceptive in any material respect.

3.17   Employees, ERISA and Other Compliance.

(a)          Section 3.17(a)(i) of the Company Disclosure Schedule is a complete and correct list, to the extent permitted by applicable Law, of all current employees of the Company and its Subsidiaries as of the Agreement Date, and for each such employee, his or her: (1) job position or title, (2) annualized base salary or hourly wage (as applicable), (3) annual commission opportunity or bonus potential, (4) classification as full-time, part-time, temporary or seasonal, (5) classification as exempt or non-exempt under applicable state, federal or foreign overtime regulations, (6) accrued but unused vacation balance, (7) visa type (if any), (8) commencement date of employment with the Company or its Subsidiary, as applicable, (9) work location (both prior to any required remote location due to the impact of COVID-19 and following any such required remote location due to the impact of COVID-19), (10) severance entitlements, if any, (11) active or inactive status (including anticipated return to work date for any inactive employee), and (12) the total amount of bonus, severance, retention, change in control and/or other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby.  Section 3.17(a)(ii) of the Company Disclosure Schedule is a complete and correct list of all independent contractors, consultants, and leased workers of the Company and its Subsidiaries as of the Agreement Date, and for each such individual, his or her: (1) fee or compensation arrangements, (2) commencement date with the Company or any Affiliate of the Company, (3) service location; (4) description of services provided; (5) average hours worked per week; (6) notice required to terminate the relationship, and (7) confirmation as to whether a written independent contractor agreement exists.

(b)          The Company and its Subsidiaries have correctly classified and paid employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and other Laws.  All employees of the Company and its Subsidiaries are, and have been since their respective start of employment by the Company or its Subsidiary, as applicable, legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by Law.  All independent contractors providing services to the Company or its Subsidiaries are and have been properly classified, treated and paid as independent contractors for purposes of federal and applicable state Tax Laws, Laws applicable to employee benefits and other Laws.  Neither the Company nor any of its Subsidiaries have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of Proprietary Information or assignment of inventions).

(c)          The Company and each of its Affiliates: (i) are, and at all times have been, in compliance in all material respects with all Laws respecting employment, employment practices, terms and conditions of employment, discrimination, harassment, retaliation, employee health and safety, pay equity, background checks, wages and hours, overtime pay, payroll documents and wage statements, equal opportunity, immigration compliance, occupational health and safety, termination or discharge, plant closing and mass layoff requirements, affirmative action, workers’ compensation, disability, unemployment compensation, whistleblower laws, labor relations and collective bargaining, the proper classification and treatment of employees as exempt or non-exempt and the proper classification and treatment of independent contractors, health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar provisions of state Law, (ii) have withheld, paid and reported all amounts required by Law or by Contract to be withheld, paid and reported with respect to compensation, wages, salaries and other payments to employees or independent contractors of the Company and its Subsidiaries, (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any Law, and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or any other applicable social insurance, or other benefits or obligations for employees of the Company and its Subsidiaries (other than routine payments to be made in the Ordinary Course of Business).  There are no pending or, to the Knowledge of the Company, threatened Actions against the Company or any of its Affiliates under any worker’s compensation policy or long-term disability policy.

(d)          Neither the Company nor any of its Subsidiaries is a party to or currently negotiating any collective bargaining or similar agreement with any labor union or organization, nor are any organized groups of its employees represented by any labor union.  There is no, and in the past three (3) years there has been no pending, or to the Company’s Knowledge, threatened, labor dispute, work slowdown, work stoppage, strike, investigation by a Governmental Authority, involving the Company or any of its Subsidiaries.  To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries currently intends to terminate his or her employment with the Company or its Subsidiary, as applicable, and no employee of the Company or any of its Subsidiaries has received an offer to join a business that may be competitive with the Company Business.

(e)          The Company and its Subsidiaries are in compliance with the requirements of the Immigration Reform Control Act of 1986 and have a complete and correct copy of U.S. Citizenship and Immigration Services Form I-9 for each of its employees.

(f)          Neither the Company nor any of its Subsidiaries has been a party to any Action, or received written notice of any threatened Action, in which the Company or any of its Subsidiaries was, or is, alleged to have violated any Contract or Law relating to employment, including equal opportunity, discrimination, retaliation, harassment, immigration, wages, hours, unpaid compensation, classification of employees as exempt from overtime or minimum wage Laws, classification or workers as independent contractors, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and/or privacy rights of employees.

(g)          There is no pending, threatened, and for the past five (5) years the Company and each of its Subsidiaries has not received notice of any, investigation or audit by a Governmental Authority responsible for the enforcement of labor, immigration or employment regulations and, for the past four (4) years neither the Company nor any of its Subsidiaries has been found by any Governmental Authority to have engaged in any unfair labor practice, as defined in the National Labor Relations Act (29 U.S.C. § 151 et seq.) or other applicable Laws.

(h)          In the past two (2) years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the WARN Act or any other Law in respect of the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in any lay-offs or employment terminations sufficient in number to trigger application of any such Law.

(i)          No material employee layoff, material facility closure or shutdown (whether voluntary or by order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees or independent contractors of the Company or any of its Subsidiaries has occurred within the twelve months prior to the date hereof, or, as of the date hereof, is contemplated, planned or announced, including as a result of COVID-19 or any Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.  Neither the Company nor its Subsidiaries has otherwise experienced any material employment-related Liability with respect to COVID-19 Measures.  The Company and its Subsidiaries are in compliance with (including records, training, notices, and other requirements) all Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

(j)          Neither the Company nor any of its Subsidiaries is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, nor is the Company or any of its Subsidiaries a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage Laws.

(k)          To the Company’s Knowledge, no employee or independent contractor of the Company or any of its Subsidiaries is in violation of (i) any material term of any employment or independent contractor Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or independent contractor to be employed by or to render services to the Company or any of its Subsidiaries or to use Proprietary Information of others.  The employment of any employee or engagement of any independent contractor by the Company or its Subsidiaries, as applicable, does not subject them to Liability to any third party.

(l)          Within the past five (5) years, neither the Company nor any of its Subsidiaries has been a party to a settlement agreement with a current or former employee or independent contractor that relates primarily to allegations of sexual harassment or sexual misconduct.  Within the past five (5) years, no allegations of sexual harassment or sexual misconduct have been made against any officer, director or employee of the Company or any of its Subsidiaries in his or her capacity as an officer, director or employee.

(m)          The Company and each of its Subsidiaries is and at all relevant times has been in compliance with COVID-19 related safety and health standards and regulations issued and enforced by the Occupational Safety and Health Administration (OSHA) and any applicable OSHA-approved state plan.  The Company and each of its Subsidiaries is and has at all relevant times been in compliance with the paid and unpaid leave requirements of the Families First Coronavirus Response Act, and, to the extent the Company or any of its Subsidiaries has granted employees paid sick leave or paid family leave under the Families First Coronavirus Act, the Company or its Subsidiary, as applicable, has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits.

(n)          Section 3.17(n) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Company Employee Plan and each employment agreement or offer letter with a Company employee.

(o)          True, complete and correct copies of the following documents, with respect to each Company Employee Plan, where applicable, have been made available to Parent:  (i) all documents embodying or governing such Company Employee Plan (or for unwritten Company Employee Plan a written description of the material terms of such arrangement) and any funding medium for the Company Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the filed IRS Form 5500s for the last three years; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) all non-routine correspondence to and from any state or federal agency related to such Company Employee Plan; and (vii) the last three years of non-discrimination testing results.

(p)          Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plans Compliance Resolution System to maintain such qualification.

(q)          Each Company Employee Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and regulations and with its terms including without limitation ERISA, the Code, and the Affordable Care Act.  No Company Employee Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program.  No litigation or governmental administrative proceeding, audit or other proceeding or Action (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding.  All payments and/or contributions required to have been timely made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law.  Each Company Employee Plan satisfies in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.  The Company and each of its Subsidiaries is and has been in compliance with the Affordable Care Act and has made an offer of affordable minimum essential coverage to its respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse Tax consequences thereunder, and neither the Company nor any of its Subsidiaries is otherwise liable or responsible for any assessable payment, Taxes or penalties under Section 4980H of the Code or under the Affordable Care Act or in connection with requirements relating thereto.

(r)          Neither the Company nor ERISA Affiliate has ever maintained, contributed to, or been required to contribute or had any Liability with respect to, including on account of any ERISA Affiliate (whether contingent or otherwise), to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any Liability under Title IV of ERISA that has not been paid in full.

(s)          Neither the Company nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees or other service providers after their employment or service is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and neither the Company nor any ERISA Affiliate have ever promised to provide such post-termination benefits.

(t)          Each Company Employee Plan may be amended, terminated or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Plan.  Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan.  Each asset held under each Company Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable Liability other than ordinary administration expenses.  No Company Employee Plan provides health or long-term disability benefits that are not fully insured through an insurance contract.

(u)          Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

(v)          No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

3.18   Books and Records; Bank Accounts.

(a)          The Company has made available to Parent complete and correct copies of the minute books, share transfer ledgers, and other similar corporate records, each as amended to date, of the Company and its Subsidiaries.  The minute books of the Company and each of its Subsidiaries accurately reflect all corporate actions of the Company or such Subsidiary, as appliable, which are required by Law, the Charter Documents of the Company or such Subsidiary, as applicable, or any applicable Contract to be passed upon by the stockholders or the board of directors (or any committee thereof) of the Company or such Subsidiary, as appliable, as well as all other actions previously taken by the stockholders, the board of directors and the committees of the board of directors of the Company or such Subsidiary, as applicable.  The Company and each of its Subsidiaries has maintained Books and Records that are complete and correct in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company or such Subsidiary, as applicable.  Neither the Company nor any of its Subsidiaries have engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its Books and Records.  At the Closing, the minute books and other Books and Records of the Company and each of its Subsidiaries will be in the possession of the Company.  Section 3.18(a) of the Company Disclosure Schedule sets forth a list as of the Agreement Date of all of the current and former officers and directors of the Company (including, for each such individual, the position held and period of service).

(b)          Section 3.18(b) of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any of its Subsidiaries maintains accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom, have signing authority or other access thereto.

3.19   Insurance.  The Company and its Subsidiaries maintain the policies of insurance and bonds set forth in Section 3.19 of the Company Disclosure Schedule (the “Insurance Policies”), which include all legally required workers’ compensation and other coverage in such amounts that cover such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries.  Complete and correct copies of the Insurance Policies have been made available to Parent.  Section 3.19 of the Company Disclosure Schedule sets forth (a) the name of the insured and the insurer under each such Insurance Policy, the type of Insurance Policy, policy number and the term and amount of coverage thereunder, and (b) all claims made under such Insurance Policy, or any other policy, within the prior five (5) years.  There is no claim pending under any of such Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy or bond or for which its total value (inclusive of defense expenses) would reasonably be expected to exceed the applicable policy limits.  All premiums due and payable under all such Insurance Policies and bonds have been timely paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds.  All such Insurance Policies remain, and will remain immediately following the Closing, in full force and effect, and, to the Company’s Knowledge, no insurance provider has threatened to terminate or increase the premium with respect to, any of such Insurance Policies.  Neither the Company nor any of its Subsidiaries has named any additional insureds under its Insurance Policies and is not required to do so under any Contract.  Except as set forth in Section 3.19 of the Company Disclosure Schedule, all Insurance Policies are occurrence-based.  Neither the Company nor any of its Subsidiaries have any self-insurance or co-insurance programs.  Other than the Insurance Policies, neither the Company nor any of its Subsidiaries is bound by, a beneficiary of, an obligor under or a party to, any other insurance policy.  To the Knowledge of the Company, no insurer plans to raise the premiums for, or materially alter the coverage under, any such Insurance Policy.

3.20   Environmental Matters.  The Company, its Subsidiaries and each of their respective predecessors have at all times been in compliance with all Environmental Laws which compliance includes the possession of all Governmental Permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof.  Neither the Company nor any of its Subsidiaries has received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law, and to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company or any of its Subsidiaries with any current Environmental Law in the future.  To the Knowledge of the Company, no current or prior owner of any real property leased or possessed by the Company or any of its Subsidiaries has received any written notice or other written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in compliance with any Environmental Law.  All Governmental Permits held by the Company or any of its Subsidiaries pursuant to Environmental Law (if any) are identified in Section 3.20 of the Company Disclosure Schedule.

3.21   Customers and Suppliers.

(a)          The Company Offerings are only provided to third parties under the terms of the warranty described in Section 3.21(a) of the Company Disclosure Schedule, and the Company Offerings have conformed and complied in all material respects with respect to such terms of warranty.

(b)          Section 3.21(b) of the Company Disclosure Schedule sets forth the top ten (10) customers (or group of affiliated customers) of the Company and its Subsidiaries based on revenue during each of the (1) twelve-month period ending on December 31, 2022 and (2) the year-to-date period ending on the last day of the calendar month immediately preceding the Agreement Date (each a “Significant Customer”).  As of the Agreement Date, none of the Significant Customers has terminated or cancelled its relationship with the Company or its Subsidiaries.  All Significant Customers are current in their payment of invoices and neither the Company nor any of its Subsidiaries has, and since January 1, 2020 have had, any material disputes with any Significant Customer. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written or oral notice from any Significant Customer that such customer will not continue as a customer, as the case may be, of the Company or its Subsidiaries or, following the Effective Time, Parent or any of its Affiliates or that such customer intends to (i) cancel, terminate, renegotiate, breach or request a material modification to existing Contracts with the Company or its Subsidiaries; (ii) stop, materially decrease or alter the rate of, or materially change the payment or price terms with respect to, buying products or services from the Company; (iii) materially reduce or alter the frequency or volume of purchase orders (or similar documents) submitted to the Company or any of its Subsidiaries, (iv) fail or refuse to renew any Company Material Contract; or (v) file for bankruptcy or voluntarily or involuntarily enter into insolvency proceedings under any state, federal or other jurisdictions or, following the Effective Time, Parent or any of its Affiliates.  There are no warranty claims made, requests for service credits or refunds requested by any Significant Customer with respect to any Company Offerings except for normal warranty claims and refunds consistent with past history or in the Ordinary Course of Business and that would not result in a reversal of any material amount of revenue by the Company or any of its Subsidiaries.

(c)          Section 3.21(c) of the Company Disclosure Schedule sets forth the top ten (10) vendors and suppliers of products and services to the Company and its Subsidiaries based on amounts paid or payable by the Company and its Subsidiaries to such vendors and suppliers during each of (i) the twelve-month period ending on December 31, 2022 and (ii) the year-to-date period ending on the last day of the calendar month immediately preceding the Agreement Date (each, a “Significant Supplier”).  The Company and each of the Subsidiaries, as applicable, is current in its payments consistent with the payment schedule for such Significant Supplier established and agreed in the Ordinary Course of Business to all Significant Suppliers and neither the Company nor any of its Subsidiaries have, and since January 1, 2023 has had, any material dispute concerning Contracts with or products and/or services provided by any Significant Supplier that arose or remain unresolved. Neither the Company nor any of its Subsidiaries has received any written or oral notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or any of its Subsidiaries or, following the Effective Time, Parent or any of its Affiliates or that such supplier (i) intends to cancel, terminate, renegotiate, breach or not renew existing Contracts with the Company or any of its Subsidiaries; or (ii) stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or any of its Subsidiaries (whether as a result of consummation of the transactions contemplated by this Agreement the ancillary documents contemplated hereby or otherwise) or, following the Effective Time, Parent or any of its Affiliates.

3.22   Anti-Money Laundering Laws.  The Company and its Subsidiaries are, and have always been, in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the United Kingdom Proceeds of Crime Act 2002 and all other applicable anti-money laundering and counter terrorist financing Laws, and has established policies, procedures and internal controls designed to ensure compliance with such Laws.

3.23   Anti-Corruption and Anti-Bribery Laws.

(a)          None of the Company or any of its Subsidiaries or any of their respective directors, officers, agents, employees, independent contractors or other representatives, or any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, in connection with the conduct of any activity of the Company or any of its Subsidiaries: (i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Foreign Government Official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of (A) influencing any act or decision of such Foreign Government Official, candidate, party or campaign or any official of such party or campaign, (B) inducing such Foreign Government Official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage; (ii) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (iii) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq. (“FCPA”), the United Kingdom Bribery Act of 2010 (the “Bribery Act”) or any other applicable anti-corruption or anti-bribery Law.

(b)          The Company and its Subsidiaries have established and maintain written policies, procedures and internal controls designed to ensure compliance with the FCPA, the Bribery Act and all other applicable anti-corruption and/or anti-bribery Laws and to ensure that all books and records of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets.

(c)          Neither the Company nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination by a Governmental Authority relating to the compliance of the Company or any of its Subsidiaries with the FCPA, the Bribery Act, anti-corruption, or anti-kickback activity.  To the Knowledge of the Company, there are no threatened Actions, nor presently existing facts or circumstances that would constitute a reasonable basis for any future Actions, with respect to the compliance of the Company or any of its Subsidiaries or any of their respective directors, officers, agents, employees, independent contractors or other representatives with the FCPA or the Bribery Act, or any anti-corruption or anti-kickback activity by the Company or any of its Subsidiaries.

3.24   Trade Compliance.

(a)          The Company and its Subsidiaries have at all times conducted their export, import and related transactions in accordance with (i) all applicable U.S. export, re-export, import, anti-boycott, and economic sanctions Laws and regulations, including the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the trade and economic sanctions regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, and (ii) all other applicable import and export control Laws and regulations in the other countries in which the Company or its Subsidiaries conducts business (the “Trade Laws”). The Company and its Subsidiaries have obtained, and are in compliance with, all import and export licenses and other required consents, authorizations, waivers, approvals, and orders, and have made or filed any and all necessary notices, registrations, declarations and filings with any Governmental Authority, and have met the requirements of any license exceptions or exemptions, as required in connection with (i) the import, export and re-export of products, services, Software or other Technology, and (ii) releases of technical data, Software or other Technology to foreign nationals located in the United States and abroad (“Trade Approvals”). The Company and its Subsidiaries are in compliance with the terms of all applicable Trade Approvals. There are no pending or, to the Knowledge of the Company, threatened inquiries, investigations, enforcement actions, voluntary disclosures or other claims against the Company or any of its Subsidiaries with respect to Trade Laws or Trade Approvals. There are no actions, conditions or circumstances pertaining to the Company’s and any of its Subsidiaries’ export, import and related transactions that would reasonably be expected to give rise to any future inquiries, investigations, enforcement actions, voluntary disclosures or other claims. No Trade Approvals for the transfer of export licenses used in the Company Business to Parent or any of its Affiliates are required, or such Trade Approvals can be obtained expeditiously without material cost. Section 3.24(a) of the Company Disclosure Schedule sets forth the complete and correct Export Control Classification Numbers (or U.S. Munitions List Categories) applicable to the Company Offerings and the Company Technology. Neither the Company nor any of its Subsidiaries have exported or re-exported to any countries subject to U.S. embargo or trade sanctions or to entities identified on any U.S. governmental export exclusion lists, including the Denied Persons List, Entity List, Unverified List, Specially Designated Nationals List, and any other applicable lists maintained by the U.S. Departments of Treasury, State, or Commerce. None of the Company or any of its Subsidiaries or any of their respective officers, directors, employees, advisors, agents, representatives, independent contractors or any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries (i) is a Person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by any U.S. Governmental Authority (including the Office of Foreign Assets Control), the United Nations Security Council, the European Union or Her Majesty’s Treasury, or (ii) within the last five (5) years, has violated any economic sanctions Laws.  Neither the Company nor any of its Subsidiaries has, within the last five (5) years, made any voluntary disclosures to U.S. Governmental Authorities under U.S. economic sanctions Laws, been the subject of any governmental investigation or inquiry regarding compliance with such Laws or been assessed any fine or penalty under such Laws.

3.25   Healthcare Laws.

(a)          The Company and its Subsidiaries hold all material permits, franchises, variances, registrations, exemptions and other governmental authorizations, approvals, clearances, and consents, and have submitted all applicable notices to, all Governmental Authorities, including all authorizations as required under the Federal Food, Drug, and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended, the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, the regulations of the Drug Enforcement Agency (“DEA”), and any other Governmental Authority that regulates the design, development, testing, quality, identity, strength, purity, safety, efficacy, labeling, manufacturing, storage, distribution, import, export, marketing, promotion, advertising, detailing, or sale of the Company Offerings, including any premarket clearance or approval, the practice of medicine, or billing to a federal health care program (any such Governmental Authority, a “Company Regulatory Agency”) necessary for the lawful operation of the businesses of the Company or any of its Subsidiaries as currently conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect. Since January 1, 2019, there has not occurred any material violation of, default under, or event giving to others, including any Governmental Authority, any right of termination, revocation, amendment, non-renewal, cancellation, or material adverse modification of, with or without notice or lapse of time or both, any Company Permit. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the termination, revocation, amendment, cancellation, non-renewal or material adverse modification of any Company Permit. Neither the Company nor any of its Subsidiaries has (i) received written notice of any pending or threatened Action from the FDA, Company Regulatory Agency or other Governmental Authority alleging, or (ii) made any material voluntary or involuntary disclosure to a Governmental Authority stating that any operation or activity of the Company or any of its Subsidiaries is in violation in any material respect of any applicable Healthcare Law. All of the Company Offerings have been designed, manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, advertised, detailed, distributed and sold by the Company or any of its Subsidiaries in all material respects in compliance with all applicable requirements under any Company Permit or Healthcare Law, including applicable statutes and implementing regulations administered or enforced by the FDA or other Company Regulatory Agency. To the Company’s Knowledge, all applications, submissions, notifications and information required to be submitted by the Company or its Subsidiaries in connection with, any and all requests for Company Permits relating to the Company or any of its Subsidiaries when submitted to the FDA or other Company Regulatory Agency, were true, complete and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, notifications and information required under applicable Healthcare Laws have been submitted to the FDA or other applicable Company Regulatory Agency.

(b)          Neither the Company nor its Subsidiaries nor, to the Company’s Knowledge, any of their respective officers, directors, employees or agents (acting on behalf of the business of the Company and its Subsidiaries), have committed any act, made any statement or failed to make any statement in each case, related to the business of the Company and its Subsidiaries and which, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or other similar Laws. Neither the Company nor or any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents (acting on behalf of the business of the Company and its Subsidiaries) has been subject to any kind of consent decree, individual integrity agreement, deferred prosecution agreement, or other similar form of agreement with any Governmental Authority or convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in a debarment, exclusion, disqualification, or ineligibility under applicable Law, including, without limitation, 21 U.S.C. Section 335a and 42 U.S.C. Section 1320a-7, and no Actions that would reasonably be expected to result in such a debarment, exclusion, disqualification, or ineligibility are pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or to the Knowledge of the Company, any of their respective officers, directors, employees or agents (acting on behalf of the business of the Company and its Subsidiaries). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice from the FDA or any other Governmental Authority that it is being investigated for data or healthcare program fraud.

(c)          The manufacture of Company Offerings by or on behalf of the Company and its Subsidiaries has been and is being conducted in compliance in all material respects with all applicable Laws including the current Good Manufacturing Practices and current Good Tissue Practices. Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any of their respective employees or independent contractors, has received any FDA Form 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other Company Regulatory Agency alleging or asserting material noncompliance with any applicable Laws or Company Permits with respect to any Company Offering or its Subsidiaries. No manufacturing site owned by the Company, its Subsidiaries, or to the Company’s Knowledge, any of their respective contractors is or has been subject to a shutdown or import or export prohibition imposed or requested by FDA or another Company Regulatory Agency. No event has occurred which would reasonably be expected to lead to any Action by any Company Regulatory Agency or any FDA Form 483, warning letter, untitled letter, or other similar correspondence.

(d)          All studies, tests and preclinical and clinical trials being conducted by, or on behalf of, the Company or its Subsidiaries, have been and are being conducted in compliance in all material respects with applicable Healthcare Laws, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices. The Company and its Subsidiaries have not received any written notices, correspondence or other communication from any institutional review board, the FDA or any other Company Regulatory Agency, recommending or requiring the termination, suspension, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Subsidiaries. No event has occurred which would reasonably be expected to lead to the termination, suspension, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Subsidiaries.

(e)          The Company and its Subsidiaries have not either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal, or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action, in each case relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Offering or Company Offering candidate (“Company Safety Notices”). To the Company’s Knowledge, and the knowledge of its Subsidiaries, there are no facts which would reasonably be expected to cause (i) a Company Safety Notice with respect to any Company Offering sold or intended to be sold by the Company or its Subsidiaries; (ii) a material change in the marketing classification or a material change in labeling of any such Company Offering; or (iii) a termination, suspension or material modification of marketing or testing of any such Company Offering. The Company has not received or otherwise been made aware of any written notices, citations or decisions by any Governmental Authority that any of the Company Offerings are defective or fail to meet any applicable standards promulgated by any such Governmental Authority. The Company has obtained, in all countries where it is marketing or has marketed any Company Offerings, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of such Company Offerings currently marketed by the Company in such countries.

(f)          The Company, its Subsidiaries, and to the Knowledge of the Company, their respective officers, directors, employees and agents (acting on behalf of the business of the Company and its Subsidiaries) are, and at all times have been, in compliance in all material respects with all applicable Healthcare Laws. There is no civil, criminal, administrative, or other Actions pending, received by or filed or threatened in writing against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective officers, directors, employees or agents (acting on behalf of the business of the Company and its Subsidiaries) alleging any material violation by the Company or its Subsidiaries of any applicable Healthcare Laws.

(g)          Each of the Company and its Subsidiaries has distributed, documented, and reported Company Offering samples in all material respects in accordance with applicable Healthcare Laws.

(h)          Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers or employees has received written notice that it is subject to any pending or threatened investigation, claim, or enforcement Action by the FDA, the DEA, U.S. Department of Health and Human Services-Office of Inspector General, private whistleblowers, or Centers for Medicare & Medicaid, U.S. Department of Veterans Affairs VA Office of Inspector General, or U.S. Department of Justice, or any other state or non-U.S. equivalent Governmental Authorities pursuant to any Healthcare Laws in connection with the business of the Company and its Subsidiaries.

3.26   Product Defects.

(a)          Since January 1, 2019, all Company Offerings have been provided in conformity with the Company’s and the Company’s Subsidiaries’ applicable contractual commitments, warranties and specifications.

(b)          Since January 1, 2019, the Company has not received or otherwise been made aware of any written notices, citations or decisions by any Governmental Authority that any of the Company Offerings are defective or fail to meet any applicable standards promulgated by any such Governmental Authority. The Company has obtained, in all countries where it is marketing or has marketed any Company Offerings, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of such Company Offerings currently marketed by the company in such countries. No recall, withdrawal, field correction or other action to recover possession of the Company Offerings has occurred.

3.27   Brokers’ Fees.  No investment banker, broker, finder or similar party is or shall be entitled to any payment of any fees of expenses in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates at or prior to the Effective Time.  The legal and accounting advisors and any other Persons to whom the Company or any of its Subsidiaries will owe fees and expenses that will constitute Transaction Expenses are set forth in Section 3.26 of the Company Disclosure Schedule and all such amounts will be included in the calculation of Estimated Unpaid Transaction Expenses.

3.28   Information Statement.  None of the information included in the Information Statement, or any amendments or supplements thereto, in each case in the form delivered to the Company Stockholders will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.  The Information Statement will comply with the requirements of the DGCL and the California Corporations Code.

3.29   CFIUS. The Company is not a U.S. business that (i) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”; (ii) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”; or (iii) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, in each case as such terms in quotation marks are defined in the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

3.30   Disclosure.  No representation or warranty or other statement made by the Company or any of the Company’s Representatives in this Agreement, the Company Disclosure Schedule, the certificates delivered pursuant to this Agreement or the Company Ancillary Agreements contains or, when delivered to the Parent, will contain any untrue statement of a material fact or omits, or when delivered to Parent, will omit, to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.  The Company has made available complete and correct and, where applicable, executed copies of each document that has been requested by Parent and that is in the Company’s possession or control or that is listed (or required to be listed) in the Company Disclosure Schedule.

3.31   No Other Representation and Warranties.  Except for the representations and warranties contained in this Article 3, (a) neither the Company nor any of its Representatives (or any other Person) makes, or has made, any representation or warranty relating to the Company or its businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and (b) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent or any of its Affiliates or the Representatives of any of the foregoing, including any materials or information made available in the Virtual Data Room, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in this Article 3.

4.          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows as of the date hereof and as of the Closing Date:

4.1   Organization and Good Standing.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.2   Power, Authorization and Validity.

(a)          Power and Authority.  Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Parent Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Parent of this Agreement and each of the Parent Ancillary Agreements and the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent.  Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements to which it is to be party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Merger Sub of this Agreement and each of the Merger Sub Ancillary Agreements to which it is to be party and the consummation of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

(b)          Enforceability.  This Agreement has been duly executed and delivered by Parent and Merger Sub.  This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent shall be, assuming the due authorization, execution and delivery by the Company and the other Persons party hereto or thereto, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the Enforceability Exceptions.  This Agreement and each of the Merger Sub Ancillary Agreements to be entered into by Merger Sub are, or when executed by Merger Sub shall be, assuming the due authorization, execution and delivery by the Company and the other Persons party hereto or thereto, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the Enforceability Exceptions.

4.3   No Conflict; Required Consents and Approvals.

(a)          Assuming compliance with the HSR Act and other applicable Antitrust Laws, the execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Parent Ancillary Agreements (in the case of Parent) and Merger Sub Ancillary Agreements (in the case of Merger Sub), and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the Charter Documents of Parent or Merger Sub or (ii) conflict with or violate any Laws or any judgment, decree or order to which Parent or Merger Sub are subject, except in the case of clause (ii) where such conflict or violation would not reasonably be expected to result in a Material Adverse Effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements or the Merger Sub Ancillary Agreements.

(b)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute, deliver and perform this Agreement, each of the Parent Ancillary Agreements (as to Parent) and the Merger Sub Ancillary Agreements to be entered into by Merger Sub (as to Merger Sub) or to consummate the transactions contemplated hereby or thereby, except for (i) filings pursuant to the HSR Act or other applicable Antitrust Laws, if any (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Parent or Merger Sub would not reasonably be expected to result in a Material Adverse Effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements (as to Parent) and the Merger Sub Ancillary Agreements (as to Merger Sub), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) any filings required under applicable securities Laws.

4.4   Merger Sub.  Parent is the sole stockholder of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5   Adequacy of Funds.  Parent has or, at and as of the Closing, Parent will have, sufficient funds and available credit facilities available to it to permit Parent and Merger Sub to consummate the transactions contemplated hereby, including payment in full of the aggregate Initial Merger Consideration required to be paid at the Closing and all fees, costs and expenses related to the Merger and the other transactions contemplated hereby.

4.6   Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

4.7   Independent Investigation. Each of Parent and Merger Sub acknowledges and agrees (for itself and on behalf of its Affiliates and the Representatives of any of the foregoing) that each of them has conducted and completed its own investigation, analysis and evaluation of the Company, that each of them has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Company as it has deemed necessary or appropriate, that each of them has had the opportunity to request all information it has deemed relevant to the foregoing from the Company and has received responses it deems adequate and sufficient to all such requests for information, and that in making its decision to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby it has relied solely on its own investigation, analysis and evaluation of the Company and its financial condition, business, results of operations, properties, assets, Liabilities, and prospects and the representations and warranties made by the Company herein.

4.8   No Other Representations and Warranties. Each of Parent and Merger Sub acknowledges and agrees (for itself and on behalf of its Affiliates and the Representatives of any of the foregoing) that, except for the representations and warranties expressly set forth in Article 3 or any other ancillary documents contemplated hereby, (a) neither the Company nor any of its Affiliates or any Representative of the foregoing (or any other Person) makes, or has made, any representation or warranty relating to the Company or its financial condition, business, results of operations, properties, assets, Liabilities, or prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, and (b) Parent and Merger Sub and their Affiliates and the Representative of the foregoing have not relied or acted in reliance on, and are not relying or acting, including, as applicable, entering into or consummating this Agreement or the transactions contemplated hereby, in reliance on any representation or warranty, express or implied, at law or in equity, relating to the Company or its financial condition, business, operations, results of operations, properties, assets, Liabilities, prospects, or other matter relating to the Company or in reliance on any materials, statements or information provided or addressed to Parent or Merger Sub or their Representatives or Affiliates, or the accuracy and completeness thereof, and that no Person shall have any Liability with respect to any such representation, warranty, materials, statements or information or omissions therefrom.

5.    COVENANTS

During the time period from the Agreement Date until the earlier to occur of (x) the Effective Time and (y) the valid termination of this Agreement in accordance with the provisions of Article 7, each of the Company, Parent and Merger Sub, as applicable, covenants and agrees as follows:

5.1   Maintenance of Business. The Company shall continue to (i) conduct the Company Business in the Ordinary Course of Business unless otherwise required by applicable Law or pursuant to the prior written consent of Parent, (ii) use reasonable best efforts to carry on and preserve the Company Business and its and its Subsidiaries’ business relationships with users, customers, advertisers, suppliers, employees and others with whom the Company or any of its Subsidiaries has business or contractual relations, (iii) use commercially reasonable efforts to preserve intact its business organizations and goodwill of, and (iv) keep available the services of its officers in the Ordinary Course of Business.

5.2   Restrictive Covenants.  The Company shall not, and shall cause its Subsidiaries not to, without Parent’s prior written consent, or except as specifically set forth on Schedule 5.2 hereto, take any of the following actions:

(a)          amend or change its Charter Documents;

(b)          incur, create or assume (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances) or (ii) any Indebtedness;

(c)          accelerate or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any Company Securities, or any acceleration or release of any right to repurchase Company Securities upon the securityholder’s termination of employment or services with it or pursuant to any right of first refusal;

(d)          pay or discharge any of its Liabilities except for (i) Liabilities shown on the Company Balance Sheet or incurred in the Ordinary Course of Business after the Balance Sheet Date or (ii) Transaction Expenses;

(e)          purchase, license, sale, grant, assign or otherwise dispose or transfer, or enter into any Contract for the purchase, license, sale, grant, assignment or other disposition or transfer, of any of its assets (including Company Intellectual Property Rights and other intangible assets), properties or goodwill, other than the non-exclusive license of its products or services to its customers in the Ordinary Course of Business;

(f)          declare, set aside or pay any dividend on, or make any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any right, preference, privilege or restriction of any of its outstanding securities (other than repurchases of stock in accordance with the Company Stock Plan or applicable Contracts in connection with the termination of service of employees or other service providers, in each case in effect on the Agreement Date and disclosed on the Company Disclosure Schedule);

(g)          grant or issue Company Securities (other than shares issued upon exercise of outstanding Company Options or upon the conversion of Company Preferred Stock);

(h)          create or acquire of any Subsidiary or acquire of any shares or other securities of, or any direct or indirect equity interest in, any Person;

(i)          hire or terminate any officer, employee, independent contractor or other service provider of the Company or any of its Subsidiaries;

(j)          enter into any agreement with respect to a Change of Control Payment or change or increase (or promise to change or increase) the compensation or benefits payable or to become payable to any of its current or former officers, directors, employees, independent contractors, agents, or other service providers, or change or increase in (or promise to change or increase) any bonus, pension, severance, change-of-control, retention, insurance or other benefit payment or arrangement (including any equity awards) made to or with any of such officers, directors, employees, independent contractors, agents or other service providers, except as required by applicable Law or a written Contract in effect as of the Agreement Date and previously made available to Parent and disclosed on the Company Disclosure Schedule;

(k)          loan, advance or make a capital contribution by the Company or any of its Subsidiaries to, or any investment by the Company or any of its Subsidiaries in, any Person (other than the advancement of travel expenses to employees in the Ordinary Course of Business);

(l)          enter into or negotiate any collective bargaining agreement or similar agreement or relationship with any labor organization;

(m)          (i) enter into, amend, relinquish, terminate or fail to renew any Company Material Contract, or Company Employee Plan (or any other right or obligation) except as required by the terms of such Company Material Contract or Company Employee Plan, or Law, (ii)  breach or cause a default under such Company Material Contract or Company Employee Plan (or other right or obligation), or (iii) any written or, to the Knowledge of the Company, oral indication or assertion by the other party thereto of any material problems with its services or performance under such Company Material Contract or Company Employee Plan (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such Company Material Contract or Company Employee Plan (or other right or obligation);

(n)          change in the manner in which it extends discounts, credits or warranties;

(o)          enter into any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of Fifty Thousand Dollars ($50,000) for any single Contract (or One Hundred Thousand Dollars ($100,000) in the aggregate) or that is not entered into in the Ordinary Course of Business or the conduct of any business or operations other than in the Ordinary Course of Business;

(p)          make or enter into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries;

(q)          adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, consolidation or other reorganization;

(r)          change accounting or Tax reporting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(s)          settle or compromise any claim, notice, audit report or assessment in respect of Taxes; amend any Tax Return; file any Tax Return in a manner inconsistent with past practice; make (inconsistent with past practice), change, or revoke any election in respect of Taxes; surrender any right to claim a refund of Taxes; enter into of any Tax allocation, sharing or indemnity agreement or closing agreement relating to Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(t)          defer the payment of any accounts payable other than in the Ordinary Course of Business, or any discount, accommodation, customer credit or other concession made in order to accelerate or induce the collection of any receivable;

(u)          make a capital expenditure in excess of Fifty Thousand Dollars ($50,000); or

(v)          any entry or commitment to enter into, any Contract to do any of the things described in the preceding clauses (a) through (u) (other than negotiations and agreements with Parent and its Representatives regarding the transactions contemplated by this Agreement).

Parent acknowledges and agrees that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time and (b) prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their operations.

5.3   Regulatory Approvals.  The Company and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement, Parent Ancillary Agreement or Merger Sub Ancillary Agreement.  Each of the Company and Parent shall use reasonable best efforts to obtain, and to cooperate with Parent and Merger Sub to promptly obtain, all such authorizations, approvals and consents from Governmental Authorities and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents.  Each party shall promptly inform the other party of any communication between such party and any Governmental Authority regarding any of the transactions contemplated hereby, and provide a copy of such communication if it is in writing.  If any party or any of its respective Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then such party shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  The parties (a) shall consult with and cooperate with each other in advance of any written or oral communication to any Governmental Authority, (b) except as prohibited by applicable Law or Governmental Authority, shall not submit any such written communication unless it is in form and substance satisfactory to the other party and (c) shall not participate in any substantive meeting or discussion with any Governmental Authority in respect of any investigation or inquiry concerning the transactions contemplated hereby unless such party consults with the other party in advance and, except as prohibited by applicable Law or Governmental Authority, gives Parent the opportunity to attend and participate thereat.  Each of the Company and Parent shall use reasonable best efforts to resolve questions or objections, if any, of any Governmental Authority.

5.4   Approval of Company Stockholders.

(a)          The Company shall use commercially reasonable efforts to obtain within seventy-two (72) hours following the execution and delivery of this Agreement, executed Written Consents constituting the Stockholder Approval, and upon receipt of the Stockholder Approval shall deliver executed copies thereof to Parent. At the request of Parent, the Company shall exercise any rights available to the Company to cause the Company Stockholders to comply with their respective obligations under Section 12 of the Company Voting Agreement.

(b)          The Company shall, with the assistance of Parent, prepare an information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) to be used in connection with soliciting stockholder approval of the matters set forth in the Written Consent in order to consummate the Merger and the other transactions contemplated hereby. The Information Statement shall include, among other things, a description of the terms of this Agreement, certain Company Ancillary Agreements and the transactions contemplated hereby and thereby, the requisite notice of appraisal rights under the DGCL and the California Corporations Code, a notification of the obligations of the Company Stockholders under Section 12 of the Company Voting Agreement and the unanimous recommendation of the board of directors of the Company to the Company Stockholders to vote in favor of the approval and adoption of this Agreement and the Merger, the other transactions contemplated hereby and the other matters set forth in the Written Consent.  The Company will send the Information Statement to each Company Stockholder in connection with soliciting such approval in accordance with applicable Law.  The parties hereto shall cooperate with each other in connection with the preparation of the Information Statement, including by providing information reasonably necessary for the preparation of the Information Statement, and by accepting all reasonable comments suggested in connection therewith.  Should any occurrence or event occur which should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence or event and cooperate in making any appropriate amendment or supplement to the Information Statement, and the Company shall thereafter deliver to the Company Stockholders such amendment or supplement.  No amendment or supplement to the Information Statement will be made by the Company without the approval of Parent, not to be unreasonably withheld, conditioned or delayed.

(c)          Neither the board of directors of the Company nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (ii) withdraw or modify or propose to withdraw or modify in a manner adverse to Parent or Merger Sub its unanimous approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (iii) approve, enter into, or permit or cause the Company (or any of its Subsidiaries) to enter into, any letter of intent, term sheet, indication of interest or contemplating or otherwise relating to any Acquisition Proposal, or (iv) resolve or announce its intention to do any of the foregoing.

5.5   Necessary Consents.  The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to prior to the Closing (i) at Parent’s request, obtain such consents and authorizations of or provide notice to third parties as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, (ii) to enable Parent and its Affiliates to carry on the Company Business immediately after the Effective Time in the same manner in which it was conducted by the Company and its Subsidiaries prior to the Effective Time, and (iii) to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Company Material Contract to which the Company or any of its Subsidiaries is party.

5.6   No Other Negotiations.

(a)          The Company shall not, shall cause its Subsidiaries not to, and shall not authorize, encourage or permit any of its or its Subsidiaries’ Representatives or any other Person acting on its behalf or on behalf of any of its Subsidiaries to, directly or indirectly:  (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent, term sheet, indication of interest, or Contract contemplating or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal to the vote of any Company Stockholders.  The Company shall, and shall cause its Affiliates and Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Parent and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company or its Subsidiaries in connection with an Acquisition Proposal and request from each Person (other than Parent and its Representatives) the prompt return or destruction of all non-public information with respect to the Company and its Subsidiaries previously provided to such Person in connection with or in contemplation of an Acquisition Proposal.  If any Representative of the Company or its Subsidiaries takes any action that the Company is prohibited from taking under this Section 5.6(a), then the Company shall be deemed to be in breach of this Section 5.6(a).

(b)          The Company shall immediately (but in any event, within 24 hours) notify Parent orally and in writing after receipt by the Company or any of its Subsidiaries (or, to the Knowledge of the Company, by any of their respective Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or its Subsidiaries or for access to any of the properties, books or records of the Company or its Subsidiaries by any Person or Persons other than Parent and its Representatives. Subject to any applicable confidentiality obligations of the Company in existence as of the date hereof, such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person(s) making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request.  The Company shall provide to Parent a complete and correct copy of such inquiry, expression of interest, proposal, offer, notice or request and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.  Acknowledging the provisions hereof prohibiting consideration by the Company of any Acquisition Proposals, the Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the board of directors of the Company) of any meeting of the board of directors of the Company at which the board is reasonably expected to discuss any Acquisition Proposal.

5.7   Access to Information.  Within two (2) Business Days following the Closing Date, the Company will deliver to Parent a digital copy of all documents and other information that was included in the Virtual Data Room on or prior to the Closing Date.  The Virtual Data Room shall not be updated without Parent approval after the Agreement Date.  From and after the date hereof until the Closing, or if earlier the termination of this Agreement, the Company shall provide Parent and its Representatives reasonable access during normal business hours as reasonably requested by Parent to the Books and Records, Technology, personnel and facilities of the Company and its Subsidiaries, subject to the terms of the Confidentiality Agreement; provided, however, that the Company may reasonably restrict the foregoing access to the extent that (i) any applicable Law requires such restriction, (ii) such access would result in the waiver of any attorney-client privilege, work product doctrine or other applicable privilege, or (iii) such access would be in breach of any Contract by which the Company is bound as of the date hereof; provided further, that in exercising its access rights under this Section 5.7, the Company shall use commercially reasonable efforts to grant such access in a manner that would or would reasonably be expected to (x) not violate such applicable Law, (y) preserve such attorney-client privilege, the work product doctrine or any other similar privileges and (z) not breach any such Contract, as applicable. The Company shall cause its accountants to cooperate with Parent and Parent’s agents and advisors in making available all financial information reasonably requested by Parent and its Representatives, including the right to examine all work papers pertaining to all financial statements prepared or audited by such accountants.  No review pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

5.8   Satisfaction of Conditions Precedent.  Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 6, as applicable, and each of the Company, Parent and Merger Sub shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

5.9   Employees. Following the Effective Time and ending 12 months after the Effective Time, Parent agrees to cause the Surviving Corporation to provide each Continuing Employee with the compensation and benefit levels (including base salary, annual target cash incentive opportunities and health and welfare benefits but excluding, in each case, any Excluded Compensation and Benefits) for the employees of the Company who remain employed after the Effective Time (the “Company Employees”) at levels which are, in the aggregate, substantially comparable to those in effect for similarly situated employees of Parent.  Parent shall undertake commercially reasonable efforts to cause (i) each Company Employee to receive credit for purposes of eligibility to participate and vesting under such Parent benefit plans for the years of service with the Company prior to the Closing Date, and (ii)  any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Parent employee benefit plans that are group health plans to be waived and to provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date, in each case, except to the extent such actions would result in the duplication of benefits.  All vacation accrued by Company Participants under the vacation policies of the Company shall be carried over by Parent. For purposes of this Section 5.9, “Excluded Compensation and Benefits” shall mean any equity or equity-based compensation, defined benefit, deferred compensation, retiree health or welfare, long-term incentive, change in control, retention or other similar compensation or benefits. Nothing in this Agreement shall confer upon any Company Employee any right to continue in the employ or service of Parent or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.9 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Plan or Parent employee benefit plan, or (ii) create any third party rights in any current or former employee, director or other service provider of Parent, the Company or any of their respective Affiliates (or any beneficiaries or dependents thereof).

5.10   Termination of Certain Company Employee Plans. Unless Parent requests otherwise in writing, the Company shall, effective as of at least one (1) day prior to the Closing Date, terminate any plan that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company or any of its ERISA Affiliates (the “401(k) Plan”) and no further contributions shall be made to the 401(k) Plan.  The Company shall provide to Parent (a) executed resolutions of the board of directors of the Company authorizing such termination, and (b) executed amendments to the 401(k) Plan which (i) in Parent’s reasonable judgment are sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder, including such that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination, and (ii) effective prior to termination of the 401(k) Plan provide for the automatic payment of participants’ accounts upon plan termination in the form of a lump-sum.

5.11   Repayment of Indebtedness and Transaction Expenses.

(a)          As soon as practicable following the Agreement Date, the Company shall obtain, in each case in form and substance satisfactory to Parent, (i) bank pay-off letters with respect to the Indebtedness of the Company or its Subsidiaries set forth on Schedule 5.11 and any other Indebtedness of the Company or its Subsidiaries incurred prior to the Closing (collectively, the “Closing Pay-Off Indebtedness”), which letters shall provide for the release of all Encumbrances relating to the Closing Pay-Off Indebtedness following satisfaction of the terms contained in such pay-off letters (including any premiums above the principal amount of such Closing Pay-Off Indebtedness or any fees payable in connection with such Closing Pay-Off Indebtedness), (ii) a UCC-3 termination statement or authorization of the Company or one of its Subsidiaries to file a UCC-3 termination statement terminating the security interests of each Person holding a security interest in the assets of the Company or its Subsidiaries, (iii) forms of notices of termination for any account control agreements entered into in connection with the Closing Pay-Off Indebtedness, (iv) forms of terminations for any intellectual property security agreements filed with the United States Patent and Trademark Office or United States Copyright Office in connection with the Closing Pay-Off Indebtedness, (v) forms of notices of termination for any landlord or bailee waivers executed in connection with the Closing Pay‑Off Indebtedness and (vi) a Form W-9 or Form W-8, as applicable, from each holder of Closing Pay-Off Indebtedness ((i)-(vi), collectively, the “Closing Pay-Off Indebtedness Documentation”).

(b)          As soon as practicable following the Agreement Date, if requested by Parent or the Paying Agent, the Company shall obtain, a Form W-9 or Form W-8, as applicable, from each legal counsel, advisor, service provider, accountant and other Person who is entitled to a fee in connection with Closing which constitutes an Unpaid Transaction Expense, as set forth in the Initial Payment Allocation Schedule.

5.12   Company Securityholders and Employee Notices and Deliverables.

(a)          The Company shall timely provide to the Company Securityholders all advance notices required to be given to such Company Securityholders in connection with this Agreement, the Merger and the transactions contemplated by this Agreement under the Charter Documents, the Company Stock Plan or other applicable Contracts and under Law, or obtain waivers of the same, in each case in form and substance satisfactory to Parent.

(b)          The Company shall use its reasonable best efforts to obtain as promptly as reasonably practicable after the Agreement Date and prior to the Closing Date, Written Consents and Joinder Agreements executed by each Company Stockholder.

(c)          The Company shall, and shall cause its Subsidiaries to, give all notices and other information required to be given by the Company or any of its Subsidiaries to the employees of the Company or any of its Subsidiaries, any collective bargaining unit representing any group of employees of the Company, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Laws in connection with the transactions contemplated by this Agreement or other applicable Contracts.

5.13   Takeover Statutes.  If any Takeover Statute or other anti-takeover provision of any Charter Document or Contract is or shall become applicable to the Merger or the transactions contemplated hereby, the Company and the board of directors of the Company shall grant such approvals and take such actions as are necessary under such Law, provision or contract so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby without adverse effect under, and otherwise act to eliminate or minimize the effects of, such Law, provision or Contract.

5.14   Corporate Matters.  The Company shall (a) prior to the Closing, pay all corporate franchise, foreign corporation and similar Taxes due, and (b) at the Closing, deliver to Parent the minute books containing the records of all proceedings, consents, actions and meetings of the board of directors of the Company (and its Subsidiaries), committees of the board of directors of the Company (and its Subsidiaries) and the Company Stockholders and the stock ledgers, journals and other records reflecting all stock issuances and transfers.

5.15   Tail Policy.

(a)          From the Closing Date until the sixth (6th) anniversary of the date on which the Closing Date occurs, the Surviving Corporation shall, and Parent (including its Affiliates) shall honor and fulfill in all respects the obligations of the Company to each person, who is now, or has been at any time prior to the date hereof a director or officer of the Company (the “D&O Indemnified Persons”) pursuant to any indemnification provisions under the Company’s Charter Documents or Charter Documents of the Company’s Subsidiaries as in effect as of the date of this Agreement and pursuant to any indemnification agreements between the Company and any such D&O Indemnified Persons existing as of the date of this Agreement, in each case which have been disclosed on the Company Disclosure Schedule and true and complete copies of which have been made available to Parent with respect to any and all claims incurred in connection with or arising out of such D&O Indemnified Person being or serving as a director or officer of the Company or otherwise in connection with any action taken or not taken at the request of the Company prior to the Closing Date; provided, however that (i) the foregoing obligations shall be subject to any limitation imposed by applicable Law, and (ii) no D&O Indemnified Person shall have any right of contribution, indemnification or right of advancement from Parent, the Surviving Corporation or their respective successors with respect to any Losses claimed by any of the Parent Indemnified Parties against such D&O Indemnified Person in his or her capacity as an Indemnifying Securityholder

(b)           or Company Securityholder pursuant to this Agreement.  From the Closing Date until the earlier of the sixth (6th) anniversary of the date on which the Closing Date occurs or the date on which the Tail Policy (as defined below) expires or terminates for any reason, the Charter Documents of the Surviving Corporation shall contain, and Parent (including its Affiliates) shall cause the Charter Documents to so contain, provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation of the current and former directors of the Company as of the Closing Date than are set forth in the Charter Documents of the Company as of the date hereof except for any such changes as are required by applicable Laws.

(c)          Prior to the Effective Time, the Company shall purchase tail insurance coverage for the D&O Indemnified Persons, in form and substance satisfactory to Parent, which shall provide such directors and officers and the Company, respectively, with coverage for six (6) years following the Effective Time with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time (the “Tail Policy”).

5.16   Terminated Agreements.  The Company shall, and, as applicable, shall cause its Subsidiaries to, use reasonable best efforts to cause each of the agreements listed on Schedule 5.16 hereto (the “Terminated Agreements”) to be terminated, in each case effective prior to or as of the Effective Time, including sending all required notices, such that each Terminated Agreement shall be of no further force or effect prior to or as of the Effective Time.  Upon the Closing, the Company shall have, and, as applicable, shall have caused its Subsidiaries to, paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and neither Parent nor any of its Affiliates will be subject to or incur any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Effective Time.

5.17   R&W Insurance Policy. Prior to or simultaneously with the execution and delivery of this Agreement, Parent shall cause to be bound and in full force and effect as of the Agreement Date, the R&W Insurance Policy, and take the actions necessary to commence coverage under the R&W Insurance Policy, including executing and using commercially reasonable efforts to cause to be executed and delivered all documents attached to the R&W Insurance Policy and taking all other actions necessary or as otherwise may be required in connection with (a) binding coverage under the terms of the R&W Insurance Policy on the Agreement Date and (b) issuing the final R&W Insurance Policy. Such R&W Insurance Policy shall provide for (i) a retention of no more than one percent (1%) of the Initial Merger Consideration, (ii) a coverage limitation of at least ten percent (10%) of the Initial Merger Consideration, and (iii) a provision providing that the insurer shall waive and have no rights of subrogation against any party to this Agreement or any Representative thereof, except against an Indemnifying Securityholder solely in the case of that such Indemnifying Securityholder committed Fraud in connection with the Merger (the “Specified Terms”).  Parent shall pay and be responsible for any and all premium, underwriting fees, brokerage fees, legal fees for counsel engaged by the insurer of the R&W Insurance Policy, surplus lines tax and any other costs and expenses associated with obtaining the R&W Insurance Policy and binding coverage thereunder and set forth in invoice(s) from the insurer in respect thereof.  Parent shall not amend or waive any Specified Terms in a manner adverse to the Company Securityholders without the prior written consent of, prior to the Closing, the Company, and after the Closing, the Securityholder Representative, such consent not to be unreasonably withheld or delayed.

5.18   280G Stockholder Approval.  As promptly as practicable after the execution of this Agreement, the Company shall solicit the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code (in a manner reasonably satisfactory to Parent) of a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”).  Any such stockholder approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.  The Company agrees that: (i) in the absence of such stockholder approval, no Section 280G Payments shall be made; and (ii) promptly after execution of this Agreement, the Company shall deliver to Parent waivers, in form and substance satisfactory to Parent, duly executed by each Person who might receive any Section 280G Payment.  The form and substance of all stockholder approval documents contemplated by this Section 5.18, including the waivers, shall be subject to the prior review and reasonable approval of Parent.

6.    CONDITIONS TO CLOSING OF THE MERGER

6.1   Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions, any of which may be waived in writing by the Company and Parent (on its own behalf and on behalf of Merger Sub), to the extent permitted by Law:

(a)          Governmental Approvals.  All permits, authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Authority as may be required to consummate the Merger shall have been filed, occurred or been obtained, other than (i) the filing of the Certificate of Merger in accordance with the terms of Section 2.2 and (ii) any filings required under applicable securities Laws.

(b)          No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order shall have been issued, or other legal or regulatory action taken, by any Governmental Authority of competent jurisdiction that restrains, prohibits or prevents the consummation of the Merger on the terms and conditions set forth herein, nor shall any Law have been enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger on the terms and conditions set forth herein illegal.

(c)          Stockholder Approval.  The Stockholder Approval shall have been obtained and such approval shall remain in full force and effect.

6.2   Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent (on its own behalf and on behalf of Merger Sub), to the extent permitted by Law:

(a)          Representations and Warranties.  As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), (i) each of the Fundamental Representations shall be true and correct in all respects (except for such representations and warranties that are qualified by use of the word “material,” “materially,” “Material Adverse Effect” or similar words, which representations and warranties as so qualified will be true, complete and correct in all respects), and (ii) each of the representations and warranties of the Company, other than the Fundamental Representations, shall be true and correct in all respects (without giving effect to any limitation indicated by any “material,” “materially,” “in any material respect”, “Material Adverse Effect” or other similar qualifiers) except as the failure to be so accurate would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          No Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect with respect to the Company shall have occurred.

(d)          Securityholder Deliverables; Dissenters Rights.

(i)          The Company shall have received, and delivered to Parent, fully executed Written Consents and Joinder Agreements from Company Stockholders holding at least 90% of the Company Capital Stock and more than 50% of the outstanding Company Common Stock, which Written Consents shall satisfy the Stockholder Approval.

(ii)          The Company shall have provided evidence of the delivery of the Information Statement to all Company Stockholders in accordance with Section 5.4(b), and no Company Stockholders (not including any of the holders of Company Common Stock) shall have exercised appraisal rights under Section 262 of the DGCL and Section 1300 of the California Corporate Code.

(e)          Paying Administration Agreement.  The Paying Agent shall have executed and delivered to Parent the Paying Administration Agreement.

(f)          Escrow Agreement. The Escrow Agent and Securityholder Representative shall have executed and delivered to Parent the Escrow Agreement.

(g)          Employment Agreements. Charles Remsberg shall have entered into an employment agreement with Parent on terms acceptable to Parent, to be effective as of and conditioned upon the occurrence of the Closing, which agreement shall not have been rescinded by Charles Remsberg.

(h)          Audited Financial Statements. The Company Audited Financial Statements shall have been delivered to Parent.

(i)          Consents.  The Company shall have delivered to Parent duly executed copies of all third-party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth on Schedule 6.2(i), each in form and substance satisfactory to Parent.

(j)          Resignations of Directors and Officers; Releases.  Each of the directors and officers of the Company and each of its Subsidiaries in office immediately prior to the Effective Time shall have executed and delivered to Parent a resignation letter and release in form and substance satisfactory to Parent.

(k)          Secretary’s Certificate.  Parent shall have received a certificate dated as of the Closing Date, signed by the secretary of the Company, certifying as to (i) an attached copy of the Charter Documents of the Company and stating that the Charter Documents have not been amended, modified, revoked or rescinded, (ii) an attached copy of the resolutions of the board of directors of the Company evidencing the Board Approval, and stating that such resolutions have not been amended, modified, revoked or rescinded, (iii) an attached copy of the Written Consents received from Company Stockholders, and stating that such Written Consents constitute the Stockholder Approval and that the resolutions set forth therein have not been amended, modified, revoked or rescinded, and (iv) the names and signatures of the officers of the Company authorized to sign this Agreement, the Company Ancillary Agreements and the other documents to be delivered by the Company hereunder and thereunder.

(l)          Officer’s Certificate.  Parent shall have received a certificate dated as of the Closing Date, signed by a duly authorized officer of the Company, certifying that the conditions specified in Section 6.2(a), 6.2(b), and 6.2(c) are satisfied.

(m)          FIRPTA.  Parent shall have received a properly executed statement, issued by the Company pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated no more than thirty (30) days prior to the Closing Date and signed by an officer of the Company, certifying that interests in the Company, including shares of Company Capital Stock, do not constitute “United States real property interests” under Section 897(c) of the Code, together with the notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in the form attached here to as Exhibit F.

(n)          Termination of Certain Agreements. Each of the agreements set forth on Schedule 6.2(n) shall have been validly terminated by the requisite Company Stockholders.

6.3   Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company, to the extent permitted by Law.

(a)          Representations and Warranties.  As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), each of the representations and warranties of Parent and Merger Sub shall be true and correct in all respects except as the failure to be so accurate would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)          Officer’s Certificate.  The Company shall have received a certificate dated as of the Closing Date, signed by a duly authorized officer of Parent and a duly authorized officer of Merger Sub, certifying that the conditions specified in Section 6.3(a) and 6.3(b) are satisfied.

(d)          Paying Administration Agreement.  Parent shall have executed and delivered to the Paying Agent the fully executed Paying Administration Agreement.

(e)          Escrow Agreement. Parent shall have executed and delivered to the Escrow Agent the fully executed Escrow Agreement.

7.   TERMINATION OF AGREEMENT

7.1   Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned, notwithstanding the delivery of Written Consents, at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

7.2   Unilateral Termination.

(a)          Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final judgment or taken any action (and the final appeal of such judgment or action has been denied) having the effect of permanently restraining or enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement or (ii) there has been adopted an applicable Law that makes the consummation of the Merger on the terms and conditions contemplated by this Agreement illegal.

(b)          Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by 5:00 p.m. Eastern time on the date that is sixty (60) days following the Agreement Date if the conditions to the terminating party’s obligations to Closing under Article 6 (other than conditions pertaining to covenants to be performed as part of effectuating the Closing) have not been satisfied and the terminating party has not waived such unsatisfied conditions by such time; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article 6 to be fulfilled or satisfied as of such date.

(c)          The Company, by giving written notice to Parent, may terminate this Agreement at any time prior to the Effective Time if Parent or Merger Sub has committed a material breach of (i) any of their representations or warranties under Article 4, or (ii) any of their covenants under this Agreement, and, in each case, (A) has not cured such material breach within thirty (30) Business Days after the Company has given Parent written notice of such breach and its intention to terminate this Agreement pursuant to this Section 7.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) if not cured on or prior to the Closing Date, or if not curable, such material breach would result in the failure of any of the conditions set forth in Article 6 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 7.2(c) shall not be available to the Company if the Company is at that time in material breach of this Agreement.

(d)          Parent, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if the Company has committed a material breach of (i) any of its representations or warranties under Article 3, or (ii) any of its covenants under this Agreement, and, in each case, (A) has not cured such material breach within thirty (30) Business Days after Parent has given the Company written notice of such material breach and its intention to terminate this Agreement pursuant to this Section 7.2(d) (provided, however, that no such cure period shall be available or applicable to any such material breach which by its nature cannot be cured) and (B) if not cured on or prior to the Closing Date, or if not curable, such material breach would result in the failure of any of the conditions set forth in Article 6 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 7.2(d) shall not be available to Parent if Parent or Merger Sub are at that time in material breach of this Agreement.

(e)          Parent, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if any event has occurred or any circumstance exists which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on the Company.

(f)          Parent, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if executed Written Consents evidencing the Stockholder Approval are not delivered to Parent within seventy-two (72) hours after the execution and delivery of this Agreement by Parent, Merger Sub, the Company and the Securityholder Representative.

7.3   Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1 or Section 7.2, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or Affiliates with respect hereto; provided, however, that (a) the provisions of this Section 7.3 and Article 10 shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from Liability in connection with any Fraud, intentional misrepresentation or willful breach prior to such termination.

8.               SURVIVAL; INDEMNIFICATION

8.1   Survival.  If the Merger is consummated, (a) the General Representations and the certifications of the Company made with respect thereto and delivered pursuant to Section 6.2(a), and the right of any Indemnified Party to bring a General Representation Claim, shall survive the Closing until the date that is twelve (12) months following the Closing Date (the “Expiration Date”), and (b) the Fundamental Representations and the certifications of the Company made with respect thereto and delivered pursuant to Section 6.2(a), and the right of any Indemnified Party to bring a Fundamental Representation Claim, shall survive the Closing until the 60th day following the expiration of the applicable statute of limitations (as such statute of limitations pertains to the subject matter of such Fundamental Representation or certification, or to the ability of Parent or any third party to make a claim relating to the subject matter of such Fundamental Representation or certification or to the failure of such Fundamental Representation or certification to be true and correct, as the case may be, whichever is later); provided, however, that (i) no right to indemnification, compensation and reimbursement pursuant to this Article 8 in respect of any Claim based upon any failure of a representation or warranty or related certification to be true and correct that is set forth in a Claim Notice delivered prior to the applicable expiration date of such representation or warranty or certification shall be affected by the expiration of such representation or warranty or certification (or, solely for purposes of claims under the R&W Insurance Policy, such longer period as specified in the R&W Insurance Policy) and (ii) no such expiration shall affect the rights of any Indemnified Party, under this Article 8 or otherwise, to seek recovery of Losses arising out of any claim for Fraud, which rights will survive until the 60th day following the expiration of the statute of limitations applicable to such claim for Fraud.  Each covenant or agreement contained in this Agreement shall survive the Closing and remain in full force and effect until such covenant or agreement has been fully performed or fulfilled in accordance with its terms.

8.2   Indemnification of Parent and Indemnified Parties. From and after Closing, each Indemnifying Securityholder shall severally (based on each such Indemnifying Securityholder’s Pro Rata Share), and not jointly, indemnify and hold harmless each of Parent and its Affiliates and its and their respective stockholders and Representatives (each hereinafter referred to individually as a “Parent Indemnified Party” and collectively as the “Parent Indemnified Parties”) from and against, and compensate and reimburse each of the Parent Indemnified Parties for, any and all Losses incurred by a Parent Indemnified Party, directly or indirectly, and whether arising out of a third party claim or a direct claim, arising out of, resulting from or in connection with:

(a)          any inaccuracy in or breach of a representation or warranty made by the Company in this Agreement as of the Agreement Date or as of the Closing Date as though such representation or warranty were made as of the Closing Date, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates, in which case as of such specific date or dates, and any inaccuracy in or breach of any certification made by the Company pursuant Section 6.2(l);

(b)          any breach of, or failure to perform or comply with, any of the covenants of or agreements made by the Company in this Agreement and any inaccuracy or breach of any certification made by the Company pursuant to Section 6.2(l);

(c)          any Stakeholder Claim;

(d)          any Pre-Closing Taxes, except to the extent included in the final calculation of Closing Indebtedness or Unpaid Transaction Expenses and expressly taken into account in the calculation of the Initial Merger Consideration as set forth in the Final Closing Statement; and

(e)          any Closing Indebtedness or Unpaid Transaction Expenses to the extent not expressly taken into account in the calculation of the Initial Merger Consideration as set forth in the Final Closing Statement.

8.3   Indemnification by Parent. Parent shall indemnify and hold harmless each Indemnifying Securityholder and their respective Affiliates and Representatives (each hereinafter referred to individually as a “Stockholder Indemnified Party” and collectively as the “Stockholder Indemnified Parties”) from and against, and compensate and reimburse each of the Stockholder Indemnified Parties for, any and all Losses incurred by such Stockholder Indemnified Party, directly or indirectly, and whether arising out of a third party claim or a direct claim, arising out of, resulting from or in connection with:

(a)          any inaccuracy in or breach of a representation or warranty made by Parent or Merger Sub in this Agreement as of the Agreement Date or as of the Closing Date as though such representation or warranty were made as of the Closing Date, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates, in which case as of such specific date or dates, and any inaccuracy in or breach of any certification made by Parent or Merger Sub pursuant to Section 6.3(c); and

(b)          any breach of, or failure to perform or comply with, any of the covenants of or agreements made by Parent or Merger Sub in this Agreement and any inaccuracy or breach of any certification made by Parent or Merger Sub pursuant to Section 6.3(c).

8.4   Limitations.

(a)          The Parent Indemnified Parties will not be entitled to indemnification, compensation and reimbursement with respect to any General Representation Claim pursuant to Section 8.2(a) unless the Parent Indemnified Parties have incurred Losses otherwise recoverable pursuant to Section 8.2(a) in excess of Seventy One Thousand and Two Hundred and Fifty Dollars ($71,250) in the aggregate (the “Basket”), after which, subject to the other limitations contained in this Agreement, the Parent Indemnified Parties shall be entitled to be indemnified only for the amount of their Losses pursuant to Section 8.2(a) in excess of the Basket. The Basket shall not apply to Claims or Losses for Special Matters or Fraud.

(b)          Subject to Sections 8.4(a) and 8.4(e), in the case of any General Representation Claim, each Indemnifying Securityholder shall be severally and not jointly liable for such Indemnifying Securityholder’s Pro Rata Share of any Losses resulting therefrom, provided that the aggregate Liability for the Indemnifying Securityholders for all General Representation Claims shall be capped at the amount equal to the Indemnity Escrow Amount (the “General Representation Cap”).

(c)          Subject to Section 8.4(e), in the case of any (A) Fundamental Representation Claim or (B) Claim under any of clauses 8.2(c) through 8.2(e) (together with Fundamental Representations, the “Special Matters”), each Indemnifying Securityholder shall be severally and not jointly liable for such Indemnifying Securityholder’s Pro Rata Share of any Losses resulting therefrom; provided that the aggregate Liability for the Indemnifying Securityholders for all Claims for Special Matters shall be capped at an amount equal to the value of the Total Merger Consideration paid or payable to such Indemnifying Securityholder pursuant to this Agreement (inclusive of any amounts received from the Escrow Funds and Expense Fund).

(d)          Subject to Section 8.4(e), the aggregate Liability of any Indemnifying Securityholder for all Claims under Section 8.2 shall be capped at an amount equal to the value of the portion of the Total Merger Consideration paid or payable to such Indemnifying Securityholder under this Agreement (inclusive of any amounts received from the Escrow Funds and Expense Fund).

(e)          For purposes of this Article 8, when determining whether there is an inaccuracy in or breach of a representation or warranty and computing the amount of any Losses arising therefrom, all references or qualifications to a set of facts using the term “material”, “materiality”, “in all material respects”, “Material Adverse Effect” shall be disregarded (as if such word or words were deleted from such representation or warranty).

(f)          Notwithstanding anything to the contrary contained herein, with respect to any indemnification contemplated by this Article 8, any Losses recoverable by the Indemnified Parties pursuant to this Article 8 shall be reduced in amount by any insurance proceeds (including from the R&W Insurance Policy), and other third party recoveries realized by any Indemnified Party, and Parent and the Indemnified Parties shall, as a condition to receiving any amounts from the Escrow Fund or otherwise seeking recovery hereunder, use commercially reasonable efforts to mitigate all Losses and realize such benefits, proceeds or recoveries.

(g)          Parent shall use its commercially reasonable efforts to seek recovery under the R&W Insurance Policy with respect to Losses for which it seeks to be indemnified pursuant to Article 8, to the extent such Losses result from or relate to a matter covered under the R&W Insurance Policy; provided, however, that the foregoing shall not prevent or restrict any Indemnified Party from concurrently seeking indemnification from the Escrow Funds.

(h)          No Parent Indemnified Party shall have any “clawback” right to indemnification from any Company Securityholder with respect to any amounts from the Indemnity Escrow Amount that have been released to the Company Securityholders as contemplated by Section 8.8, or in respect of any Earnout Consideration that has actually been paid to the Company Securityholders.  Notwithstanding the foregoing, (a) the limitations in this Section 8.4(h) shall not apply to any Company Securityholders in respect of any Losses that arise from, relate to or otherwise result from Fraud committed by such Company Securityholder, and nothing in this Section 8.4(h) shall in any way restrict a Parent Indemnified Party’s ability to seek direct recourse against any Company Securityholder and (b) the Parent Indemnified Parties shall be entitled to indemnification, compensation and reimbursement, including by direct recourse against Indemnifying Securityholders, equal to (i) the General Representation Cap with respect to any General Representation Claim and (ii) the value of the Total Merger Consideration paid or payable to the applicable Indemnifying Securityholder(s) pursuant to this Agreement (inclusive of any amounts received from the Escrow Funds and Expense Fund) in the case of any Losses resulting from a breach of the Special Matters.

(i)          Notwithstanding anything to the contrary in this Agreement, no Company Securityholder shall have any Liability arising out of this Agreement or the transactions contemplated hereby (including for Fraud committed by the Company or by any other Company Securityholder, in each case, solely to the extent such Company Securityholder was not, aware of or involved in and did not participate in such Fraud) in excess of the proceeds from the Total Merger Consideration actually received by such Company Securityholder (inclusive of any amounts received from the Escrow Funds and Expense Fund), except in the case of Fraud committed by such Company Securityholder.

(j)          Each party shall take such action to mitigate any Losses upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, to the extent required by Law.

(k)          Other than with respect to claims for Fraud, the representations, warranties, covenants, and agreements of the parties contained in this Agreement, and the rights and remedies that the Indemnified Parties are entitled to hereunder, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation (or right thereto or opportunity thereof) made by, or by virtue of the knowledge of, any Indemnified Party or any of their respective Representatives of the affairs of the Company or any of its Subsidiaries or any Indemnifying Securityholder or Parent or Merger Sub, as applicable, or any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Company, whether such knowledge arose before or after the Agreement Date. Other than with respect to claims for Fraud, no Indemnified Party shall be required to show reliance on any representation, warranty, covenant or agreement in order for such Indemnified Party to be entitled to indemnification, compensation and reimbursement hereunder.

8.5   Claim Notice.

(a)          If any Indemnified Party, wishes to assert a Claim, the Indemnified Party shall deliver written notice thereof, executed by a Representative of such Indemnified Party (a “Claim Notice”), to the Securityholder Representative or Parent, as applicable.  The Claim Notice shall set forth: (a) that an Indemnified Party has directly or indirectly incurred, paid or accrued or reasonably believes it may have to directly or indirectly incur, pay or accrue, Losses; (b) the actual or estimated amount of such Losses to the extent known or reasonably estimable (which, in the case of Losses not yet incurred, paid or accrued, may be the maximum amount reasonably anticipated by Parent to be incurred, paid or accrued or may be the amount of Losses claimed by a third party in a Third-Party Claim) (the “Claimed Amount”); and (c) a brief description, in reasonable detail (to the extent reasonably available to such Indemnified Party), of the facts, circumstances or events giving rise to the alleged Losses based on such Indemnified Party’s belief thereof.  A Claim Notice may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Claim Notice to the Securityholder Representative or Parent, as applicable, so long as such update or amendment only asserts bases for Losses reasonably related to the underlying facts and circumstances specifically set forth in such original Claim Notice.  All Claims properly set forth in an original Claim Notice or any update or amendment thereto shall remain outstanding until such Claims for Losses have been finally resolved or satisfied.

(b)          During the thirty (30) Business Day period commencing upon receipt by the Securityholder Representative or Parent, as applicable, of a Claim Notice from an Indemnified Party (the “Dispute Period”), the Securityholder Representative may deliver to the Indemnified Party, with a copy to Parent, a written response (the “Response Notice”) in which the Securityholder Representative or Parent, as applicable: (i)  agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnified Party.  If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Securityholder Representative’s or Parent’s claim, as applicable, that only a portion or no part of the Claimed Amount is owed to the Indemnified Party, as the case may be (any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Indemnified Party’s Claim Notice being referred to as the “Contested Amount”).  If a Response Notice is not received by the Indemnified Party from the Securityholder Representative or Parent, as applicable, prior to the expiration of the Dispute Period, then the Securityholder Representative, on behalf of the Company Stockholders, or Parent, as applicable, shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnified Party.

(c)          If no Response Notice is received by the Indemnified Party from the Securityholder Representative or Parent, as applicable, prior to the expiration of the Dispute Period, then the Indemnified Party may seek recovery for the Claimed Amount in accordance with Article 8 hereof, and if the claim was submitted prior to the Expiration Date, then with respect to a Claimed Amount from a Parent Indemnified Party, Parent and Securityholder Representative shall instruct the Escrow Agent to release the Claimed Amount to the Parent Indemnified Party and with respect to a Claimed Amount from a Stockholder Indemnified Party, Parent shall, within thirty (30) Business Days following the expiration of the Dispute Period, pay the Claimed Amount to the Paying Agent for further distribution to the Indemnifying Securityholders in accordance with their respective Pro Rata Share. If the claim was submitted following the Expiration Date, then with respect to a Claimed Amount from a Parent Indemnified Party, the Securityholder Representative shall, within thirty (30) Business Days following the expiration of the Dispute Period, notify the Indemnifying Securityholders (via email to the email addresses provided to the Securityholder Representative) to pay the Claimed Amount to the Parent Indemnified Party.

(d)          If the Securityholder Representative or Parent, as applicable, in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party (such part of the Claimed Amount that is so agreed, the “Agreed Amount”), then the Indemnified Party may seek recovery for the Agreed Amount in accordance with Article 8 hereof, and with respect to an Agreed Amount due to a Parent Indemnified Party, Parent and Securityholder Representative shall instruct the Escrow Agent to release the Agreed Amount to the Parent Indemnified Party within thirty (30) Business Days following such notification from Parent and the Securityholder Representative or the expiration of the Dispute Period, and notify the Indemnifying Securityholders (via email to the email addresses provided to the Securityholder Representative) to pay the Agreed Amount to the Indemnified Party.

(e)          If any Response Notice expressly indicates that there is a Contested Amount, the Securityholder Representative or Parent, as applicable, and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount.  If (i) the Securityholder Representative or Parent, as applicable, and the Indemnified Party resolve such dispute, such resolution shall be binding on the Securityholder Representative or Parent, as applicable, the Indemnifying Securityholders and such Indemnified Party and a settlement agreement stipulating the amount owed to such Indemnified Party shall be signed by such Indemnified Party, or (ii) any Losses are determined, agreed or deemed agreed to be owed to any Indemnified Party in accordance with this Article 8 (in each case, such amount, the “Owed Amount”) then the Securityholder Representative or Parent, as applicable, and the Indemnified Party may seek recovery for the Agreed Amount in accordance with Article 8 hereof, and with respect to an Owed Amount due to a Parent Indemnified Party, Parent and Securityholder Representative shall instruct the Escrow Agent to release the Owed Amount to the Indemnified Party within thirty (30) Business Days following such notification from Parent and the Securityholder Representative or the expiration of the Dispute Period, notify the Indemnifying Securityholders (via email to the email addresses provided to the Securityholder Representative) to pay the Owed Amount to the Indemnified Party.

(f)          In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Indemnified Party, on the one hand, and the Securityholder Representative or Parent, as applicable, on the other hand, or it is a matter that is subject to a claim or Third-Party Claim brought against the Indemnified Party or the Company in a litigation or arbitration), an Action to resolve such dispute may be brought in accordance with Section 10.1.

(g)          If the resolution of the Action to resolve a Claim Notice results in some portion of the Contested Amount being payable to Parent, Parent and Securityholder Representative shall instruct the Escrow Agent to release that amount of the award specified in the court’s decision to the Indemnified Party, or, if permitted pursuant to the terms hereof, within thirty (30) Business Days following such notification from Parent and the Securityholder Representative or such other period of time as may be set forth in the court’s decision, notify the Indemnifying Securityholders (via email to the email addresses provided to the Securityholder Representative) to pay the amount of the award specified in the court’s decision, if any, to the Indemnified Party.

8.6   Payment of Claims.  If an Indemnified Party is owed an Owed Amount, then such Indemnified Party may seek recovery from any source available to such Indemnified Party pursuant to this Article 8, provided that, with respect to an Agreed Amount or Owed Amount pursuant to a claim arising under Section 8.2, (i)  a Parent Indemnified Party must first seek to recover from the R&W Insurance Policy (to the extent recovery is available therefrom) or the Escrow Funds (to the extent recovery is not available under the R&W Insurance Policy due to the application of any deductible or retention thereunder) pursuant to joint written instructions executed by Parent and the Securityholder Representative and delivered to the Escrow Agent, (ii) second, if recovery under the R&W Insurance Policy is not available and the amounts remaining in the Escrow Funds are insufficient to cover the full Owed Amount, or if all of the Escrow Funds have been previously released to Parent or released to the Indemnifying Securityholders, then, subject to the limitations contained in Section 8.4, Parent may offset the Owed Amount from any Earnout Consideration that has been finally determined to be earned and payable to the Company Securityholders pursuant to Section 2.14 as of such time, and (iii) third, if there is no Earnout Consideration that has been finally determined to be earned and payable to the Company Securityholders, such Parent Indemnified Party may request the Indemnifying Securityholders to pay in cash such Indemnifying Securityholder’s Pro Rata Share of the Owed Amount to such Parent Indemnified Party.

8.7   Defense and Settlement of Third-Party Claims.

(a)          In the event an Indemnified Party becomes aware of a claim by a third party (a “Third-Party Claim”) that such Indemnified Party in good faith believes may result in a Claim by or on behalf of an Indemnified Party, such Indemnified Party shall have the right in its sole discretion to conduct the defense of and to settle or resolve such Third-Party Claim.  The applicable Indemnified Party shall notify the Securityholder Representative or Parent, as applicable, of any such Third-Party Claim, and the Securityholder Representative (on behalf of the Indemnifying Securityholders) or Parent, as applicable, shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such Third-Party Claim.  The Securityholder Representative or Parent, as applicable, shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to Parent or any Indemnified Party and subject to execution of a standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information.  The reasonable costs and expenses incurred or paid by any Indemnified Party in connection with the defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court or arbitration costs) of any such Third-Party Claim, and the reasonable amounts paid or incurred in the settlement or other resolution of any such Third-Party Claim, are recoverable by the Indemnified Party as Losses pursuant to this Section 8.7 regardless of the outcome of such Third-Party Claim, subject to the limitations on recovery in Section 8.4.  Any amounts required to be paid or incurred by an Indemnified Party pursuant to the final determination of a Governmental Authority presiding over any such Third-Party Claim shall be deemed reasonable for purposes of this Section 8.7.

(b)          Notwithstanding anything contained herein to the contrary, if (A) the Securityholder Representative or Parent, as applicable, fails to notify the Indemnified Party within ten (10) Business Days after receipt of any Claim Notice of a Third-Party Claim that the Securityholder Representative or Parent, as applicable, elects to defend the Indemnified Party pursuant to the terms hereunder, (B) the Securityholder Representative or Parent, as applicable, elects to defend the Indemnified Party pursuant to the terms hereunder but, upon petition by the Indemnified Party, a court of competent jurisdiction rules that the Securityholder Representative or Parent, as applicable, has failed to diligently prosecute or settle the Third-Party Claim, (C) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party or alleges a criminal violation, (D) the Indemnified Party is advised by counsel that if Indemnified Party and the Securityholder Representative or Parent, as applicable, are represented by the same counsel, it would result in a conflict of interest for such counsel or prejudice the prosecution of the defenses available to the Indemnified Party, (E) the amount in dispute exceeds the maximum amount for which an Indemnifying Securityholder could be liable pursuant to this Section 8.7 in light of the limitations on indemnification herein, (F) the Securityholder Representative or Parent, as applicable, does not agree in writing that the Indemnifying Securityholders or Parent, as applicable, is obligated to pay for any Losses arising from or related to such Third-Party Claim (subject to the limitations on indemnification set forth in Section 8.4), or (G) the Third-Party Claim involves a customer, supplier or other material business relationship of the Company, then the Indemnified Party shall have the right to defend, subject to the indemnification obligations of the Indemnifying Securityholders or Parent, as applicable, the Third-Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party to a final conclusion or settled, subject to the limitations on settlement by the Indemnified Party set forth in this Agreement and subject to the other terms, conditions and limitations of the indemnification obligations of the Indemnifying Securityholders or Parent, as applicable, under this Agreement.

8.8   Escrow Funds. As soon as reasonably practicable following the Expiration Date, Parent and the Securityholder Representative shall, subject to Section 8.9, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver the remaining Escrow Funds less the portion of the Escrow Funds having a value equal to the amount that Parent reasonably determines may be necessary to satisfy all unresolved, unsatisfied Claims specified in any Claim Notices delivered to the Securityholder Representative before the Expiration Date (collectively, “Unresolved Claims”, and such amount determined by Parent, the “Unreleased Escrow Amount”) to the Paying Agent, for further distribution of such funds to the Company Securityholders in accordance with the applicable Future Payment Allocation Schedule.  If there are any Unresolved Claims as of the Expiration Date, then the Escrow Agent shall retain the Unreleased Escrow Amount until all such Claims have been resolved and all amounts owed to the Company Securityholders satisfied therefrom, at which time Parent shall cause the remaining portion of the Unreleased Escrow Amount, if any, to be delivered to the Company Securityholders in accordance with the applicable Future Payment Allocation Schedule.

8.9   Payment of Escrow Funds.  With respect to any portion of the Escrow Funds to be released to Company Securityholders pursuant to Section 8.8, if any Company Securityholder has not satisfied the Payment Condition prior to the date on which a portion of the Escrow Funds is to be released or paid to such Company Securityholder, then any portion of the Escrow Funds that would otherwise be released or paid to such Company Securityholder shall be held by Parent or the Paying Agent, without interest, until such Company Securityholder satisfies the Payment Condition.

8.10   Tax Consequences of Indemnification Payments.  All payments (if any) made to an Indemnified Party pursuant to any indemnification, compensation or reimbursement obligations under this Article 8 or pursuant to Article 9 will be treated as adjustments to the Total Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.

8.11   Exclusive Remedy.  Following the Closing, except for (a) claims for Fraud and (b) claims for equitable relief, the rights to indemnification, compensation and reimbursement under this Article 8 shall be the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Securityholders or Parent, as applicable, with respect to breaches of the representations, warranties, covenants and agreements set forth in this Agreement.  Nothing in this Section 8.11 shall be deemed to limit the rights or remedies of any Indemnified Party under any Contract, other than this Agreement, entered into by Parent or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby, including any Joinder Agreement or any other agreement contemplated hereby.

8.12   Appointment of Securityholder Representative.

(a)          By voting in favor of the adoption of this Agreement, executing and delivering a Joinder Agreement or participating in the Merger and receiving the benefits thereof, including any consideration payable hereunder, each Indemnifying Securityholder shall be deemed to have approved the designation of and hereby designates the Securityholder Representative, as of the Closing, as the representative of the Company Securityholders and as the attorney-in-fact and agent for and on behalf of each Indemnifying Securityholder with respect to Claims under this Article 8 and the taking by the Securityholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Securityholder Representative in connection with this Agreement and any related agreements, including the exercise of the power to: (i) give and receive notices and communications (on behalf of itself or any other Indemnifying Securityholder) relating to this Agreement or any of the transactions and other matters contemplated hereby, including, for the avoidance of doubt, notifying the Advisory Committee (as defined in that certain Engagement Letter by and among the Securityholder Representative and certain Indemnifying Securityholders) in respect of transactions and other matters contemplated hereby that materially affect the rights and obligations of the Company Securityholders (ii) authorize Parent and any other applicable Indemnified Party to be indemnified, compensated or reimbursed for Losses, including through the permanent retention by Parent of all or any portion of the Indemnity Escrow Amount, set-off against Earnout Consideration or direct recovery from Indemnifying Securityholders, in satisfaction of Claims by Parent or any other Parent Indemnified Party pursuant to this Article 8 (including by not objecting to such Claims), (iii) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to (A) Claims by Parent or any other Indemnified Party pursuant to this Article 8 or (B) any dispute between any Parent Indemnified Party and any such Company Securityholder, in each case, relating to this Agreement or any of the transactions or other matters contemplated hereby and (iv) take all actions necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing.  The Securityholder Representative shall have authority and power to act on behalf of each Company Securityholder with respect to the disposition, settlement or other handling of all Claims under this Article 8 and all rights or obligations arising under this Article 8.  The Company Securityholders (including each of the Indemnifying Securityholders) and their respective successors, heirs, estates and assigns shall be bound by all actions taken and documents executed by the Securityholder Representative in connection with this Article 8, and Parent and the other Parent Indemnified Parties shall be entitled to rely on any action or decision of the Securityholder Representative.  The Indemnifying Securityholders recognize and intend that the power of attorney granted in this Section 8.12(a) and the powers, immunities and rights to indemnification granted to the Securityholder Representative hereunder: (1) are coupled with an interest and are irrevocable; (2) may be delegated by the Securityholder Representative; and (3) shall survive the death, incapacity, dissolution, liquidation, bankruptcy or winding up of each of the Company Securityholders (including each of the Indemnifying Securityholders) and shall be binding on any successor thereto.  Each Company Securityholder (x) agrees that all actions taken by the Securityholder Representative under this Agreement shall be binding upon such Company Securityholder and such Company Securityholder’s successors as if expressly confirmed and ratified in writing by such Company Securityholder and (y) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement. The Securityholder Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Securityholder Representative may engage attorneys, accountants and other professionals and experts.  The Securityholder Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Securityholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith.  Parent may conclusively rely, without independent verification or investigation, upon any action of the Securityholder Representative as being the binding decision or action of the Indemnifying Securityholders, and Parent shall not be liable to any Company Securityholder or any other Person for any actions taken or omitted from being taken by them or by Parent in accordance with or reliance upon any decision or action of the Securityholder Representative.  The Person serving as the Securityholder Representative may resign at any time, and may be replaced from time to time by the holders of a majority in interest of the Total Merger Consideration payable to the Company Securityholders.  No bond shall be required of the Securityholder Representative.  Notices or communications to or from the Securityholder Representative shall constitute notice to or from each of the Company Stockholders.

(b)          The Securityholder Representative will incur no Liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Securityholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Securityholders shall indemnify the Securityholder Representative against any reasonable, documented, and out-of-pocket losses, Liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Securityholder Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Company Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Company Securityholders; provided, that while the Securityholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on Liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or the termination of this Agreement.

(c)          The Securityholder Representative represents and warrants to Parent and Merger Sub as of the Agreement Date and as of the Closing Date as follows: (i) the Securityholder Representative is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite limited liability company power and authority to execute and deliver this Agreement and any other applicable Contract, instrument or document contemplated hereby and to perform its obligations hereunder and thereunder, (ii) the execution, delivery and performance by the Securityholder Representative of this Agreement and any other applicable Contract, instrument or document contemplated hereby have been duly and validly authorized by the Securityholder Representative and no other act or proceeding on the part of the Securityholder Representative is necessary to authorize the execution, delivery or performance of this Agreement or any other applicable Contract, instrument or document contemplated hereby, (iii) this Agreement and any other applicable Contract, instrument or document contemplated hereby has been duly executed and delivered by the Securityholder Representative and constitutes a valid and binding obligation of the Securityholder Representative, enforceable in accordance with its terms (subject to the laws of agency) and (iv) neither the execution, delivery or performance of this Agreement or any other applicable Contract, instrument or document contemplated hereby by the Securityholder Representative nor the consummation of the Merger will conflict with, or result in a termination, breach, impairment or violation of, the organizational or other governing documents of the Securityholder Representative.

(d)          The Securityholder Representative shall use the Expense Fund to pay any expenses incurred by the Securityholder Representative in fulfilling its obligations in connection herewith and shall deliver any remaining balance of the Expense Fund to the Paying Agent for further delivery to the Indemnifying Securityholders upon completion by the Securityholder Representative of its duties in connection herewith, with each Indemnifying Securityholders to receive his, her or its applicable Per Share Future Payment, if any, in respect of such distribution of such portion of the Expense Fund in accordance with the applicable Future Payment Allocation Schedule.  The Company Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings.  The Securityholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct.  For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Indemnifying Securityholders at the time of Closing.

9.    TAX MATTERS

9.1   Tax Returns. Parent shall cause the Company and its Subsidiaries to prepare and timely file all Tax Returns for a Pre-Closing Tax Period or Straddle Period that are due after the Closing Date (the “Parent Prepared Returns”) in a manner consistent with past practice of the Company unless otherwise required by applicable Law. Each Parent Prepared Return that is an income Tax Return shall be submitted to Securityholder Representative for its review and comment at least twenty (20) days prior to the due date of such Parent Prepared Return (taking into account applicable extensions). Parent shall incorporate any reasonable comments made by the Securityholder Representative in such Parent Prepared Return prior to filing. In the event the Securityholder Representative and Parent cannot resolve a dispute with respect to this Section 9.1, the dispute shall be referred to the Independent Accountants in a manner consistent with the procedures set forth in Section 2.13(d).

9.2   Tax Contests. Each party hereto shall notify each other after acquiring knowledge of any inquiry, claim, audit, assessment, proceeding or similar event with respect to any Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period (any such inquiry, claim, audit, assessment, proceeding or similar event, a “Tax Contest”). Any failure to so notify the Securityholder Representative of any Tax Contest shall not relieve the Company Stockholders of any Liability with respect to such Tax Contest except to the extent that such failure shall have materially prejudiced the defense of such Tax Contest. Parent shall control any Tax Contest; provided, however, that, with respect to any Tax Contest that would be reasonably expected to result in material Pre-Closing Taxes for which the Company Securityholders are liable, (i) Parent shall keep the Securityholder Representative reasonably informed of the progress of such Tax Contest, (ii) the Securityholder Representative shall be permitted to fully participate in any such Tax Contest at the Company Stockholders’ expense and (iii) Parent shall not settle, compromise or abandon such Tax Contest without the Securityholder Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In the event of a conflict between this Section 9.2 and Section 8.7, this Section 9.2 shall control.

9.3   Cooperation.  Parent and the Securityholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Parent, the Company and the Securityholder Representative shall each retain all books and records in their possession with respect to Taxes for a period of at least seven (7) years following the Closing Date.  Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Securityholder Representative be entitled to review or otherwise have access to any Tax Return, or information related thereto, of Parent or its Affiliates (other than Tax Returns of the Company for Pre-Closing Tax Periods).

9.4   Straddle Period. In the case of any Taxes of the Company or any of its Subsidiaries that relate to a Straddle Period, (i) the amount of any Taxes based on or measured by income or receipts, sales or use Taxes, employment Taxes, or withholding Taxes relating to the portion of the Straddle Period ending on and including the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership, other pass through entity or any non-U.S. entity owned by the Company or any of its Subsidiaries shall be deemed to terminate at such time), and (ii) the amount of any other Taxes for a Straddle Period that relates to the portion of the Straddle Period ending on and including the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

9.5   Transfer Taxes.  Any transfer, stamp, documentary, sales, use, registration, VAT and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Company Stockholders.  The Company Stockholders agree to file or cause to be filed in a timely manner all necessary documents (including all Tax Returns) with respect to all such amounts for which the Company Stockholders are so liable.  The Company Stockholders shall provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid by the Company Stockholders.

9.6   Post-Closing Tax Actions. From and after the Closing, unless otherwise required by applicable Law, Parent and its Affiliates shall not, and shall not cause or permit the Company or any of its Subsidiaries to, (i) amend any Tax Return of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period, or initiate any voluntary disclosure agreement, engage in any voluntary compliance procedures or make any other similar voluntary contact with any Governmental Authority with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (ii) make any Tax election with respect to the Company or any of its Subsidiaries that has effect for any Pre-Closing Tax Period, including any election under Section 338 of the Code or similar election, or (iii) waive or extend the period applicable to any claim or assessment of Taxes or Tax Returns of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, in each case without the prior written consent of the Securityholder Representative, which consent will not be unreasonably withheld, conditioned or delayed.

10.    MISCELLANEOUS

10.1   Governing Law; Jurisdiction; Venue.  This Agreement shall be governed and construed in accordance with the internal Laws of the State of Delaware, irrespective of its conflicts of law principles and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware) for any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware; provided that a judgment rendered by such court may be enforced in any court having competent jurisdiction.  The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.8 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.  With respect to any particular action, suit or proceeding, venue shall lie solely in the courts of the State of Delaware in accordance with this Section Article 10, and the parties hereby agrees to waive any objection to such venue of any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby.

10.2   Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent or to any Person who acquires all or substantially all of the assets of Parent or a majority of the outstanding voting securities of Parent (whether by merger, consolidation, share purchase or otherwise) without the prior consent of any other party hereto.

10.3   Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be declared invalid, illegal or unenforceable, then the remainder of this Agreement shall remain in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the maximum extent permitted by Law, the original economic, business and other purposes of the void or unenforceable provision.

10.4   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

10.5   Other Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy for any such damage.  The parties hereto agree that the parties shall be entitled to equitable relief by way of an injunction or injunctions, specific performance or otherwise (without posting a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.6   Amendments and Waivers.

(a)          This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and Merger Sub; provided, however, that after the receipt of Written Consents constituting the Stockholder Approval, no amendment shall be made that requires further approval by the Company Stockholders under the DGCL without obtaining such requisite approval.

(b)          At any time prior to the Effective Time, the Company (in the case of Parent or Merger Sub) or Parent (in the case of the Company), and at any time after the Effective Time, the Securityholder Representative (in the case of Parent or the Surviving Corporation) or Parent (in the case of the Securityholder Representative), may, to the extent not legally prohibited, (i) extend the time for the performance of any of the obligations or other acts of the other party hereunder, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.  No single or partial exercise by a party hereto of its rights under this Agreement will be deemed to preclude any other or further exercise of such party’s rights under this Agreement.

10.7   Expenses.  Except as otherwise expressly provided herein, whether or not the Merger is successfully consummated, each party shall bear its own respective legal, accounting, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby, it being the intention of the parties that if the Merger is consummated, the Unpaid Transaction Expenses be taken into account in calculating the Initial Merger Consideration as set forth herein and, to the extent not so taken into account, shall be Losses for which Parent is entitled to be indemnified, compensated and reimbursed for under Article 8.

10.8   Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express overnight service.  Such notices and other communications shall be effective and be deemed delivered and received (a) upon receipt if hand delivered, (b) on the date of transmission if transmitted by facsimile or electronic mail by 5:00 p.m. (Pacific time) on a Business Day, otherwise on the next Business Day after transmission, (c) three (3) Business Days after mailing if sent by mail, and (d) one (1) Business Day after dispatch if sent by overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.8:

If to Parent or Merger Sub:

ReWalk Robotics Ltd.
3 Hatnufa Street, Floor 6
Yokneam Ilit, Israel

Attention:	Larry Jasinski, Chief Executive Officer
E-Mail:	larry.jasinski@rewalk.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
One Commerce Square
2005 Market Street, 32nd Floor
Philadelphia, PA 19103

Attention:	Rachael Bushey, Jennifer Porter and Laura Umbrecht
E-Mail:	RBushey@goodwinlaw.com, JPorter@goodwinlaw.com and LUmbrecht@goodwinlaw.com

If to the Company:

AlterG, Inc.
48368 Milmont Dr.
Fremont, CA 94538

Attention:	Charles Remsberg, Chief Executive Officer
E-Mail:	cremsberg@alterg.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich and Rosati
650 Page Mill Rd
Palo Alto, CA 94304
Attention: Scott Murano
Email:  smurano@wsgr.com

If to the Securityholder Representative:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
E-Mail: deals@srsacquiom.com

10.9   WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10   Interpretation; Rules of Construction.  The terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the Company Disclosure Schedule and the Annexes, Exhibits and Schedules hereto), and when a reference is made in this Agreement to Annexes, Exhibits, Schedules, Sections or Articles, such reference shall be to an Annex, Exhibit or Schedule to, or Section or Article of, this Agreement, respectively, unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The words “asset” or “property” shall be construed as having the same meaning and effect and to refer to any and all assets and properties, real and personal, tangible and intangible.  When a reference is made to a specific law, act or statute, such reference shall include any regulations promulgated thereunder.  Any agreement, instrument or statute defined or referred to herein means such agreement, instrument, or statute, in each case, as from time to time amended, modified or supplemented (in the case of agreements or instruments, if permitted under this Agreement), including in the case of statutes by succession or comparable successor statutes; provided that any reference to any agreement or instrument on the Company Disclosure Schedule or on any Schedule to this Agreement shall not refer to any amendment, modification or supplement thereto unless expressly set forth in the Company Disclosure Schedule or such other Schedule.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The terms defined herein have the meanings assigned to them in this Agreement and include plural as well as the singular.  Accounting terms not otherwise defined have the meaning assigned to them in accordance with GAAP.  Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.  Unless stated otherwise, the terms “dollars” and “$” shall mean United States dollars.  Any action required by the terms hereof to be taken on a specific day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period specified herein is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day.  Any reference to any document or information having been “made available” by the Company shall only include any such document or information that has been posted in the Virtual Data Room and as to which Parent and its Representatives have been provided written notice and full access by 5:00 p.m. Eastern Time on the third (3rd) Business Day prior to the execution of this Agreement and that has remained available to Parent and its Representatives through the Closing.

10.11   Company Disclosure Schedule.  The parties agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of the Company that are contained in any other Section of Article 3, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of a disclosure, without any independent knowledge of the subject matter thereof or the contents of any documents referenced therein, that such exception or disclosure is applicable to such other section or subsection.  For all purposes of this Agreement, each disclosure set forth in a particular section or subsection of the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in the corresponding section or subsection of this Agreement.

10.12   Agreement Binding on the Parties; Third-Party Beneficiary Rights.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement is intended to or shall confer upon any other Person (other than the Indemnified Parties) any legal or equitable rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

10.13   Public Announcement.  Parent may issue such press releases, and make such other public announcements and disclosures relating to this Agreement, the Merger or the other transactions contemplated hereby as it determines are required under applicable securities Laws or regulatory or stock exchange rules or as it deems otherwise appropriate. Neither the Company nor the Securityholder Representative shall, and each shall cause its respective Affiliates and Representatives not to, issue any press releases or make any public announcements or disclosures relating to this Agreement, the Merger or the other transactions contemplated hereby without Parent’s prior written consent.

10.14   Confidentiality.

(a)          The parties acknowledge that the Company and Parent previously have executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms until the Effective Time, at which time, and without further action by any party hereto, it shall terminate and be of no further force and effect; provided that nothing in the Confidentiality Agreement shall be deemed to restrict Parent’s rights under Section 10.13.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)          The Securityholder Representative hereby agrees to hold this Agreement and the transactions contemplated hereby, and all information received by the Securityholder Representative with respect hereto or thereto or in connection herewith (including any information obtained with respect to any Claims), in confidence and not disclose the existence or terms hereof or any such information to any third party (other than as required by law or to the Indemnifying Securityholders or legal counsel, advisors and representatives of the Securityholder Representative, in each case solely to the extent necessary to perform its obligations hereunder and only if such Persons are subject to an obligation to keep such information confidential).

10.15   Entire Agreement.  This Agreement, the Exhibits and Schedules hereto, the Company Ancillary Agreements, the Company Disclosure Schedule, the Parent Ancillary Agreements, the Confidentiality Agreement and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto or thereto.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.16   Waiver of Conflict of Interest; Privileged Communications.

(a)          Recognizing that Wilson Sonsini Goodrich & Rosati, P.C. (the “Firm”) has acted as legal counsel to the Securityholder Representative and its Affiliates and the Company and its Subsidiaries prior to the Closing, and that the Firm intends to act as legal counsel to the Securityholder Representative and its Affiliates (which will no longer include the Company) after the Closing, each of Parent, Merger Sub and the Surviving Corporation hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with the Firm representing the Securityholder Representative or its Affiliates (or any of the Company Securityholders) after the Closing as such representation may relate to Parent, Merger Sub, the Surviving Corporation or the transactions contemplated hereby (including in respect of litigation, including litigation adverse to Parent, Merger Sub or the Surviving Corporation), and hereby consents to any such representation. In addition, all communications involving attorney-client confidences between the Securityholder Representative, its Affiliates or the Company, on the one hand, and the Firm, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby and the sale process related hereto (the “Acquisition Engagement”) shall be deemed to be the attorney-client confidences that belong solely to the Securityholder Representative and its Affiliates (and not the Company). Accordingly, the Surviving Corporation shall not have access to any such communications, or to the files of the Firm relating to the Acquisition Engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Securityholder Representative and its Affiliates (and not the Company) shall be the sole holders of the attorney-client privileges with respect to the Acquisition Engagement, and the Company shall not be a holder thereof, (ii) to the extent that files of the Firm in respect of the Acquisition Engagement constitute property of the client, only the Securityholder Representative and its Affiliates (and not the Company) shall hold such property rights and (iii) the Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications of files to the Company by reason of any attorney-client relationship between the Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arise between Parent and the Surviving Corporation, on the one hand, and a third party (other than a party to this Agreement), on the other hand, after the Closing, the Surviving Corporation may assert any attorney-client privilege to prevent disclosure of any such communications with the Firm to such third party; provided, that the Surviving Corporation may not waive such privilege without the prior written consent of the Securityholder Representative (not to be unreasonably withheld, delayed or conditioned).

(b)          Parent, on behalf of itself and its Affiliates (including, after the Closing, the Company) further covenants and agrees that each shall not assert any claim that the Company may have in its capacity as a client against the Firm in respect of legal services provided to the Company or its Affiliates prior to the Closing by the Firm in respect of the Acquisition Engagement, it being agreed that any such claims belong solely to the Securityholder Representative and its Affiliates, and not the Company.

(c)          From and after the Closing, the Surviving Corporation shall cease to have any attorney-client relationship with the Firm in respect of the Acquisition Engagement or otherwise, unless and to the extent the Firm is expressly engaged in writing by Parent or the Surviving Corporation after the Closing.

[Signature Pages Follow]

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

PARENT

REWALK ROBOTICS, INC.

By:	/s/ Larry Jasinski
Name: Larry Jasinski
Title: Chief Executive Officer, Secretary

MERGER SUB

ATLAS MERGER SUB, INC.

By:	/s/ Larry Jasinski
Name: Larry Jasinski
Title: President, Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

COMPANY

ALTERG, INC.

By:	/s/ Charles Remsberg
Name: Charles Remsberg
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

SECURITYHOLDER REPRESENTATIVE

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Corey Quinlan
Name: Corey Quinlan
Title: Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]